AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 3, 2007

REGISTRATION NO. 333-137321

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO.2 TO

FORM SB-2/A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

VERTICAL BRANDING, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	5960	13-3579974
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

16000 Ventura Blvd., Suite 301

Encino, California 91436

(Address and Telephone Number of

Principal Executive Offices and Principal Place of Business)

Nancy Duitch

Chief Executive Officer

16000 Ventura Blvd., Suite 301

Encino, California 91436

(818) 926-4900

(Name, Address and Telephone Number

of Agent for Service)

Copies to:

Peter Hogan, Esq.

Richardson & Patel, LLP

10900 Wilshire Boulevard

Suite 500

Los Angeles, California 90024

(310) 208-1182

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement as determined by market conditions.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT VERTICAL BRANDING, INC. FILES WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION

PROSPECTUS DATED JULY 3, 2007

PROSPECTUS

3,600,000

SHARES OF COMMON STOCK

OF

VERTICAL BRANDING, INC.

This prospectus covers the sale of up to 3,600,000 shares of common stock (the “Common Stock”) of Vertical Branding, Inc. by the selling shareholders (the “Selling Shareholders”) identified in this prospectus under the section titled “Selling Shareholders.” All of the 3,600,000 shares of Common Stock registered hereby are issuable to the Selling Shareholders upon the conversion of certain convertible debentures. We will not receive any proceeds from the sale of the shares by any Selling Shareholders. We have agreed to bear all expenses of registration of the Common Stock offered hereby under federal and state securities laws.

Our Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “VBDG.”  The last reported sale price of the Common Stock as reported on the OTCBB on July 2, 2007, was $0.75 per share.

The Selling Shareholders, directly or through agents, brokers or dealers, may sell the shares of Common Stock offered hereby from time to time on terms to be determined at the time of sale

See the section of this document titled “Risk Factors” beginning on page 2 for certain factors relating to an investment in the shares of Common Stock offered hereby.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE COMMON STOCK OFFERED HEREBY OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 3, 2007.

 PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our consolidated financial statements and the related notes. References in this prospectus to "the company," "we," "us" and "our," unless otherwise indicated, mean Vertical Branding, Inc. and its subsidiaries.

We are a consumer products branding, marketing and distribution company.  Our business consists primarily of the development or exclusive license of beauty, personal care, fitness and/or household consumer products and brands which we bring to market and sell to consumers in various ways and through various outlets.  We sell directly to consumers by advertising on television, in print media, on the Internet, and occasionally on the radio, as well as through telemarketing and mass mailing.  We also sell our products on a wholesale basis to third parties such as national retail chains, home shopping channels, catalogue proprietors, and international distributors.  We endeavor to develop or license products that we believe will appeal and deliver value to our target audience, which is essentially the mass consumer market.  Our selection of products depends on many factors and criteria, chief among which is the suitability of a particular product to the way in which, and the channels through which, we market and sell.  We are currently marketing and selling twelve (12) products which we own and nine (9) products to which we have exclusive licenses or distribution rights.  Additional information about out products, our marketing and sales, and other aspects of our business can be found in the section of this document titled “The Company” beginning on page [11].

With our acquisition of Worldwide Excellence, Inc. (“WWE”) in November of 2005, we experienced a change in control with the two former stockholders of WWE becoming the owners of in excess of a majority of our outstanding common stock.  We also experienced a shift in the primary nature of our business to that of the consumer products business briefly described above.  Prior to acquisition, WWE was a private company whose business was founded in 2001.  Under applicable accounting rules, our financial statements for periods prior to November 29, 2005, reflect the results of WWE alone.

In August of 2006, our business was further transformed by our acquisition of the consumer products division of Adsouth Partners, Inc.  In addition to expanding our portfolio of consumer products, this acquisition resulted in our succession to Adsouth’s network of independent retail sales representatives and vendor relationships with various national retail chains.  WWE had historically sold to retail outlets, if at all, through distributors as opposed to being a vendor of record directly with the retail chains.  With the Adsouth acquisition, we began reporting our sales to retail accounts as a separate segment which we refer to as “Retail Distribution.”  Additional information about each of the WWE and Adsouth acquisitions can be found in the section of this document titled “The Company” under the subheading “Development of the Business” beginning on page [11].

 At the time of the Adsouth acquisition, we also consummated a financing transaction in which we sold convertible notes in the aggregate principal amount of $5.775 million, and warrants to purchase up to 3 million shares of our common stock, for net financing proceeds of approximately $5.4 million.  We agreed, in connection with the sale of the notes and warrants, to register shares of common stock into which the notes are convertible.  We filed the registration statement that is part of this prospectus pursuant to that agreement.

We incurred fiscal year losses in 2005 and 2006 of approximately $2.6 million and $2.8 million respectively, on respective period revenues of approximately $8.1 million and $23.1 million.  However, for our two most recently concluded fiscal quarters (the six month period ended March 31, 2007), which were the first two full fiscal quarters since we closed the Adsouth acquisition and the convertible debt financing, we reported profits of approximately $0.8 million on approximately $23.5 million in revenue.  Additional information about our financial results can be found in the section of this document titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page [29].

ABOUT THE OFFERING AND THIS PROSPECTUS

This prospectus covers the resale of up to 3,600,000 shares of Common Stock by the Selling Shareholders identified in this prospectus under the section of this document titled “Selling Shareholders.”  We will not receive any proceeds from the resale of shares by any Selling Shareholders.  See “Use of Proceeds.”  We have agreed to bear all expenses of registration of the Common Stock offered by this prospectus.  The shares shown in the table identifying the Selling Shareholders are 3,600,000 shares of Common Stock registered on behalf of Gottbetter Capital Master, Ltd. in accordance with the terms of the Securities Purchase Agreement and the Registration Rights Agreement we executed on August 2, 2006 in conjunction with the sale of 10% secured convertible notes.

Below please find a comparison of the number of shares underlying the convertible debt and warrants held by the selling shareholder to those held by persons other than the affiliates of the issuer, affiliates of the selling stockholder and persons with whom the selling stockholder has a contractual relationship regarding the transaction.

Number of shares underlying the convertible debt and warrants held by the selling shareholders	3,600,000
Number of shares held by persons other than the affiliates of the issuer, affiliates of the selling stockholders and persons with whom the selling stockholders has a contractual relationship regarding the transaction	13,534,032

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process.  Under the shelf registration process, the Selling Shareholders may, from time to time, sell the Common Stock described in this prospectus.  We may prepare a prospectus supplement at any time to add, update or change the information contained in this prospectus.  This prospectus does not contain all the information you can find in the registration statement or the exhibits filed with or incorporated by reference into the registration statement.  You should read this prospectus and any prospectus supplement together with the registration statement, the exhibits filed with or incorporated by reference into the registration statement and the additional information described under the section of this document titled “Where You can Find More Information.”

RISK FACTORS

Our business, financial condition and operating results, or the value of any investment you make in the stock of our  Company, or both, could be adversely affected by any of the factors listed and described below.  These risks and uncertainties, however, are not the only ones that we face.  Additional risks and uncertainties not currently known to us, or that we currently think are immaterial, may also impair our business operations or the value of your investment.

We have a limited operating history.

We have a limited operating history upon which an evaluation of our prospects can be based. Our prospects for financial success must be considered in light of the risks, expenses and difficulties frequently encountered by companies in relatively new and rapidly evolving markets, and by companies employing new or unproven approaches to reaching established markets.  The period of time for which information is available about our financial performance may make an investment in the stock of our company more speculative in nature than in that of a company with a longer operating history and record of performance.

We have only recently achieved modest profitability on a quarterly basis, we have incurred losses for our two most recently concluded fiscal years, and our inability to remain profitable through sales of products we have introduced and expect to introduce onto the market could cause us to go out of business and for you to lose your entire investment.

Of our past nine (9) fiscal quarters, we generated net income in only our two most recently concluded quarters, in the aggregate amount of approximately $800,000.  We incurred losses for the full years ended December 31, 2006 and 2005 of approximately $2.76 million and $2.58 million, respectively.  The accumulated deficit as of March 31, 2007 was approximately $5.7 million.  Our ability to remain profitable and to grow depends upon continuing sales of products we currently have on the market as well as our ability to successfully bring new products to market.  If we fail in either or both of these regards, we may not be able to realize profits and may ultimately go out of business.  Moreover, we cannot provide any assurance that any of our business strategies will be successful or that future growth in revenues or profitability will ever be achieved or, if they are achieved, that they can be consistently sustained or increased on a quarterly or annual basis.

We may require additional funds to operate, develop and expand our business, and if we cannot gain access to such funds on acceptable terms or at all, our ability to operate our business as presently conducted or planned could be materially impaired.

We require significant, up-front cash disbursements to operate our business, most notably in connection with the purchase of product inventory.  Our cash from operations and borrowing capacity under an existing $5 million asset-backed line of credit may be insufficient to grow our business and to capitalize on strategic opportunities as they arise, including with respect to the introduction of products presently in development and the expansion of the market for our existing products.  Our failure to generate cash flow from operations or raise the necessary additional capital could affect our ability to generate revenue and could require us to scale down some or all of our operations.  We are also exposed to interest rate risks under our current credit agreements.  If interest rates rise to a level that renders borrowing under our current line of credit cost-prohibitive, our access to capital could be further limited.  Our need to seek additional financing sooner than we anticipate could also result from any of the following factors:

•

changes in operating plans;
•

acceleration of our business development plans;
•

lower than anticipated sales;
•

increased costs of business development;
•

increased operating costs; or
•

potential acquisitions.

If we need to raise additional capital from equity or debt sources, the provider of such capital may impose limits on our financial and operating flexibility.  We cannot provide any assurance that financing arrangements will be available to the company or, if available, that they will be on acceptable terms.  Furthermore, any additional issuance of equity or equity-related securities would dilute the ownership of our existing stockholders.

If we are unable to adapt to rapid industry change our sales and profitability will be adversely affected.

Both the direct response, or what we refer to as “transactional,” marketing of consumer products, as well as sales of consumer products at retail stores, is characterized by constant new product introductions and other products coming to the end of their market life cycle.  To be successful, we must adapt to our rapidly changing markets.  Our success will depend, in part, on our ability to develop or license marketable products, enhance our existing products and services, and develop new offerings that address the needs of our customers.

Our inability to adequately protect our intellectual property and marketing rights could negatively impact our business.

The protection of our intellectual property rights is, and will continue to be, important to the success of our business.  If the protection of our intellectual property rights is inadequate, our brands and reputation could be impaired and we could lose customers and sales.

The transactional marketing industry is highly competitive and we may be unable to compete effectively.

 The transactional marketing industry is highly competitive, rapidly evolving and subject to constant change and intense marketing by providers of similar products.  We expect that new competitors are likely to join existing competitors in this industry, including the market for continuity programs that we target.  Some of our current competitors are significantly larger and have substantially greater market presence as well as greater financial, technical, operational, marketing and other resources and experience than we do.  In this regard, larger, better-financed competitors may be able to spend more than us, or sustain losses, on advertising media in connection with the rollout of a product under a Continuity program.

The Retail Distribution business is highly competitive and we may be unable to compete effectively

The retail marketplace is highly competitive, rapidly evolving and subject to changes beyond our control such as business consolidations among prospective customers which reduces our market opportunity.  We are presently competing in many cases against larger and better financed competitors who compete in every category of product for limited shelf space.  There is intense competition for shelf space, and there is no guarantee that we will.be able to sell new products into retail on terms that would be economically feasible.  We are competing against competitors who are larger, better financed and able to spend more in trade allowances and other incentives which could reduce our ability to place our products on retail shelf space.

If we are unable to retain our key management personnel our business may be adversely affected.

We are dependent on the efforts of our executive officers and senior management and on our ability to hire and retain qualified management personnel.  The loss of services by any of these individuals could materially and adversely affect our business and our future prospects.  We have entered into three-year employment agreements with Nancy Duitch, our Chief Executive Officer and with Alan Gerson, our President and Chief Operating Officer.  Ms Duitch’s agreement ends in 2008 and Mr. Gerson’s agreement ends in 2009, and there is no assurance that we will be able to retain their services.  Each executive can terminate his or her employment agreement on 60 days’ notice.  We do not have other employment agreements with any of our senior management team, except with our in-house corporate counsel, and with the president of retail distribution sales for our Adsouth Marketing LLC subsidiary.  We believe that our executive officers and members of senior management in many cases possess skills and experience in their respective areas of responsibility that are unique to the business of consumer product marketing and distribution and that, should the need to replace them arise, we might experience difficulty locating and/or retaining persons of similar experience and expertise.  In addition, as a relatively small and entrepreneurial organization with only 27 employees and limited bureaucracy, the impact of the loss of key employees could be disproportionately felt.  We also anticipate that, in order to successfully implement our business strategy, we will be required to recruit and hire additional qualified personnel.  Failure to attract and retain additional qualified personnel, including management personnel who will train and integrate our new employees in addition to their role in continuing to manage our growth strategy could adversely affect us.

Our business entails exposure to product liability claims which, should any such claims arise and regardless of whether such claims have merit, could adversely affect our business and/or financial condition..

We are subject to product liability claims of various kinds, or to claims relating to the efficacy of our products or the accuracy of labeling, warnings, and claims made. We can provide no assurance that we will be able to avoid such claims or that we will be successful in defending any such claims should any arise. Any litigation, regardless of the outcome, would entail significant costs and use of management time, which could impair our ability to generate revenue and profit. In the event that we have liability from a claim relating to any of our products, our insurance may not be sufficient to cover our liability. Although we presently have product liability insurance, it may not be available in the future at a reasonable cost, if at all. We may also be subject to potential claims of infringement of third party intellectual property or similar rights despite our efforts to effectively protect our intellectual property and clear our use of product trade names and marketing materials.

Our dependence upon third parties to supply our products exposes us to various risks.

We do not manufacture any of our products. All of our products are or will be manufactured for us by non-affiliated manufacturers pursuant to purchase orders, and we do not have any long-term agreements with any supplier. We rely upon our suppliers to develop and test their prototypes, and manufacture the products to our standards, subject to our internal quality assurance and third party testing procedures, and to produce a uniform product for us in facilities that comply with applicable laws, to implement adequate quality control procedures and to deliver product to us in a timely manner. The failure of our suppliers to do any of the foregoing could affect both our ability to delivery quality products in a timely manner.  Further, in the event that we change suppliers, there can be no assurance that there will be a smooth transition to a new supplier or that we will not encounter other serious problems in the quality or delivery of products resulting from a change in supplier.

Breaches in our third party Internet network security systems may adversely affect us.

Any breaches to our Internet network security systems could jeopardize the security of our confidential information or that of third parties stored on the network. To date, we have not experienced any breaches of our network but, there can be no assurance that breaches of these Internet network security systems will not happen in the future. Breaches of our network could result in the loss of our customers’ confidential information which would damage our relationship with our customers and harm our business.

If we are unable to attract new customers, retain our present customers, and maintain customer satisfaction, our business will be adversely affected.

Our success and growth in revenues will depend heavily on the extent to which we maintain and expand our customer base for our products. There is no assurance that we will succeed with this endeavor and if we do not attract new customers, retain our present customers, and maintain customer satisfaction, our growth strategy will be adversely affected.

Our business may be adversely impacted by regulation at the local, state, federal and international levels.

We are subject to varying degrees of international, federal, state and local regulation.  Significant consumer protection regulations are imposed at each of these levels.  All transactional marketers are governed by the Federal Trade Commission Act, including the Act’s provisions prohibiting deceptive practices in connection the advertising, marketing, and sale of consumer products.  We make efforts to ensure that our marketing at all times complies with applicable standards. Nevertheless, the commencement of a proceeding against us with respect to one or more of our products could have an adverse effect on our future operations. Any proceeding, regardless of the outcome, would entail significant costs and use of management time, which could impair our ability to generate revenue and profit.

Our business may be adversely impacted by “Headline Risk.”

Adverse publicity generated from, for example, a defective product, a product recall or the commencement of a proceeding by a governmental agency could discourage current customers from continuing to use our products or discourage prospective customers from trying our products.  In addition our suppliers, due to the adverse publicity, may refuse to do business with us.  If any of these situations or other examples of “Headline Risk” occur, our business will be adversely affected.

Since there are a small number of major retail chains for sales of our products, the loss of any of these customers could result in a significant decrease in both revenues and income from our retail distribution business.

Our retail distribution business is accounted for as a separate business segment from our direct response marketing business.  In 2006, 39% and 15% of retail distribution revenues were derived from two customers, the larger of which was WalMart.  If we were to be unable to offer new product to our limited number of large retail distribution customers, we would lose that source of revenue.

We are dependent upon the purchasing and return policies of these discount retailer chains.

Our retail distribution in large part involves the sale of our product to discount chains.  We are subject to their policies on such matters as accepting and scheduling deliveries, payment and returns. In order to sell products to these chains we may have to place reserves against the accounts receivables from these chains, which may impair our ability to operate profitably by reducing our gross margins and increasing our selling, general and administrative expenses. Depending on the retailer and the product, we currently reserve between 5% and 25% of our sales to these discount chains.

If we are not successful in licensing, developing, and marketing products that sell at retail stores, our business will be adversely affected.

Our ability to generate profits in our retail distribution segment is dependent upon a number of factors, including: (i) our ability to maintain our existing shelf space and desirable displays in stores, in face of competition from numerous major and specialty product companies that presently dominate the market for those products; (ii) our ability to price our products at levels that make them attractive to retail customers and enable us to generate a sufficient gross margin to enable us to generate profits from the sales; (iii) the consumer’s response to our products, including their willingness to make repeat purchases; and, (iv) our ability to develop brand recognition by advertising for our products. If we are not able to retain shelf space or if the consumer’s response to our products is not favorable, we may be unable to continue in this business. We cannot assure that we will be successful in generating either adequate shelf space or customer acceptance.

There are risks associated with our ownership and leasing of commercial real estate.

Our controlling ownership interest in an office building and underlying developable land in Granby, Connecticut through our Granby subsidiary entails certain risks associated with commercial real estate generally as well as risk particular to the Granby project. Among these risks are: a limited number of potential tenants and a need for the amount of consolidated office space available at Granby at commercially viable rental rates; the risk that we will be unable to repay or refinance a second mortgage on the property prior to the maturity of a balloon payment of $1.1 million on August 1, 2009; and the risk that an existing adjustable rate mortgage on the property will increase at or after December 31, 2007 to a rate that results in negative cash flow in connection with operation of the Granby building.

RISKS RELATED WITH OWNERSHIP OF OUR SECURITIES

There is currently a limited trading market for our common stock.

Our common stock is quoted on the Over-the-Counter Electronic Bulletin Board.  There can be no assurance that an active trading market will be maintained.  Trading of securities on the Over-the-Counter Electronic Bulletin Board is generally limited and is on a less regular basis than that effected on other exchanges or quotation systems such as NASDAQ, and accordingly investors who own or purchase common stock will find that the liquidity or transferability of the common stock is limited. Additionally, a stockholder may find it more difficult to dispose of, or obtain accurate quotations as to the market value, of common stock. We cannot assure you that our common stock will ever be included for trading on any stock exchange or through any other quotation system (including, without limitation, NASDAQ.

The application of the penny stock rules could adversely affect trading in our common stock.

The trading price of our common stock is currently below $5.00 per share, which causes the open-market trading of our common stock to be a "low-priced" security under the "penny stock" rules promulgated under the Securities Exchange Act of 1934, as amended. The "penny stock" rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors, generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse. In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer's duties in selling the stock, the customer's rights and remedies and certain market and other information. Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer's financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer. The effect of these restrictions will probably decrease the willingness of broker-dealers to make a market in our common stock, decreasing liquidity of our common stock and increase transaction costs for sales and purchases of our common stock as compared to other securities.

Stockholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.

NASD sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the penny stock rules described above, if our stock trades below $5.00 per share, which it currently does, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit the number of participants in the market for our common stock, reducing its liquidity and your ability to buy and sell our stock and having an adverse effect on the market for our shares.

Substantial future sales of our common stock in the public market may depress our stock price.

On February 6, 2007, we filed a registration statement on Form S-8 under the Securities Act of 1933, as amended, to register approximately 2.3 million shares of our common stock underlying options and restricted stock granted to our officers, directors, employees and consultants and approximately 2.7 million shares of common stock reserved for issuance under our 2006 Stock Incentive Plan. These shares, if issued in accordance with these plans, will be eligible for immediate sale in the public market, subject to volume limitations.

As of June 15, 2007, there were outstanding options convertible into approximately 2.3 million shares of our common stock, warrants convertible into approximately 5.6 million shares of our common stock, approximately 1.0 million shares of Series A preferred stock, convertible into approximately 2.0 million shares of our common stock, and debentures that are convertible into approximately 8.3 million shares of our common stock. If our stockholders sell substantial amounts of common stock in the public market, or the market perceives that such sales may occur, the market price of our common stock could fall. The sale of a large number of shares could impair our ability to raise needed capital by depressing the price at which we could sell our common stock.

We do not expect to pay cash dividends on our common stock.

We do not expect to pay dividends on our common stock in the foreseeable future. The payment of dividends, if any, will be contingent upon our revenues and earnings, if any, capital requirements, and general financial condition. The holders of our 10% convertible preferred stock shall to receive, out of funds legally available therefore, cumulative dividends at a rate equal to 10% of the convertible preferred stock’s original issue price, in cash, or at our option, in shares of common stock. As of June 15, 2007, the balance of convertible preferred stock that accrues dividends is approximately $2.0 million. Dividend payments of 5% of the balance are due on November 29 and May 29 annually. Any accrued dividends on the convertible preferred stock must be paid in full before we can pay a dividend on our common stock. Because we do not plan to pay dividends on our common stock, our stock may be less attractive to some investors, which could adversely affect our stock price.

We may raise additional capital through a securities offering that could dilute your ownership interest and voting rights.

Our certificate of incorporation currently authorizes our board of directors to issue up to 100,000,000 shares of common stock and 2,000,000 shares of preferred stock.  As of June 15, 2007, there were approximately 22.2 million shares of common stock outstanding and 1 million shares of preferred stock outstanding. As of June 15, 2007, after taking into consideration our outstanding common and preferred shares, our board of directors will be entitled to issue up to approximately 77.8 million additional common shares and 795,000 preferred shares. The power of the board of directors to issue shares of common stock, preferred stock or warrants or options to purchase shares of our stock is generally not subject to stockholder approval. Under the terms of our senior convertible debt, if the notes are converted in full by the noteholders, we will be required to issue up to approximately 8.4 million shares of common stock assuming conversion at the current floor of $0.69.

We may require additional working capital to fund our business. If we raise additional funds through the issuance of equity, equity-related or convertible debt securities, these securities may have rights, preferences or privileges senior to those of the holders of our common stock. The issuance of additional common stock or securities convertible into common stock by our board of directors will also have the effect of diluting the proportionate equity interest and voting power of holders of our common stock.

We are controlled by our principal stockholders which includes executive officers and directors, and as a result, the trading price for our shares may be depressed and these stockholders can take actions that may be adverse to your interests.

Our executive officers and directors, in the aggregate, beneficially own approximately 41.8% of our common stock including options, convertible preferred stock and warrants held by each executive officer and director that are exercisable within 60 days of June 15, 2007. Two principal stockholders beneficially own approximately 38.2% of our common stock. These stockholders, acting together, or as individuals, have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. In addition, they could dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to our stockholders. This significant concentration of share ownership may also adversely affect the trading price for our common stock because investors may perceive disadvantages in owning stock in companies with controlling stockholders.

Our incorporation documents and Delaware law include provisions which may inhibit a takeover that stockholders consider favorable and which may inhibit an attempt by our stockholders to change our direction or management, each of which could in turn also limit the market price for our stock.

Our amended and restated certificate of incorporation and bylaws contain provisions that could delay or prevent a change in control of our company. These provisions include (i) authority for our board of directors to determine the rights, preferences, privileges and restrictions granted to, or imposed upon, our preferred stock and to fix the number of shares constituting any series and the designation of such series without further action by our stockholders and (ii) advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

In addition, we are governed by the provisions of Section 203 of Delaware General Corporate Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us, which may prevent or frustrate any attempt by our stockholders to change our management or the direction in which we are heading. These and other provisions in our amended and restated certificate of incorporation and bylaws and under Delaware law could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than it would be without these provisions.

New rules, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business.

 We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations which govern publicly-held companies, including, but not limited to, certifications from executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the SEC. If we are unable to attract and retain qualified officers and directors, the management of our business could be adversely affected.

We have not conducted a SOX compliant evaluation of our internal controls over financial reporting, such controls may not be effective, and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business.

We are subject to various regulatory requirements, including provisions of the Sarbanes-Oxley Act of 2002. We, like all other public companies, must incur additional expenses and, to a lesser extent, diversion of our management’s time in our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002, which we currently are not subject to but may initially apply to us in 2007 regarding internal controls over financial reporting. We have not evaluated our internal controls over financial reporting in order to allow management to report on such controls as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC, which we collectively refer to as Section 404. We have never performed the system and process evaluation and testing required in an effort to comply with the management assessment and auditor certification requirements of Section 404.  Our lack of familiarity with Section 404 may unduly divert management’s time and resources in executing the business plan. If, in the future, management identifies one or more material weaknesses, or our external auditors are unable to attest that our management’s report is fairly stated or to express an opinion on the effectiveness of our internal controls, we could experience a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

The market price for our common shares is particularly volatile given our status as a relatively unknown company with a small and thinly-traded public float and limited operating history. The price at which you purchase our common shares may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common shares at or above your purchase price, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility compared to more established issuers, and we expect that our share price will continue to be more volatile than a more established issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a more established issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our limited operating history and limited of profits to date, limited capital to execute our business plan, and uncertainty of future market acceptance for our business strategy and other risks including those set forth above. As a consequence of these enhanced risks, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a more established issuer. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect, if any, that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

FORWARD-LOOKING STATEMENTS

This prospectus, including the sections titled “Summary” and “Risk Factors” and other sections, contains certain statements that constitute “forward-looking statements”. These forward-looking statements include certain statements regarding intent, belief or current expectations about matters (including statements as to “beliefs,” “expectations,” “anticipations,” “Intentions” or similar words). Forward-looking statements are also statements that are not statements of historical fact. Because these statements are based on factors that involve risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. These factors include those set for under the headings “Risk Factors” herein and other risk factors described in our reports filed and to be filed from time to time with the Commission.

The subsequent forward-looking statements relating to the matters described in this document and attributable to us or to persons acting on our behalf are expressly qualified in their entirety by such factors. We have no obligation to publicly update or revise these forward-looking statements to reflect new information, future events, or otherwise, except as required by applicable Federal securities laws, and we caution you not to place undue reliance on these forward looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the Selling Shareholders. We will receive no proceeds from the sale of shares of Common Stock in this offering.

Below please find the information regarding total proceeds received, cash payments to selling stockholder and its affiliates and resulting net proceeds.

Total proceeds received from selling stockholders from the sale of convertible notes	$5,775,400
Cash payments to the selling stockholders and their affiliates	410,664
Net proceeds	$5,364,736

THE COMPANY

Overview

Vertical Branding, Inc., together with its subsidiaries (collectively, “VBI”), is a consumer products branding, marketing, and distribution company operating primarily in two business segments; direct to consumer transactional marketing and retail distribution.  In addition to its consumer products business, VBI’s operations include a third, non-integrated business segment which entails the ownership and leasing of certain real estate holdings in Granby, Connecticut.  References herein to “we” or “our” are intended to mean VBI.  Additional information about our business segments and corporate structure can be found in the sub-section below entitled “Information About Segments and Corporate Structure.”

We strive to be a premier consumer products company by employing what we believe to be a unique, integrated and vertical marketing approach.  Our approach begins with finding or developing high quality products that meet a real need in the marketplace and that appeal to our customer demographic, which is essentially the mass consumer market.  We focus primarily on the personal care, fitness, beauty and household consumer product categories.  Our method of successfully bringing these products to market typically begins with what we refer to as a “transactional marketing” campaign intended to build brand awareness while at the same time generating sales and profits.  Our transactional marketing campaigns are conducted in as many channels of consumer media as are viable for generating immediate sales in response to our product advertisements, including television, print, radio and the Internet.  The fundamental difference between transactional marketing and more conventional brand advertising is that for every dollar we spend on advertising media we expect an immediate, measurable return on investment in the form of sales attributable to that dollar and that advertisement.  A more detailed description of what we mean by transactional marketing, how it works, and how it differs from brand advertising can be found in the sub-section below entitled “Marketing and Sales.”

In addition to the initial product purchase generated during a transactional marketing campaign, our goal is to market products and create product offers that result in an ongoing relationship with a customer that generates what we refer to as “continuity sales.”  Continuity sales are essentially repeat or recurring sales of the product or product peripherals resulting from automatic shipments and billing of such items to the customer at agreed upon, pre-determined intervals.  Continuity sales have the effect of increasing the rate of return on our transactional advertising dollars, increasing the lifetime value of our customer to us, and extending the lifecycle of the products that we bring to market.

A successful transactional marketing campaign and the brand and product awareness that it can generate often makes our products attractive to resellers, which include not only retail chains but also home shopping channels, catalog publishers and international distributors.  An ultimate goal of our transactional marketing campaign is usually to generate wholesale sales of our products to mass market retailers.  Retail distribution sales can often be a multiple of direct to consumer sales for products that are popular and profitable in the transactional marketing format, especially products that have a long retail shelf life.  For this reason, we concentrate on finding or developing products that we believe will not only gain initial retail acceptance, but that will be what we refer to as “evergreen” products, or products that will serve a purpose or fill a need of consumers for years to come.  We currently have products placed with many of the nation’s largest retail outlets, including WalMart, Target, Costco and Bed Bath and Beyond, as well the nation’s major drug chains such as CVS, Brook Eckerds and Walgreens.

Because not all of our transactional marketing products are suitable for retail distribution, and vice versa, and because the underlying economics and other attributes of these two sales channels are meaningfully different from each other, we have chosen to segment the results of our transactional marketing and retail distribution operations in addition to those of our real estate operations.  A description of the revenues that are generated from each of these three business segments can be found below in the section entitled “Products and Services.”

Development of the Business

We were incorporated on May 18, 1990, under the laws of the State of Delaware as PSI Food Services, Inc.  On August 9, 2000, we changed our name to MFC Development Corp.  On October 30, 2006, we changed our name to Vertical Branding, Inc.

As MFC Development Corp., our business consisted primarily of the development, lease and/or sale of certain real property and the provision of specialized financing and other services to medical practices, all conducted through wholly owned subsidiaries.  Our medical financing business was conducted through Medical Financial Corp., which purchased insurance claims receivables from medical practices and provided certain services to those practices.  In addition to Medical Financial Corp., we operated three other subsidiaries, Nexus Garden City, LLC, Nexus Borough Park, LLC, and FRM Court Street, LLC, all of which provided additional management services to certain medical practices.  On the real estate front, our principal projects/holdings included (i) a 65-acre parcel of land in an area known as Hunter Highlands, adjacent to the Hunter Mountain Ski Slopes in the Town of Hunter, Greene County, New York (“Hunter”), which was owned by our wholly owned subsidiary Yolo Equities Corp. (“Yolo”), and (ii) an office building owned by our Gateway Granby, LLC subsidiary, of which we own 49% of the membership interests, containing approximately 52,000 square feet of rentable Class A office space located on 7.7 developable acres in East Granby, Connecticut (“Granby”).  In addition to these projects/holding, Yolo holds a $320,000 second mortgage on the Clubhouse in Hunter, New York, which sale was completed on May 17, 2005 for $320,000, bearing interest at the rate of 8% per annum, commencing on September 1, 2005.  The sale was to a limited liability company that is 20% owned by the wife of Lester Tanner, who was then Chairman of the Board and President of VBI.  Mr. Tanner is still currently a shareholder and is manager of the Company’s real estate held for sale or development.

On August 24, 2004, we sold our continuing service obligations to medical practices and the related future revenue rights of our medical financing business to HealthCare Claims Collections, LLC (“HCCC”) in exchange for an exclusive collection agreement with HCCC with preferential collection rates on the receivables, which we expected to collect over time.  The collection fees that we are required to pay HCCC or its designees, in the case when collections are referred to outside attorneys, was negotiated to be 7.5% of the amount collected, which was approximately 50% of the market rate at that time.  We are also entitled to receive 50% of interest payments that insurance companies are obligated to pay when they lose an arbitration or litigation on improperly denied or delayed medical claims.  Typically, the collection firm or law firm would retain all of the interest as part of their fee.  As a result of this transaction with HCCC, we began treating the medical financing and services portion of our business as a discontinued operation. As of March 31, 2007, the outstanding balance of our receivables was $96,000, net of $35,000 of estimated collection fees.

From the time we sold our collections business to the date of the WWE acquisition, and beyond, our discontinued operations consisted of assisting HCCC in gathering information from our database to allow HCCC to assemble files for litigation and arbitration, as well as to assist clients in the transition from our services to HCCC.

On November 29, 2005, we completed the acquisition of all the issued and outstanding shares of common stock of Worldwide Excellence, Inc., a Delaware corporation (“WWE”), in accordance with the provisions of a certain acquisition agreement dated as of July 29, 2005 (“Acquisition Agreement”) among WWE, WWE’s stockholders, and VBI.  We acquired 100% percent of WWE’s outstanding common stock in exchange for 11,500,000 shares of our common stock.  As a result of the merger, the two former WWE stockholders, and their designees, became the owners of approximately 80% of our outstanding common stock.  This transaction was accounted for as a reverse merger, with WWE being the acquirer for accounting purposes.  Consequently, our historical results of operations became those of WWE.

Prior to acquisition, WWE’s business was in essence what we now refer to as our transactional marketing segment, namely direct marketing of consumer products in the health, beauty, fitness and household categories. The principal products being marketed at the time of acquisition were YouthFactor, an anti-wrinkle cosmetic owned by WWE, and The Body Burner, a tramp-o-lean fitness product licensed from its manufacturer. WWE earned approximately $1.5 million on revenue of $20.7 million  for the fiscal year ended December 31, 2004, and lost, on a pro-forma basis, approximately $1.3 million on $6.6 million in revenue for the nine (9) months ended September 30, 2005. WWE remains a wholly owned subsidiary of VBI through which we conduct our transactional marketing operations.

Simultaneous with our acquisition of WWE, we sold approximately 1.2 million shares of our 10% Convertible Preferred Stock, and warrants to purchase an equal number of shares of our common stock, to roughly 30 investors for total financing proceeds of approximately $2.4 million.

In March of 2006, we sold the Hunter property to Mountaintrail at Hunter, LLC, a New York limited liability company, for $900,000.

On August 1, 2006, we purchased certain assets from Adsouth Partners, Inc. (“Adsouth”) comprising Adsouth's consumer products division and assumed certain liabilities.  We purchased rights to various consumer products and brands as well as succession to Adsouth’s wholesale and retail distribution channels and relationships.  The assets acquired were the inventory, accounts receivable, tangible and intangible personal property, business contracts, licenses and other assets used or held for use by Adsouth in the conduct of its consumer products business unless specifically excluded under the asset purchase agreement.  The liabilities assumed were the accounts payable, obligations under assumed contracts and licenses, accrued expenses and liability for returned goods, each as they relate to the consumer products business of Adsouth, as well as Adsouth’s obligation to repay a demand promissory note in the amount of approximately [$1 million] secured by certain accounts receivable acquired from Adsouth.  The assets associated with Adsouth’s retail distribution operations became what we now refer to as our retail distribution business.  The purchase price for the assets included a cash and stock component.  The cash component included the payment of $1,525,000 at closing in the form of a promissory note (the “Adsouth Note”).  The cash component was subject to adjustment after closing based on the actual value of the Adsouth assets and liabilities acquired.  On January 17, 2007, we determined that the actual value should be reduced by $843,648 to $681,352.  The reduction in the promissory note resulted in an overpayment of the promissory note by $150,000.  The stock component of the purchase price was paid by issuance of 5.5 million shares of our common stock, 750,000 shares of which are being held in escrow to satisfy purchase price adjustment and potential indemnification obligations of Adsouth.

Under the terms of the Adsouth Note, we were required to pay 50% of the outstanding principal upon receipt of financing proceeds in excess of a certain amount, and, therefore, paid $381,250 of the principal on the Adsouth Note on August 2, 2006, and an additional $381,250 of principal on September 19, 2006 (upon the second closing of our convertible debt financing) in satisfaction of this obligation.  The $762,500 balance of the Adsouth Note was being amortized over a twenty-four month period, with interest and $22,875 in principal payable monthly, and an additional payment of $213,500 of principal was due to be paid on September 19, 2007.  The Adsouth Note was convertible into shares of our common stock as follows:

1.

The holder of the Adsouth Note had the right to convert unpaid principal and interest on the note into our common stock upon the occurrence of an event of default at the rate of one share of common stock for each $0.80 of principal and/or interest being converted; and

2.

We had the right to convert outstanding principal and interest on the Adsouth Note into our common stock at the rate of one share of common stock for each $0.695 of principal and/or interest being converted; provided, however, that we may only exercise this right if, at the time of such conversion, the shares of common stock to be so issued shall be subject to a current and effective registration statement or all of such shares may be sold pursuant to Rule 144(k), promulgated under the Securities Act of 1933, or any subsequent similar rule.

On August 2, 2006, we closed a financing transaction in which we sold 10% secured convertible notes to Gottbetter Capital Finance, LLC (“Gottbetter”) to raise $5,775,400 pursuant to a Securities Purchase Agreement of the same date.  We received $2,887,700 upon closing, and received an additional $2,887,700 on September 18, 2006 pursuant to a second note.  We used $762,500 of the proceeds to pay principal on the note payable for the acquisition of the consumer products division of Adsouth Partners, Inc., that was acquired on August 1, 2006.

Information about Segments and Corporate Structure

Operating segments are managed separately and represent separate business units that offer different products and/or serve different markets. Our reportable segments include: (1) direct to consumer transactional marketing, (2) retail distribution, (3) rental and development of commercial real estate, and (4) other, which is comprised of corporate overhead and discontinued operations.  The direct to consumer transactional marketing business and the retail distribution business operate on a national and international basis from our offices in Encino, California and Boca Raton, Florida.  The real estate segment operates in New York and Connecticut from our office in New Rochelle, New York.

We operate our segments through certain subsidiary entities.  Our transactional marketing segment is operated through our wholly owned subsidiary Worldwide Excellence, Inc. (“WWE”).  WWE in turn is the managing member of additional subsidiary entities, the only one of which that currently has significant ongoing operations is Legacy Formulas LLC.  Most of our product licensing, marketing material development and market testing occurs through Legacy Formulas.  Our retail distribution segment is operated through our wholly owned subsidiary Adsouth Marketing LLC, of which Vertical Branding is the managing member.  Finally, our real estate segment is operated through our Gateway Granby LLC subsidiary, of which we own 49% of the membership interests.  We maintain control of Gateway Granby by virtue of an Irrevocable Proxy and Agreement dated November 29, 2005, under which another member of Gateway Granby owning an approximately 12% membership interest has granted us an irrevocable proxy to vote her interest on all matters on which Gateway Granby members are entitled to vote.  The proxy is effective for so long as we maintain our 49% interest.

Products and Services

We are a consumer products branding, marketing and distribution company, with particular focus on the personal care, fitness, beauty and household product categories.  We endeavor to build brands around the products we market.  After successfully branding products via transactional marketing channels, utilizing our strategy of return on investment advertising, we then sell such products to U.S. retail chains through our retail distribution business, as well as wholesale to home shopping channels, shopping catalogue companies, international distributors, and other non-electronic distribution outlets.

Typically, we obtain the exclusive worldwide marketing, distribution and manufacturing rights to a particular product from its inventor, manufacturer or other business representative and we develop the product brand through marketing campaigns that we create and produce.  We also internally develop our own proprietary branded products.  Under our current infrastructure, our staff has the ability to both identify new and or developing market trends within the retail and direct response marketing industry and the ability to create our own brand name and packaging for the products.

As of March 2007, we own the rights to 23 products, of which 7 are currently being marketed, and we have distribution and licensing rights for 12 products, of which 7 are currently being marketed. Most of these products are beauty and houseware products.  Of the 14 products currently being sold, 6 are being marketed directly to consumers through transactional media with the remainder being sold through retail distribution or other wholesale channels and 5 are sold through both transactional media and retail distribution or other wholesale channels.

Transactional Marketing.  In the direct to consumer transactional marketing industry, there are three basic categories of product sales: The Basic Offer; Upsell Offers and Continuity Offers. The basic product is the engine that drives the direct response transaction.  Its features, benefits, advantages and uses, coupled with any bonus items that are included in the Basic Offer, drive the customer to pick up the phone or click on the Internet ad.  Transactional marketing companies typically look for unique products which have an attractive value proposition and a range of attractive features, benefits, advantages and uses.  Upsell Offers are additional product sales opportunities, which are presented to the customer during the actual order-taking process.  They are typically not fully presented in the Infomercial or Commercial, however, during the order-taking process, opportunities to purchase additional quantities of the Basic Product offer, along with opportunities to purchase other products are presented to the customer.  The goal of all transactional marketers is to increase the average revenue per sale through attractive Upsell Offers.  Finally, there are Continuity Offers.  These are also typically presented during the order-taking process and provide an opportunity for the customer to continue to receive additional quantities of the product or Upsell products automatically on a periodic basis at an attractive price.

Retail Distribution.  The following is a list of our current products that are included in our retail distribution:

•

The Dermafresh line of skin care products, which, presently consists of five skin care products: Wrinkles be Gone, Eye Aid, Collagen Blanket, Roll on Collagen and Glycolic Blanket.

•

PEARL Mist is one of the many items in the Starmaker line which is an Anti Wrinkle/Moisturizing Mist, an advanced anti-wrinkle moisturizing treatment used by members of the entertainment industry, for which in August 2006, we obtained an exclusive two year distribution agreement with StarMaker Products for domestic and international distribution. StarMaker Products is a joint effort between director and former Happy Days star, Anson Williams and renowned makeup artist and product developer JoAnna Connell.

•

The E70 brand, a line of products created by Delmar, Inc., which utilize Delmar’s proprietary technology utilized in skin care formulations which incorporates the nutrients included in the whole egg and is used in Delmar’s proprietary L’Avenir products.

•

Hercules Hook, a uniquely designed hook for hanging items on walls, for which in August 2006, we entered into an exclusive three year marketing and distribution rights agreement. We are utilizing direct response veteran Billy Mays to market the Hercules Hook.

•

Extreme Beam - During 2005, Adsouth Partners internally developed and marketed two lines of flashlights branded as the “Extreme Beam Flashlight” and the “Clip Light”, which we acquired as part of the asset purchase agreement.  We have successfully marketed Extreme Beam as a retail SKU (The acronym “SKU” stands for “Stock Keeping Unit” and typically refers to a numeric or alpha-numeric system for tracking inventory with each product or part represented by a unique SKU number or code).

•

Lip Solution – A lip-plumping product.

•

EZ Foldz – A folding step stool.

•

ZorbEEZ™ - a brand of super-absorbent, non-woven, chamois-like cloths for a wide variety of household uses.

We intend to continue acquiring and developing products or marketing rights for products, which may be directly competitive to or potential replacement products for our existing Retail products, as well as developing products which are unrelated to our current product offerings.  In evaluating new products, we focus on several factors, including the potential market for the product, our potential ability to capture market share and/or expand that market, the extent to which we can use our transactional marketing advertising expertise to build the brand and create consumer demand, and whether the product would ultimately lend itself to mass-market retail distribution.  However, we cannot know in advance that we will be able to obtain rights to, and successfully market, any new products.  We periodically review our products to evaluate their ongoing marketability, and we may decide to discontinue any one or more products if we determine that we cannot profitably continue to generate orders and or re-orders in the retail channel.

Real Estate.  We own a forty-nine (49%) percent interest in Gateway Granby, LLC, a limited liability company that owns and operates an office building in East Granby, Connecticut. The office building contains approximately 52,000 square feet of rentable space and is located on 7.7 developable acres.  We maintain control of Gateway Granby by virtue of an Irrevocable Proxy and Agreement dated November 29, 2005, under which another member of Gateway Granby owning an approximately 12% membership interest has granted us an irrevocable proxy to vote her interest on all matters on which Gateway Granby members are entitled to vote.  Due to such voting control, Granby’s financial results are consolidated with our financial results, and the minority voting interests are recorded separately.  We rent approximately 62% of the available office space to principal tenants under multi-year leases.  The remaining 38% of the East Granby Property’s rentable space is currently vacant.  This rentable space has been subdivided into four smaller areas since the space was vacated by the prior tenant in 2005.  This subdivision was completed in March 2006, and is now available for leasing.

Marketing and Sales

Transactional Marketing.   Transactional marketing, also commonly referred to as direct response marketing, is a $323 billion a year industry according to the Electronic Retailing Association, an industry trade group.  The name derives from the nature of a transactional marketing advertisement, the airing or publication of which is intended to elicit an immediate response from, and interaction (or transaction) with, a customer.  The hallmark of a transactional marketing advertisement is that, in addition to informing the consumer about the product, it typically includes a method, such as a toll-free telephone number or website address, through which a viewer of the ad can make a purchase.  A televised, radio or telephonic transactional marketing advertisement would also typically include inducements, such as additional products, discounts or other promotions, intended to encourage a potential customer to respond to the advertisement.

The success or effectiveness of a transactional marketing campaign is usually measured in terms of the amount of product sales generated relative to the cost of the advertising media in which the advertisements ran.  Because advertisements include product purchase information, the ability to track sales generated directly in response to the display of advertisements exists.  This distinguishes transactional marketing from traditional brand advertising where there is not as direct a correlation between spending on advertising and realization of sales.

The direct to consumer transactional marketing industry typically utilizes long form (infomercial) video productions, short-form commercials, print media ads, live home shopping channels, Internet marketing, direct mail, and radio advertising.  Direct marketing is one of the fastest growing segments of the overall “retailing” industry according to the Electronic Retailing Association, an industry trade group.  This marketing medium is a format that produces immediate and measurable results.

Companies who market their products through direct response television typically purchase commercial airtime from local broadcast stations and regional and national cable television operators across the country, either directly or through media buying agencies. Infomercial programs are most commonly run during late night and overnight time periods during the week and throughout the day on weekends.  The availability of time periods for Infomercial messages and short form TV commercials varies from station to station, depending on their programming schedules. The majority of customer purchases occur within the first few hours following the airing of infomercial programs.

We buy media through a media-buying agency specializing in short-form (2 minute) or long-form (30 minutes) infomercials.  Under the terms of the non-exclusive agreement, the media-buying agency obtains, negotiates, arranges, purchases, and otherwise deals with all media placements on television.  The term of the agreement is month-to-month and continues until it is terminated by either party by delivering prior written notice of not less than 30 days.  The media-buying agency is paid a variable commission rate tied to annual expenditures of media and the rates are dependant upon whether we pay for the media in advance or the media-buying agency pays for the media and is reimbursed by us. Typically, the cost of media purchased through a media-buying agency is the same or less than the cost of media purchased directly from a television station or network, because stations and networks provide a discount to media-buying agencies specifically to cover their commissions. As a result, there are no increased costs associated with using a media-buying agency to purchase our television media compared to purchasing the media ourselves.

We, through nonexclusive agreements, out-source: (a) call center operations to specialized call center companies, and (b) the physical fulfillment, order processing and customer service to fulfillment houses.  The call center agreements typically provide no duration or termination provisions unless stated in an addendum.  For each product, we are charged a different percentage of product revenue and/or a fixed per second time charge for the telephone call.  We pay various fees to each fulfillment house.  There are fixed service charge fees and variable fees, which are based on the nature of the fulfillment services performed.  The fulfillment house agreements are typically cancelable according to their individual terms, by either party.

We also purchase media on the Web directly or through agencies and the majority of orders come in directly via online systems, thus reducing call center expenditures.  The fulfillment center also processes these orders.  In addition, we maintain our own websites for each product that is currently active, which are hosted and maintained by third party web services providers.

We also sell products to domestic downstream customers such as HSN, QVC, catalogues and others (such as credit card billing insert marketers).  Through August 1, 2006, the date that we acquired our retail distribution business, we also sold our products to distributors that sold to major retail chains.  We now sell our products directly to the major retail chains, thus eliminating the distributor, enabling us to better manage the pricing and quantity of our orders and increasing our average gross margin for this business segment.

International sales opportunities typically arise once the product has proven to be commercially successful in the US, at which time we might sell the product to an international distributor through non-exclusive agreements, which may be converted to an exclusive agreement if certain minimum sales targets are achieved.  Currently, we do not have any international distributor agreements in effect. There are some 90 countries around the world that can show US infomercials.  We will sell our products to one of four or five reputable international distributors, who then resell the products to sub-marketers who air the infomercials in the individual countries.  We will customarily provide the original infomercial free of charge to the international companies, and profit from the non-returnable sale of the product.  International sales can continue for several years after the end of the US campaign.

The Continuity Model Product Life Cycle.  The life cycle and the economics of amply capitalized Continuity Offers are fundamentally different from that of a one-time sale product.  In the case of the Basic Offer and Upsell sales, we only have one opportunity to generate enough revenue from the customer acquisition through the sale of the Basic Offer and Upsell Offers to make a profit.  In the case of the Continuity Offers, customers acquired through the marketing of the initial Basic Offer, who elect to participate in the Continuity Offer, will often elect to receive the automatic product shipments multiple times.  Since there is no additional cost of acquisition for these Continuity sales, there is generally a higher margin in these subsequent sales than in the Basic Offer and Upsell Offers.  A typical Continuity beauty product offer would generate revenue equal to approximately 127% of the initial sale during the twelve-month period following the initial sale, with the following exemplar retention rates from the initial sale.  Results for individual products can exceed these results, especially in the case of lower priced continuity offers.

In the example below, we look at a sample product  transaction with average revenue of $15 for the initial sale and $43 for each subsequent continuity shipment.  For every $15 we received in revenue from the initial sale, we generated, on average, an additional $54 of revenue during the following twelve-month period, with 91% of this additional revenue coming in the first four months following the initial sale.  These continuity sales serve to increase the average lifetime value of each customer which, in turn, decreases our customer acquisition cost as a percentage of net sales. As a result, we have the ability to choose to acquire customers by accepting a lower return, or even a small loss, on an initial sale, because the subsequent continuity shipments will generate the additional revenues required to achieve profitability.

Average Initial Sale	100.00%		$15.58
Average Continuity Sale			$43.82 Avg. Revenue
	Retention Rates		Per Customer
Continuity Month 1	67.02%	of the initial orders	$ 29.37
Continuity Month 2	26.94%	of the initial orders	11.81
Continuity Month 3	12.22%	of the initial orders	5.36
Continuity Month 4	6.34%	of the initial orders	2.78
Continuity Month 5	3.87%	of the initial orders	1.70
Continuity Month 6	2.52%	of the initial orders	1.11
Continuity Month 7	1.62%	of the initial orders	0.71
Continuity Month 8	1.03%	of the initial orders	0.45
Continuity Month 9	0.65%	of the initial orders	0.29
Continuity Month 10	0.40%	of the initial orders	0.18
Continuity Month 11	0.27%	of the initial orders	0.12
Continuity Month 12	0.16%	of the initial orders	0.07
Cumulative retention	124.55%	Total continuity sales	$53.93

The information contained in the above table is based upon actual sales data and customer retention statistics compiled from our Youth Factor beauty product, comprising 39,765 customer sale transactions which took place from  February 2005 to  December 2006.  Continuity offers vary from product to product and the above is just a sample of how they work, not necessarily indicative of the performance for every continuity offer.

There are two significant advantages in the continuity sales model.  First is the elimination of two major cost elements– media and telemarketing, which increases the margin in the sales of those products significantly.  This is why we have focused on creating Continuity Offers in all new product campaigns.  Of course, not all customers who buy the initial product sign up for continuity, or, even if they do sign up, they do not always stay on the program for multiple continuity cycles.  Over time, with each continuity cycle, more and more customers will drop-off.  The steepest drop-offs occur on the first two cycles; the customers who make it to the third cycle typically very much enjoy the product, and will continue to stay on continuity for the longest periods of time.  The other significant advantage is the longer we continue to offer the Continuity opportunity, the absolute numbers of people enrolled will increase, and the absolute numbers of people accepting each subsequent cycle will increase.  Over time, this importantly impacts the margins and the profitability of the entire Product marketing program.

In order to increase customer retention through each cycle, we actively develop customer retention programs for each Continuity Offer, which can include discounts, free offers, coupons, and other incentives for accepting subsequent continuity cycles.  On a regular basis, retention rates are tracked and analyzed for each Continuity program.

A comparison of revenues generated by one-time product sales, Continuity offers and other revenue in our transactional marketing business for the years ended December 31, 2006 and 2005 and for the three months ended March 31, 2007 and 2006 follows:

	Year ended	Year ended	Three months ended
	December 31,	December 31,	March 31,	March 31,
	2006	2005	2007	2006
One time product	$ 13,685,171	$ 4,525,320	$ 5,882,237	$ 2,783,604
Continuity offers	2,273,844	3,175,515	655,686	832,317
Other revenue	447,302	328,137	206,618	53,418
Total	$ 16,406,317	$ 8,028,972	$ 6,744,541	$ 3,669,339

Retail Distribution.

We market our products to major retailers such as mass merchant, department store, drug store and similar chains. In marketing to these chains we seek to demonstrate that our products meet a consumer need, are priced in a manner that could allow the stores to generate sufficient sales to justify stocking the product and that we are able to provide consistency in our products and timely deliveries.  Our top retailer customers include Wal-Mart, Bed Bath and Beyond, Target, Linens n’ Things, and CVS Pharmacies.

In general, before committing to a major purchase, a chain may test market the product with a modest quantity, and, if the tests show consumer acceptance, increase the size of the order. Because of their buying power, in selling to major retail establishments, we are subject to their policies with respect to such matters as scheduling and delivering of products, payment terms and returns. These policies may result in a net realizable sale price to us which is less that the stated price on the purchase order.

The key to maximizing the success in selling and marketing our retail products is the ability to obtain shelf space, and, whenever possible, obtain space for a display. Typically, displays are used for products which the retailer believes will generate high volume over a relatively short time. We have been able to place major displays for our Dermafresh and Starmaker lines in most major drug chains, and the Hercules Hook line of products with most of our retail accounts. We believe that the ability to place such displays in stores will help the stores to generate sufficient sales to justify product reorders or to place the products in other stores owned or operated by the retailer. However, we cannot assure you that we will be successful in retaining existing or obtaining new shelf space if needed or in placing displays with our retail accounts, or that the placement of products will generate significant additional revenue.

A limited part of our marketing strategy entails selling products on a pay on scan basis to certain retailers, by which we provide the product to the retailer, but do not receive payment until the retailer sells the product. While this strategy has enabled us to obtain more shelf space in major retailers than we would otherwise be able to obtain in the past, we are not selling our most successful products to any retailer who requires a pay on scan relationship.  Rather, we have chosen to supply those stores through a third party distributor who pays upon shipment.  This has allowed us to maintain our retail sales volume and to obtain superior payment terms without some of the risks for returns or exposure to retail allowances. Only a small percentage of our products are currently sold on a pay on scan basis. For the quarter ended March 31, 2007, we sold approximately $80,000 of product on pay on scan terms, which represented 1.35% of revenues from our Retail business segment and 0.62% of total Revenues.

We leverage our advertising for products that are sold through our transactional marketing business. Such advertising includes infomercials, print ads and Internet marketing. We are able to use our transactional marketing capability to introduce new products and test and build customer response to the product. The amount of advertising support in terms of dollar support for the brand is an important factor in obtaining purchase orders from retail store buying departments, who want to be assured that the product will have advertising support that will help support store sales.  Our self-liquidating transactional advertising model allows us to expend significant advertising dollars to build product brands and support retail distribution, since by using such advertising, we typically are able to generate a multiple of our media expense in sales revenues.

By way of example, we believe that the popularity and success of our Hercules Hook product in the transactional marketing format has helped fuel wholesale sales to resellers, including retail stores.  Resellers of the product have viewed the market acceptance achieved in our direct to consumer sales as an indication that the product is one that consumers want to buy at a price they find acceptable.  This, combined with the brand and product awareness that happens when a product is advertised in a significant way, suggest to resellers that they too will be able to profitably liquidate inventory of the product purchased from us on a wholesale basis.

Real Estate.

Our marketing in our real estate activities is limited to working with real estate brokers in connection with leasing of commercial office space.

Competition

Transactional Marketing.

The transactional marketing industry is highly competitive, rapidly evolving, and subject to constant change and intense marketing by providers of similar products.  We expect that new competitors are likely to join existing competitors in this industry, including the market for continuity programs that we target.

There are many small, one-product transactional marketing companies.  As the companies participating in this market are mostly privately held, reliable competitive financial information is not ordinarily available.  The larger competitors are Guthy-Renker, Thane International, Inc., Sylmark, Inc., and Tristar Products, Inc.  The other competitors are either single product companies or dependent solely on TV media sales that involve unpredictable up and down revenue years.  All of the live shopping channels are either public companies or subsidiaries of public companies.

There is a large and growing market for direct to consumer sales.  This growth has been fueled importantly by the rise of the Internet and broadband connectivity which has made the Internet an “always on” household appliance.  The volume of Online sales and advertising continues to rise on a yearly basis, and much of the sales and advertising on the Internet are transactional marketing offers.  The rising cost of television time makes Television media buying a very important and competitive element. The ability to obtain television media at cost effective pricing levels is a critical focus of WWE.

Additional competitive factors in the transactional marketing industry are the ability to license or develop successful products and to successfully build brand and brand awareness though marketing expertise. As Online marketing becomes an increasing part of the transactional marketing equation, the ability to successfully develop and manage Online campaigns will be an increasingly important competitive factor. Extending the lifetime value of the customer by providing effective customer service, database driven relational marketing campaigns and creative Continuity programs are additional important competitive factors.  Lastly, extending the lifecycle of the product introduction through effectively and successfully managing our Retail distribution opportunity is a critical competitive factor in our overall business strategy.

Retail Distribution.

The markets in which our products are sold are highly competitive. Our products compete with products of many large and small companies, including well-known global competitors, such as The Proctor & Gamble Company, Johnson & Johnson, and Revlon, Inc.  Each product that we introduce potentially competes with products marketed by major manufacturers and distributors.  Our success depends on our ability to support our products with advertising, including transactional marketing advertising, promotions and other vehicles to build awareness of our brands, and the efforts of our network of third party retail sales representatives in conjunction with or internal staff and sales management.  We believe this combination provides the most efficient method of marketing for these types of products and bringing them to the attention of retail store buyers.  Product quality, performance, value and packaging are also important competitive factors.  We believe that we gain a certain level of competitive advantage by utilizing cost savings from our transactional marketing business that provides us with a lower overall advertising cost to promote our products.

In marketing our products we also compete with the major companies in seeking shelf space and in placing displays in prime locations within a store. The ability to obtain shelf space and to display our products in the stores is crucial to generating business, especially for products, such as ours, that are not as well known as the products which are manufactured and marketed by some of the largest product marketing companies in the world. After an initial order, retail outlets, especially mass marketing retailers, decide on whether and how much to order and where to display the product in the store based on their perception of the consumer response to the product. Thus, without good shelf space or displays for an initial order, it may be difficult for a new product to generate a favorable consumer response that in turn affects the willingness of the retailer to make further purchases.

Real Estate.

The office building owned by Granby is, as of March 31, 2007, 63% occupied by unrelated tenants. Granby competes with many owners of office buildings in the Northern Hartford, Connecticut area for leasing and lease renewals. The general competitive conditions to which the East Granby Property is subject to is high with respect to both leasing and sales but favorable with respect to mortgage financing.

Suppliers

We do not manufacture any of our products.  In general, our products are manufactured either by third party suppliers or pursuant to purchase orders. We sometimes purchase products for which we have distribution rights from the party who granted us the rights or from its authorized manufacturers. Because some of our product volume is currently low, we may not always be able to take advantage of quantity pricing from those suppliers. To the extent that we are able to increase our volume of products significantly, we actively negotiate to reduce the cost of our products.

Major Customers

We sell to a high number of customers on the transactional marketing side of our business without any significant customer concentration.  Customers for our products on the retail distribution side of our business are generally mass merchandising retail companies, including some of the largest retailers in the United States.  We are subject to their policies on such matters as the time of delivery and payment as well as their cancellation and return policies.  It may be necessary for us to accept less than favorable terms in some cases in order to generate the business.  Our sales representatives and management regularly call on buyers at almost all major national retail chains and major catalog publishers.  With regard to our real estate activities, we have two major tenants occupying approximately 62% of our rentable office space.  These tenants have leases expiring in 2010 with options to extend for additional five-year terms.

Intellectual Property

Transactional Marketing.  When Vertical Branding, Inc., through WWE, obtains the exclusive licensing rights to a product developed by another, i.e., an inventor, the inventor will have ordinarily obtained the requisite trademark, trade dress, copyright, and patent protection for the product in the United States with the United States Patent and Trademark Office (“USPTO”). To the extent that the inventor has not previously obtained such intellectual property protection, we would assist the person to secure such protection.  If we develop a product internally, we are responsible for filing the requisite trademark, trade dress, copyright, and patent protection for the product in the United States with the USPTO. We have many trademarks and we work with inside and outside counsel to create appropriate intellectual property protections.  Our intellectual property, to the extent it is not subject to trademark, copyright or patent protection, is protected through use of confidentiality and non-disclosure agreements. To this end, we require each of our officers and employees to enter into confidentiality agreements. The Intellectual Property for our Transactional Marketing business segment includes product trademarks for Zorbeez™, Wardrobe Wonder™, Perfect Youth™, and Body Burner™, as well as a corporate trademark for Worldwide Excellence.

Retail Distribution.  Our E-70 trade name is a registered trademark.  We have pending trademark applications filed for our Dermafresh™ and D-Shed™.  We license the rights for those products for which we have distribution rights.  We acquired the rights to the Dermafresh products, including the formulations for those products.  Starmaker™ and Hercules Hook™ are each owned by their respective product developers; we were granted exclusive licenses to sell those products in defined territories.  We own the Extreme Beam™ trademark.  We have applied for trademark protection to our direct response product ZorbEEZ ™ which is also being developed for retail distribution.  We have also applied for patent and trademark protection for other products which are still in the research and development phase. The Intellectual Property for our Retail business segment includes product trademarks for Dermafresh™, E70™, Wrinkle Be Gone™, Instant Eye Aid™, Mitsu™, and Vibra Ring™.

Employees

As of the date of filing this prospectus, we had an aggregate of 27 employees, which included 21 in Encino, California, 5 in Boca Raton, Florida, and 1 in New Rochelle, New York. None of our employees are covered by a collective bargaining agreement. We have never experienced a work stoppage and we believe that we have satisfactory working relations with our employees. Our corporate offices are located in Encino, California.

Government Regulation

We, like others in the transactional marketing industry, are subject to various local, state, federal and international consumer protection laws. In particular, all transactional marketers, and all products that we sell, are subject to the requirements of the Federal Trade Commission Act, including the Act’s provisions prohibiting deceptive practices in connection the advertising, marketing, and sale of consumer products. In addition, the Food and Drug Administration (“FDA”) has a broad statutory mandate with respect to, among other products, foods, drugs, medical devices, and cosmetics. The FDA seeks to insure that products under its purview are safe and are not mislabeled.  For example, a product offering that is ingested by customers may be regulated by the FDA. We do not currently market or sell any products that we believe to be governed by FDA regulation.

Our real estate business is in compliance with all environmental laws relating to hazardous substances in real property. Future compliance with environmental laws is not expected to have a material effect on its business.

PROPERTIES

Our real estate business is conducted through one of our subsidiaries.

East Granby, Connecticut

We own a forty-nine (49%) percent interest in Gateway Granby, LLC (“Granby”) a limited liability company that owns and operates an office building in East Granby, Connecticut. The Granby property is currently being held for sale. The office building contains approximately 52,000 square feet of rentable space and is located on 7.7 developable acres. We maintain control of Gateway Granby by virtue of an Irrevocable Proxy and Agreement dated November 29, 2005, under which another member of Gateway Granby owning an approximately 12% membership interest has granted us an irrevocable proxy to vote her interest on all matters on which Gateway Granby members are entitled to vote.  Due to such voting control, Granby’s financial results are consolidated with our financial results, and the minority voting interests are recorded separately.

Set forth below is a chart that describes certain terms of the current leases of the East Granby Property:

Tenant	Space [1]	Use	Yearly Base Rent	Term/Expiration Date

Stubhub, Inc.	Suite 110 (9,102 sq. ft.)	General and administrative offices with technical support and service center capabilities	Year 1-$131,979 Year 2-$136,530 Year 3-$145,632 Year 4-$150,183 Year 5-$154,734	5 years; with tenant right to terminate in the 3rd year and tenant right to extend for 5 years after initial term. The initial term expires March 31, 2010.
Jack Henry & Associates, Inc.	Suite 140 and Suite 240 (23,421 sq. ft.)	General office purposes including technology center	Year 1-$387,710 Year 2-$387,710 Year 3-$387,710 Year 4-$393,100 Year 5-$393,100	5 years; with tenant right to extend for 5 years after initial term. The initial term expires December 31, 2010.

1  Approximately 38% of the East Granby Property’s rentable space is currently vacant. This rentable space has been subdivided into four smaller areas since the space was vacated by the prior tenant in 2005.  This subdivision was completed in March 2006, and is now available for leasing.

Hunter, New York (property sold in 2006)

Yolo Equities Corp., a wholly owned subsidiary was incorporated in October 1992, as a New York corporation. Yolo holds a mortgage on a real estate parcel and owned a 65-acre real estate parcel in Hunter, New York.   The 65-acre property is in an area known as Hunter Highlands, which is adjacent to the Hunter Mountain Ski Slopes in the Town of Hunter, Greene County, New York. The 65-acre parcel, which was subject to a contract for sale, dated November 23, 2005, was sold on March 27, 2006, (the “Land Closing”). The property was sold to Mountaintrail at Hunter, LLC, a New York limited liability company (“Mountaintrail”) for $900,000.

Our main corporate office is located at 16000 Ventura Blvd., Suite 301, Encino, California 91436. This facility has approximately 7,400 rentable square feet. The lease term is 60 months ending in October 20, 2011. Rent for the first year of the lease term is approximately $17,100 per month, with an increase of approximately $6,400 for each year of the term thereafter. We are subleasing our existing La Grange Avenue office space in Los Angeles, California for the remainder of that lease term which extends until February 2009. Through January 31, 2007, we received $7,820 per month from our sublease, which is subject to 3% increases on February 1, 2007 and 2008. On February 1, 2007, the amount increased to $8,054 per month, and on February 1, 2008, the amount will increase $8,288 for the following year.

In addition, in July 2006, we entered into a one-year sub-lease agreement with Adsouth Partners, Inc. for approximately 1,600 square feet of office space in Boca Raton, Florida. Rent is approximately $2,700 per month. We will utilize this office for our retail distribution business.

In addition, we leased, through February 28, 2007, a suite at 271 North Avenue, Suite 520, New Rochelle, NY 10801. We utilized this facility for our real estate business, the winding down of its discontinued operations, storage and as a secondary corporate office. The lease was for approximately 6,500 square feet. The monthly rent was $6,500. We received $2,000 per month from a tenant under a month-to-month space sharing arrangement. We did not renew this lease upon its expiration.  We currently occupy approximately 250 square feet of office space in New Rochelle, New York, on a month-to-month basis.  The monthly rent, including utilities is $482.

These facilities are in good repair, and we believe that these properties are adequately covered by insurance. In addition, we believe that our existing facilities will be adequate to meet our needs for the foreseeable future. Should we need additional space, we believe we will be able to secure additional space at commercially reasonable rates.

Our principal executive offices are located at 16000 Ventura Blvd., Suite 301, Encino, California 91436, and our telephone number is (818) 926-4900. Our home page on the Internet can be located at www.verticalbranding.com.

LEGAL PROCEEDINGS

From time to time, we may be involved in litigation with customers, vendors, suppliers and others in the ordinary course of business, and a number of claims may exist at any given time. All such existing proceedings are not expected to have a material adverse impact on our results of operations or financial condition. In addition, we, or our subsidiaries, are a party to the proceedings discussed below.

On March 27, 2007, Diversified Investors Capital Services of N.A., Inc. ("Diversified") instituted an action against Vertical Branding, Inc. and Worldwide Excellence, Inc. in the Supreme Court of the State of New York (County of New York) (Case No. 07-601008).  Diversifed alleges breach of a “Management and Consulting Agreement” entered into with WWE in May of 2005 (the “Consulting Agreement”), as well as a subsequent letter agreement with WWE dated October 23, 2005 (the “Letter Agreement”). The Consulting Agreement contemplates the provision by Diversified of merger and acquisition and finance-related services to WWE, with various payments contingent upon our acquisition of WWE and/or our raising at least $1.5 million in financing proceeds. The Letter Agreement similarly relates to fees to be paid to Diversified in connection with our sale of 10% Convertible Preferred Stock at or about the time of our acquisition of WWE. Diversified seeks monetary damages of approximately $617,000, of which $90,000 is alleged to be due as consulting fees under the Consulting Agreement, $233,000 is alleged to be due under the Letter Agreement as commissions in connection with our sale of preferred stock in November and December of 2005, and $288,750 is alleged to be due under the Letter Agreement as commission in connection with our sale of 10% convertible debentures in August and September 2006. Diversified also seeks the issuance, pursuant to the Consulting Agreement, of a warrant to purchase 200,000 shares of our common stock at $1 per share, and the issuance, pursuant to the Letter Agreement, of a warrant to purchase 107,500 of our “preferred units.” We and WWE dispute the validity of the subject agreements, our obligation to make payments in the amounts or kinds claimed, or at all, and we intend to vigorously defend ourselves in the matter.

FTC Consent Decree

On March 9, 2004, the Federal Trade Commission entered into a voluntary consent order resulting from an investigation that began in December 2002.  The Order was with among others, Buckhead Marketing and Distribution LLC, PAP Systems LLC and Nancy Duitch individually resulting from the marketing of the Peel Away the Pounds Weight Loss System.  The order contains no admission of wrongdoing and no finding of liability and was entered into for settlement purposes only.  The Order is binding upon the corporate successors and assigns.  The order also applies in certain instances to any business in which Nancy Duitch is an officer or director, or has a majority ownership interest in, directly or indirectly controls, or any other business in which Nancy Duitch is engaged in activity related to the marketing of any product, service or program that provides health benefits, including weight or inch loss or related benefits, or the marketing of any food, drug or cosmetic where certain claims are made, but only to the extent that such business acts in active concert or participation with Ms. Duitch.  Ms. Duitch is a director, our Chief Executive Officer, and through the Duitch Family Trust, beneficially owns approximately 21% of our outstanding common stock.  The order prohibits certain weight loss representations and requires that other specified weight loss, fat loss and similar claims made in future advertising and claims regarding the results of tests or studies be substantiated by competent and reliable scientific evidence.  This is generally consistent with the standard for substantiating claims currently required by the FTC for all weight loss and dietary supplement products.

DIRECTORS AND EXECUTIVE OFFICERS & SIGNIFICANT EMPLOYEES

The following table sets forth the names and ages of all of our directors and executive officers as of June 15, 2007.  All of the directors will serve until the next annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal.

 There are no family relationships among directors or executive officers. There are no arrangements or understandings between any two or more of our directors or executive officers. There is no arrangement or understanding between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer, and there is no arrangement, plan or understanding as to whether non-management shareholders will exercise their voting rights to continue to elect the current board of directors. There are also no arrangements, agreements or understandings between non-management shareholders that may directly or indirectly participate in or influence the management of our affairs. Also provided herein is a brief description of the business experience of each director and executive officer during the past five years and an indication of directorships held by each director in other companies subject to the reporting requirements under the Federal securities laws.

The following table sets forth the name, age and position of each of our executive officers and the members of the Company’s Board of Directors as of June 15, 2007:

Name	Age	Position
Nancy Duitch	52	CEO, and Director
Jeffrey S. Edell	49	Non Executive Chairman of the Board
Alan Gerson	60	President, Chief Operating Officer and Director
Roger A. Burlage	64	Director
Victor Imbimbo	55	Director
Victor Brodsky	49	Vice President, Chief Financial Officer, and Secretary

Executive Officers

The following are our executive officers:

Nancy Duitch, age 52, was appointed on November 29, 2005 to serve as our Chief Marketing Officer and Co-CEO, and has, since June 13, 2006, served solely as CEO.  Ms. Duitch was the founder of Worldwide Excellence, Inc. (“WWE”) and has been WWE’s CMO and Co-CEO since its inception in July 2004. From August 2001 to July 2004, Ms. Duitch was the CEO and co-founder of Buckhead Marketing Group, LLC, predecessor to WWE.  Prior to Buckhead, Ms. Duitch was a founder and, from January 1999 to July 2001, President of One World Networks Integrated Technologies, Inc. (“OneWorldLive”), a multimedia direct response company.

Victor Brodsky, age 49, has been our Vice President and Chief Financial Officer since March 1998, which includes the period prior to our acquisition of Worldwide Excellence, Inc. on November 29, 2005, and has been our Secretary since November 29, 2005. Mr. Brodsky also served as our Director from May 2002 until November 2005. Prior to joining the Company in March 1998, Mr. Brodsky spent 16 years as a CPA at the firm of Michael & Adest in New York.

Alan Gerson, age 60, has been our President, Chief Operating Officer and a director since July 18, 2006. Prior to joining the Company, Mr. Gerson consulted companies in the media, technology and direct marketing industries, as well as pursued entrepreneurial projects involving digital video and online shopping, through his company Gerson & Associates. From mid-2003 until the company’s sale in the fall of 2005, Mr. Gerson was Executive Vice President at iMedia Communications, Inc., an event and trade publishing company serving the interactive advertising and media industry, that Mr. Gerson co-founded in October 2001. From December of 2001 to May 2003, Mr. Gerson served as President and COO of Ronco Inventions LLC, and related entities comprising the television direct response marketing enterprise foundd by Ron Popeil.  From October 2000 to December 2001, Mr. Gerson resumed consulting through Gerson and Associates for a number of technology and media companies.  From June 1998 to October 2000, Mr. Gerson was a founder and President of Interactive Marketing, Inc. and its subsidiary Digitrends LLC.  From May 1997 to April 1998, Mr. Gerson served under an executive consulting agreement as CEO of Worldsite Networks, Inc., a business to business Internet Service Provider.  From February 1996 to April 1997, Mr. Gerson served under an executive consulting agreement as President of the Marketing Products Group of Softbank Interactive.  From October 1994 to November 1995, Mr. Gerson served as Senior Vice President of Television and Business Development for Tickmaster Corp., where he also oversaw Ticketmaster’s direct marketing division and the launch of the original Ticketmaster online store. Prior to Ticketmaster, in 1994, Mr. Gerson founded Gerson & Associates where he consulted clients on transactional and direct marketing projects, including such clients as Apple Computer, Home Order Television, GmbH, Times-Mirror Companies and Ticketmaster Corp. Previously, from 1991 to 1994, Mr. Gerson served as Executive VP of the Home Shopping Network, and as President of its Diversified Marketing and Media Services Division. Prior to joining the Home Shopping Network, Mr. Gerson spent in excess of 18 years in various legal and executive capacities at NBC, Inc., including as Vice President, Program Standards and Broadcast Administration.   Mr. Gerson has a J.D. from Fordham University School of Law, and a B.A. from the State University of New York, College at Plattsburgh. He is a former member of the Broadcast Council of the Direct Marketing Association as well as a former member of the membership committee of the Electronic Retailing Association.

Except as disclosed in the applicable employment agreements discussed in the section of this document titled, “The Company — Director and Executive Officer Compensation — Employment Agreements,” and as disclosed in the section of this document titled, “The Company — Certain Relationships and Related Transactions,” no arrangement or understanding exists between any executive officer and any other person pursuant to which any executive officer was selected to serve as an executive officer.

Significant Employees

In addition to our executive officers, the following individuals are expected to make a significant contribution to our business.

John Cammarano, age 43, has been President, Retail Sales for our wholly owned subsidiary Adsouth Marketing LLC since August 1, 2006, the date on which we acquired the assets of the consumer products business of Adsouth Partners, Inc. Prior to his current role with Adsouth Marketing, Mr. Cammarano served as President of Adsouth Partners, Inc., a publicly traded consumer product company and advertising agency, from March 2004 to June 2005, as CEO of Adsouth Partners from June 2005 to May 2006, and as a director of Adsouth Partners from August 2004 to December 2006. Prior to Adsouth Partners, Mr. Cammarano was President of Florida Business and Entertainment, Inc. (“FB&E”), an advertising business founded by Mr. Cammarano in November 2003 and sold to Adsouth Partners in March 2004. For over six years prior to FB&E, Mr. Cammarano was President of Think Tek, Inc., a direct response marketing company he founded in September 1996.

Board of Directors

The members of the our Board of Directors are Victor Imbimbo, Jeffrey S. Edell (Chairman), Roger A. Burlage, Alan Gerson and Nancy Duitch.

Jeffrey S. Edell, age 49, has, since June 2006, served as our non-executive Chairman of the Board and has been a director since November 2005. Mr. Edell is currently President and Chief Operating Officer of DIC Entertainment Holdings, Inc. (Symbol: DEKE). Prior to his role at DIC, from November 2005 to June 2006, Mr. Edell served as our President and co-CEO, prior to which time Mr. Edell held the same position with Worldwide Excellence Inc. from its inception in July 2004. From October 2003 to December 2004, Mr. Edell was a director and non-executive Chairman of InterMix Media, Inc., a publicly listed online entertainment and product marketing company, and parent of MySpace, Inc., until sale of Intermix to News Corporation in September 2005.  From April 2002 to September 2003, Mr. Edell was a consultant to various companies and on certain projects in the software, new media and entertainment industries, including helping found, build and ultimately sell the assets of software company eLabor, Inc.. From November 1995 to April 2002, Mr. Edell served as CEO/President of Soundelux Entertainment Group, an integrated entertainment company.. Mr. Edell is a CPA and received his Bachelor of Science degree in Commerce and Accounting from the McIntire School of Commerce at the University of Virginia.

Victor Imbimbo, age 54, was appointed to our Board on November 29, 2005. In 2006, Mr. Imbimbo was named President and CEO of Caring Today LLC, the publisher of Caring Today Magazine, the nation’s leading magazine dedicated to the family caregiving community. Prior to this position, Mr. Imbimbo was engaged, from 2002 through 2005, by TBWA/Chiat/Day, a division of Omnicom, as the President of TBWA\WorldHealth and Executive Group Director of TBWA/Chiat/Day to establish and supervise the healthcare division for that company. In 1997, Mr. Imbimbo founded Bedrock Communications, Inc., a firm specializing in digital communications solutions.  During his five-year tenure at Bedrock, Mr. Imbimbo served as its chief executive officer.  Mr. Imbimbo received his B.S. in Biology and Masters in Business Management from Purdue University.

Roger Burlage, age 64, was appointed as a director on July 27, 2006.  Since May of 2003, Mr. Burlage has been operating as a business consultant in the entertainment industry, as well as other industries.  He has engaged in independent movie production activities, book publishing, corporate reorganizations, investments and the pursuit of an invention based on an idea developed in 1994.  This activity is conducted under Castlebridge Enterprises, Inc., a California corporation owned by Mr. Burlage.  From August 2004 and until the company was sold in September 2006, Mr. Burlage served on the board of directors of a Canadian public company, Mainframe Entertainment, Inc., located in Vancouver, BC.  From April 1999 through April of 2003, Mr. Burlage was Chairman and Chief Executive Officer of The Harvey Entertainment Company.  Mr. Burlage was previously President and Chief Executive Officer of LIVE Entertainment, Inc. from December 1993 and Chairman of the Board from March 1996 until February 1998. The company was sold in 1997 to a private group of investors who renamed the company Artisan Entertainment. Mr. Burlage remained with Artisan on a significantly full time basis as transitional Chairman until February 1998.  Prior to LIVE, Mr. Burlage served as President and Chief Executive Officer for Trimark Holdings, Inc. for four years. Trimark expanded from a home video company to a diversified full service motion picture distribution company including international as well as domestic theatrical and television.  Mr. Burlage was one of the founding executives of New World Entertainment.  He was President and Chief Operating Officer of the company from its inception in February 1983 until 1987.  Mr. Burlage was senior executive of AVCO Embassy Pictures and its successor company from 1977 to 1983. Before joining Embassy, Mr. Burlage held various management and executive positions at AVCO Corporation.  Mr. Burlage graduated from the University of Toledo in Ohio, receiving a BBA with a major in Accounting. Mr. Burlage is a CPA in the state of California and is a member of the Academy of Motion Pictures Arts and Sciences.

Nancy Duitch was appointed on November 29, 2005 to serve as a member of our Board of Directors. Ms. Duitch’s background information is set forth under the heading “Executive Officers.”

Alan Gerson was appointed on July 24, 2006 to serve as a member of our Board of Directors Mr. Gerson’s background information is set forth under the heading “Executive Officers.”

There are no family relationships among any of our directors. No arrangement or understanding exists between any director and any other person pursuant to which any director was selected to serve as a director. To the best of our knowledge, (i) there are no material proceedings to which our director is a party, or has a material interest, adverse to us; and (ii) there have been no events under any bankruptcy act, no criminal proceedings and no judgments or injunctions that are material to the evaluation of the ability or integrity of any of the directors during the past five years.

Committees and Independence of the Board of Directors

We do not have nominating or compensation committees of the Board of Directors or any committee performing similar functions.  Nominees for election as a director, and compensation matters requiring Board action, are determined by the Board of Directors as a whole, with compensation of executives who also serve as directors required to be approved by a majority of our non-employee, or outside, directors.

The audit committee of the Board of Directors consists of Roger Burlage and Victor Imbimbo who are non-employee directors.  The audit committee reviews actions with respect to various auditing and accounting matters, including the selection of the Company’s independent public accountants, the scope of the annual audits, the nature of non-audit services, the fees to be paid to the independent public accountants, and our accounting practices. Roger Burlage qualifies as an audit committee financial expert.

Based on the independence standards of the American Stock Exchange, as such standards are described in the Amex Company Guide, and although we are not a listed issuer with respect to such exchange, we have determined that Roger Burlage and Victor Imbimbo qualify as independent directors.  In addition, we have determined that Nancy Duitch, Alan Gerson and Jeffrey Edell are not independent directors under Amex independence standards.  We have further determined that Roger Burlage and Victor Imbimbo meet the independence requirements for Audit Committee members under applicable Amex rules. In determining the independence of Roger Burlage, we took into consideration the fact that Castlebridge Enterprises, an entity controlled by Mr. Burlage, was paid $75,000 and a warrant to purchase 150,000 shares of our common stock, valued at $87,000, in fiscal year 2005, and an additional $25,000 in fiscal year 2006, all prior to Mr. Burlage’s appointment as a director and under a consulting agreement pursuant to which no further payments are owed.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Director Compensation

Our Board approved a compensation plan for each non-employee director of the Board of Directors who owned less than 5% of our stock. The plan includes both options and restricted stock awards.  This plan replaces the prior director compensation arrangements.

Options: Each director is granted options to acquire 30,000 shares of common stock upon joining the Board; 10,000 options vest upon joining the Board, the balance of 20,000 vests at the rate of 2,500 shares per quarter, beginning at the end of the first quarter, following the first anniversary of joining the Board. The exercise price is the closing price of common stock on the grant date. Additional options to acquire 9,000 shares of common stock are granted upon joining the Board, which vest quarterly over three years. The exercise price is also the closing price of common stock on the grant date.

Restricted Stock Awards:  Each director is also issued 7,500 shares of common stock upon joining the Board, which shares vest quarterly at the rate of 650 shares per quarter beginning at the end of the first quarter after the director’s joining the board.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Victor Imbimbo (1)	$ 2,250	$ 4,500	$ 12,885	$ 19,635
Roger Burlage (2)	$ 1,500	$ 4,500	$ 12,885	$ 18,885
Jeffrey S. Edell	$ 1,500	$ -	$ -	$ 1,500

See note Note 11 to our Consolidated Financial Statements for disclosures relating to assumptions made in the valuation of stock and option awards.

On July 27, 2006, Victor Imbimbo was granted stock options to purchase a total of 39,000 shares of the Company’s common stock at an exercise price of $0.60 per share, valued at $12,885 in accordance with FAS 123R. On July 27, 2006, Victor Imbimbo was issued 7,500 shares of the Company’s common stock valued at $4,500 in accordance with FAS 123R.

On July 27, 2006, Roger Burlage was granted stock options to purchase a total of 39,000 shares of the Company’s common stock at an exercise price of $0.60 per share, valued at $12,885 in accordance with FAS 123R. On July 27, 2006, Roger Burlage was issued 7,500 shares of the Company’s common stock valued at $4,500 in accordance with FAS 123R.

Executive Compensation

As of June 15, 2007, our executive officers are Nancy Duitch, CEO, Alan Gerson, President and Chief Operating Officer, and Victor Brodsky, Vice President, Secretary and Chief Financial Officer.

The following executive compensation disclosure reflects all compensation awarded to, earned by or paid to the executive officers below for the fiscal year ended December 31, 2006 and 2005*.  The following tables summarize all compensation for fiscal year 2006 and 2005 received by our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer.

*Prior to the Closing of the reverse merger on November 29, 2005, our named executive officers were Lester Tanner and Victor Brodsky.  From and after the Closing of the reverse merger, and at December 31, 2005, our named executive officers were Jeffrey S. Edell and Nancy Duitch (formerly the officers of WWE), and Victor Brodsky.  Jeffrey S. Edell resigned his position as our President and Co-Chief Executive Officer, effective June 13, 2006, and was simultaneously appointed non-executive Chairman of the Board. Alan Gerson was appointed President and Chief Operating Officer on July 18, 2006.

The first compensation table provides historical compensation information about our named executive officers; the second compensation table provides historical compensation information about our named executive officers who served prior to November 29, 2005.

Annual Compensation of Named Executive Officer’s for the Fiscal Years ended December 31, 2006 and 2005

Name and principal position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Jeffrey S. Edell, President and Co-CEO (3)	2006	$ 122,282	$ -	$ -	$ 10,417	$ 132,699
	2005	$ 250,000	$ -	$ -		$ 250,000

Nancy Duitch, Chief Executive Officer (4)	2006	$ 250,000	$ -	$ -		$ 250,000
	2005	$ 250,000	$ -	$ -		$ 250,000

Alan Gerson, President and Chief Operating Officer (5)	2006	$ 127,918	$ -	$ 335,097		$ 463,015
	2005	$ -	$ -	$ -		$ -

Victor Brodsky, Vice President and Chief Financial Officer and Secretary (6)	2006	$ 172,500	$ -	$ 49,559		$ 222,059
	2005

(1) Stock option compensation expense in 2006 is the estimated fair value of options granted amortized on a straight-line basis over the requisite service period.

(2) Each item of annual of compensation and prerequisites, in the aggregate, in the All Other column did not exceed $10,000, except for accrued vacation pay owed to Jeffrey S. Edell paid to him upon his resignation as President and Co-CEO.

(3) Mr. Edell resigned his position as President and Co-CEO effective June 13, 2006. He remains our non-executive Chairman of our Board of Directors.

(4) Nancy Duitch assumed the position of CEO on June 13, 2006, upon the resignation of Jeffery S. Edell as Co-CEO.

(5) Alan Gerson was appointed President and Chief Operating Officer on July l8, 2005. His salary for 2006 is the pro-rated portion of his annual salary of $250,000.

(6)Victor Brodsky held the position Vice President and Chief Financial Officer of VBI prior to the reverse merger acquisition on November 29, 2005 (see table below).

Annual Compensation of the Company’s Named Executive Officers for the Fiscal Year ended February 28, 2005 (7)

Name and principal position	Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($) (2)	Total ($)
Lester Tanner, President and Chief Executive Officer (8)	2005	$ 175,000	$ -	$ -		$175,000

Victor Brodsky, Vice President and Chief Financial Officer	2005	$ 160,000	$ 12,500	$ -		$172,500

(7)

Effective November 29, 2005, we changed our fiscal year to a calendar year.

(8)

 Mr. Tanner resigned all offices on November 29, 2005.  He served as President of Yolo Equities Corp., our wholly-owned subsidiary, until the sale of the property in 2006.

Option Grants in Last Fiscal Year

The following table sets forth certain information concerning stock option awards granted during the year ended December 31, 2006 to our named executive officers.

No named executive officer received options in fiscal year ended December 31, 2005.  We have omitted the table of fiscal year end option values because none of our named executive officers had options at December 31, 2005.

OPTION AWARDS
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Alan Gerson (1)	200,000	-	-	$ 0.52	July 27, 2011
Alan Gerson (2)	146,667	653,333	653,333	$ 0.52	July 27, 2011
Victor Brodsky (3)	12,500	137,500	137,500	$ 0.60	July 27, 2016

(1) Options vested at grant date. (2) Options vest ratable over a 30 month period. (3) Options vest quarterly over a three year period.

Employment Agreements

Effective April 1, 2005, Nancy Duitch entered into an employment agreement with WWE.  Her employment agreement is for a term of three years, terminable by the executive on 60 days notice and terminable by WWE for “cause.” Her annual base salary is $250,000 (subject to an annual upward adjustment of ten (10%) percent).

Ms. Duitch’s employment agreement shall terminate: (i) upon the expiration of three years, (ii) upon the determination in writing by the board that there is Justifiable Cause for such termination, upon written notice of termination from the Company to Ms. Duitch, (iii) immediately upon death or Disability, or (iii) upon 60 days written notice of her voluntary resignation. Upon termination of Ms. Duitch’s employment for Justifiable Cause or her voluntary resignation without Good Cause, she will be entitled to receive any compensation, accrued vacation, benefits and reimbursements owed and accrued through the date of termination. Upon the voluntary resignation of Ms. Duitch with Good Cause or her termination by VBI without Justifiable Cause, or upon termination due to death or Disability, she shall receive:

(i)

A lump sum payment of her base salary for a period of twelve months (except in the case of disability where she would receive full pay for the first 90 days of her disability period and half pay for the next 90 day period).

(ii)

Any base salary and bonus (prorating the portion of the bonus for the year through the date of termination) accrued prior to the date of termination. In addition, any amount payable for compensation, accrued vacation, benefits and reimbursements owed and accrued through the date of termination.

(iii)

VBI shall pay all of her COBRA payments and pay premiums on any life insurance plans, or such alternating plans as of the date of termination, for a period of 180 days.

On July 15, 2006, we entered into an employment agreement with Alan Gerson that was approved by the Board of Directors on July 18, 2006. Mr. Gerson serves as our President and Chief Operating Officer.  Mr. Gerson’s annual base salary is $250,000, subject to annual increase by the Board of Directors during the term based on annual performance reviews.

Ms. Duitch and Mr. Gerson are to share in a bonus pool calculated at a minimum of 15% by the amount by which the applicable EBITDA target is exceeded for the applicable calendar year. The annual EBITDA targets for Ms. Duitch are: 2005-$2 million; 2006-$2.2 million; and 2007-$2.5 million. The annual EBITDA targets for Mr. Gerson will be determined by the Board of Directors. Each of them is entitled to a monthly car allowance of $1,000, and the cost of insurance, operation and maintenance of said vehicle when utilized for business purposes.

Mr. Gerson’s employment agreement shall terminate: (i) upon the expiration of three years, (ii) upon the determination in writing by the board that there is Justifiable Cause, in which case, Mr. Gerson has 30 days to cure such justifiable cause, (iii) immediately upon death or Disability, or (iii) upon 60 days written notice of his voluntary resignation. Upon termination of Mr. Gerson’s employment for Justifiable Cause or his voluntary resignation without Good Cause, he will be entitled to receive any compensation, accrued vacation, benefits and reimbursements owed and accrued through the date of termination. Upon the voluntary resignation of Mr. Gerson with Good Cause or his termination by VBI without Justifiable Cause, or upon termination due to death or Disability, he shall receive:

(i)

A lump sum payment of his base salary for a period of six months.

(ii)

Any base salary and bonus (prorating the portion of the bonus for the year through the date of termination) accrued prior to the date of termination. In addition, any amount payable for compensation, accrued vacation, benefits and reimbursements owed and accrued through the date of termination.

(iii)

VBI shall pay all of his COBRA payments and pay premiums on any life insurance plans, or such alternating plans as of the date of termination, for a period of 180 days.

Mr. Gerson received, as an inducement for his accepting the position of President and Chief Operating Officer, options to purchase up to 1,000,000 shares of our Common Stock under our 2006 Equity Incentive Plan. Options to purchase 200,000 shares of our Common Stock vested upon the execution of his employment agreement. The remaining 800,000 options vest ratably over a 30-month period from the date of his employment agreement. The exercise price is $0.52. Mr. Gerson will be eligible, under his annual bonus plan, for grants of additional options to purchase another 1,000,000 shares at then current market prices if he meets annual performance goals. These options will be made available in three traunches, as follows: options to purchase 200,000 shares with a strike price that is equal to the market price of the stock on the first day of trading in January 2007; options to purchase 400,000 shares with a strike price that is equal to the market price of the stock on the first trading day in January 2008; and options to purchase 400,000 shares with a strike price that is equal to the market price of the stock on the first trading day in January 2009.

In accordance with Ms. Duitch’s and Mr. Gerson’s employment agreements, the below terms are defined therein as follows:

“Disability” shall mean the Executive’s inability to perform the duties hereunder  by reason of any medically determined physical or mental impairment that has lasted for a continuous period of not less than six months or for eight months in any twelve month period.

“Good Cause” shall mean:

(i)

The Company commits any material breach of its obligations hereunder;

(ii)

The Company voluntarily files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, makes an assignment for the benefit of its creditors, consents to the appointment of a custodian, receiver, trustee or other similar officer with similar powers with respect to it or with respect to any substantial part of its property, is adjudicated as insolvent or to be liquidated, or takes corporate action for the purpose of any of the foregoing;

(iii)

Executive is removed as or is not re-elected as a director of the Company;

(iv)

Executive’s title is changed or his/her job responsibilities are changed in a material way.

“Justifiable Cause” shall mean: (1) any repeated failure or refusal by the Executive to (A) perform his material duties pursuant to the employment agreement or (B) carry out material instructions of the Board consistent with Executive’s position and duties thereunder; or (2) the Executive’s conviction of or pleading guilty to, any crime of moral turpitude or any crime involving material theft, embezzlement or other misappropriation of money or a material amount of property of the Company, which constitutes a felony in the jurisdiction involved. For (1) and (2) above, the Executive shall be given 45 days, after having been given written notice by the Company of such breach, to either correct such breach and/or be given an opportunity for the Executive or his attorney to show cause as to why he or she should not be terminated.

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth information as to each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock and as to the security and percentage ownership of each of our executive officers and directors and all of our officers and directors as a group.  Except where specifically noted, each person listed in the table has sole voting and investment power with respect to the shares listed.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as otherwise indicated, we believe that the beneficial owners listed below, based on the information furnished by these owners, have sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to applicable community property laws.

In computing the number of shares of common stock beneficially owned by a person and the percent ownership of that person, we deemed outstanding shares of common stock subject to warrants or options held by that person that are currently exercisable or exercisable within 60 days of June 15, 2007. We did not deem these shares outstanding for purposes of computing the percent ownership of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Shares of Common Stock	Percent of Class(1)
Jeffrey S. Edell*(2)	3,852,957	17.4%
Nancy Duitch*(3)	4,613,543	20.8%
Alan Gerson* (4)	542,228	2.4%
Victor Brodsky*(5)	296,103	1.3%
Victor Imbimbo* (6)	119,500	0.5%
Roger Burlage *(7)	302,250	1.3%
Nu Valu, Inc. (8)	3,500,000	15.8%
Gottbetter Capital Finance, LLC (Gottbetter) (9) and	3,998,239	15.3%
Gottbetter Capital Master, Ltd. (Gottbetter) (10)	6,998,239	24.0%
Total Gottbetter (9) (10)	1,153,000	4.9%
Executive officers and Directors as a group (6 persons) (11)	9,726,581	41.8%

* The address of the indicated individual is c/o Vertical Branding, Inc., 16000 Ventura Blvd., Suite 301, Encino, California 91436.

(1) Based on 22,151,635 shares of common stock outstanding on June 15, 2007.

(2) Includes shares beneficially owned by the Edell Family Trust.

(3) Includes shares beneficially owned by the Duitch Family Trust.

(4) Consists solely of options to purchase shares exercisable within 60 days of June 15, 2007.

(5) Includes conversion of preferred stock, options and warrants to purchase 175,000 shares exercisable within 60 days of June 15, 2007.

(6) Includes conversion of preferred stock, options and warrants to purchase 104,500 shares exercisable within 60 days of June 15, 2007.

(7) Includes conversion of preferred stock, options and warrants to purchase 287,250 shares exercisable within 60 days of June 15, 2007.

(8)  The name and address of the person who has voting or investment control over the securities owned by New Valu, Inc. is Burton Koffman, 300 Plaza Drive, Vestal, NY 13850.

(9) Consists of 3,998,239 shares issuable upon conversion of debt at the lowest conversion price of $.69 per share.   However, the debenture by its terms cannot be converted to the extent that the holder’s and its affiliates’ total ownership in the Company would exceed 4.99% of the Company’s outstanding common stock (the “Maximum Percentage”); provided however, that the Maximum Percentage can be increased to a number not in excess of 19.99% effective upon the expiration of sixty (60) days after holder’s provision of written notice thereof. Therefore, as of June 15, 2007, Gottbetter Capital Finance LLC (“GCF”) and its affiliates (including GCM defined in note 10 below) can own no more than 1,153,000 shares of the Company’s common stock. The name and address of the person who has voting or investment control over the securities owned by GCF is Adam Gottbetter, 488 Madison Ave., 12th Floor, New York, NY 10018.

(10) Consists of 3,000,000 shares issuable upon exercise of warrants and 3,998,239 shares issuable upon conversion of debt at the lowest conversion rate of $.69 per share.  However, the debenture and the warrants, by their terms, cannot be converted or exercised to the extent that the holders’ and their affiliates’ total ownership in the Company would exceed the Maximum Percentage.  Gottbetter Capital Master, Ltd. (GCM) is an assignee and affiliate of GFC. Therefore, as of June 15, 2007, GFC and its affiliates (including GCM) can own no more than 1,153,000 shares of the Company’s common stock. GCM is managed by Gottbetter Capital Management, LP. Mr. Adam Gottbetter also has voting and investment control over that entity and ultimately GCM.

(11) Includes conversion of preferred stock, options and warrants to purchase 1,108,978 shares exercisable within 60 days of June 15, 2007.

Certain Relationships and Related Transactions

Described below are certain transactions or series of transactions between us and our executive officers, directors and the beneficial owners of 5% or more of our common stock, on an as converted basis, and certain persons affiliated with or related to these persons, including family members, in which they had or will have a direct or indirect material interest in an amount that exceeds the lesser of $120,000 or 1% of the average of our total assets as of year-end for the last three completed fiscal years, other than compensation arrangements that are otherwise required to be described under “Executive Compensation.”

At various dates from June 2006 through August 2006, Nancy Duitch, who is a director, our Chief Executive Officer, and a shareholder, loaned the Company a total of $94,000. The loan was repaid at various times, until it was paid in full on August 7, 2006, with interest at the rate of 9% per annum. Total interest on the loan was $1,332. Our management believes that the terms of the loans were as fair as could have been obtained from an unaffiliated party in an arm’s length transaction.

On November 8, 2006, our subsidiary, Adsouth Marketing, LLC (“ASM”) completed an account transfer and purchase agreement with a factoring company. ASM may sell qualified receivables to the factoring company without recourse up to a maximum outstanding balance of $2,000,000. ASM is advanced 80% of the gross amount of such receivables and the remaining 20% of the gross amount of any receivables sold is held as a reserve by the factoring company until such time as the receivable is collected by the factoring company.  The advances paid by the factoring company to ASM under the account transfer and purchase agreement is guaranteed by the Company, our Chief Executive Officer, Nancy Duitch, and by our President and Chief Operating Officer, Alan Gerson.  Ms. Duitch is a director and a shareholder. Mr Gerson is a director and currently has options to purchase 1,200,000 shares of our common stock. We have agreed to indemnify the personal guarantors for any loss they may sustain in connection with the guaranty. We paid each guarantor $50,000, which is 2.5% of the facility amount, in January 2007. The guaranty fee is being amortized over the two year term of the factoring agreement.  Our management believes that terms of the guaranties, were as fair as could have been obtained from an unaffiliated party in an arm’s length transaction.

Under a Contract of Sale dated as of November 23, 2005, Yolo agreed to sell a 65 acre parcel of undeveloped real estate in Hunter, New York to Mountaintrail at Hunter, LLC, a New York limited liability company (“Mountaintrail”) for $900,000.  Mountaintrail is owned: (a) 51.67% by Yolo at Hunter, LLC, a New York limited liability company (“YoloH”), (b) 35.00% by Trailside Inroads, LLC, a New York limited liability company (“Trailside”) (100% owned by Lester Tanner (the former Chairman, President, and CEO of the Company and the President of Yolo through April 19, 2006, and one of our stockholders) and his affiliates), and  (c) 13.33% by Lester Tanner and affiliates.

The selling price of $900,000 was paid to Yolo as follows: (a) $380,000 from Mountaintrail, and (b) the receipt by Yolo of a 51.67% membership interest in Mountaintrail, through YoloH, valued at $520,000.

As of December 31, 2005, YoloH was owned 100% by Yolo. In March 2006, Yolo sold 49.84% of its membership interest in YoloH to affiliates of Mr. Tanner for $309,000, leaving Yolo with a balance of 50.16% ownership interest in YoloH, valued at $211,000. On April 11, 2006, Yolo entered into an agreement with Mr. Tanner to sell the remaining 50.16% interest in YoloH to him for $211,000, which closed on April 19, 2006. Our basis in the property was $900,000, and therefore, Yolo recorded no gain or loss on the sale. Our management believes that terms of sale of the 65 acre parcel, including, without limitation, the sale price, are as fair as could have been obtained from an unaffiliated party in an arm’s length transaction.

Roger Burlage was appointed as a director in July 2006. Prior to his appointment in June 2005, Castlebridge Enteprises, Inc., a company that he controls, entered into a Consultant Agreement with WWE to assist with financing. His consulting company was paid $50,000 in 2005; received a total of $25,000 in 2006 and was issued warrants to purchase 150,000 shares at exercise price ranging from $1.00 to $1.50, depending on time of exercise.

Jeffrey Edell, our current non-executive Chairman of our Board and former Co-CEO entered into a transition services agreement dated as of June 13, 2006, whereby he resigned his full time position and agreed to provide certain transition services.  Under the terms of the agreement, we waived the 60-day notice of termination of employment provision and Mr. Edell agreed to be available to us on a non-exclusive basis for a period of sixty (60) days for the purpose of assisting us with the recruitment and hiring of his replacement and with the transition of his responsibilities, including with respect to pending financing and acquisition transactions. Mr. Edell further agreed to surrender 500,000 shares of common stock that were issued to him in connection with his employment agreement and the acquisition agreement whereby WWE was acquired by VBI. In addition, Mr. Edell agreed to relinquish any claim to the 1,337,500 earn-out shares to which he might otherwise have been entitled pursuant to the merger agreement by and between us and WWE. We have no other agreement with Mr. Edell to provide any services in the future.

Certain of our officers and directors participated in our Series A preferred offering on the same basis as third party investors in 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

All statements contained herein that are not historical facts, including but not limited to, statements regarding future operations, financial condition and liquidity, future borrowing, capital requirements, and our future development  and growth plans, are based on current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties. Actual results and the timing of events may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the headings “Risks Factors” in our Form 10-KSB for the year ended December 31, 2006 and other risk factors described herein and our reports filed and to be filed from time to time with the Commission and the cautionary note regarding “Forward-Looking Statements.” The following should be read in conjunction with the Management's Discussion and Analysis of Results of Operations and Financial Condition included in Form 10-KSB for the year ended December 31, 2006, and our unaudited consolidated financial statements for the three months ended March 31, 2007 and 2006  and related Notes thereto and included herein and incorporated herein by reference.

Overview

We filed a Certificate of Amendment to our Certificate of Incorporation, as amended, (the “Amendment”) with the Secretary of State of the State of Delaware that was effective as of October 30, 2006. The Amendment changed the name of the Company from MFC Development Corp., to Vertical Branding, Inc. In addition, the Amendment also increased our authorized common stock from 40,000,000 shares to 100,000,000 shares.

On November 29, 2005, we (sometimes hereinafter referred to as “VBI”) completed the acquisition (the “Closing”) of all the issued and outstanding shares of common stock of Worldwide Excellence, Inc. (“WWE”), a Delaware corporation, in accordance with the provisions of a certain Acquisition Agreement dated as of July 29, 2005 among WWE and VBI (hereafter to be referred as “VBI” prior to the Closing and “we” or “us” as the consolidated entity after the Closing), and WWE’s stockholders. VBI acquired one hundred (100%) percent of WWE’s outstanding common stock in exchange for shares of VBI common stock.  At the closing, 11,500,000 shares of VBI’s common stock were issued to former stockholders of WWE and their designees and 710,000 shares of VBI’s common stock were issued to a finder and its designees. On the same day, as a requirement to close the transaction, VBI note holders converted $500,000 of debt into 500,000 shares of common stock. In addition, 35,000 shares of VBI common stock were issued for payment of legal fees.

As a result of the merger, former WWE stockholders hold a majority of the voting interest in VBI. This transaction was accounted for as a reverse merger, with WWE being the acquirer for accounting purposes. The pre-acquisition financial statements (December 31 year end) of the accounting acquirer, WWE, became the historical financial statements of the combined companies and the historical financial statements of VBI for the periods prior to the date of the transaction (February 28 fiscal year end) are not presented. This transaction was accounted for as the issuance of common stock by WWE for the net monetary assets of VBI, accompanied by a recapitalization to reflect the legally issued and outstanding shares of the combined companies. Pre-acquisition stockholders’ equity of WWE was retroactively restated for the equivalent number of shares of VBI received by WWE stockholders in the acquisition, with differences between the par value of VBI and WWE’s stock recorded as additional paid in capital.

Simultaneous with the Closing on November 29, 2005, and continuing through December 30, 2005, WWE, pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation 506 promulgated under the Securities Act, engaged in a Private Offering to “accredited investors” of a total subscription of 1,205,000 shares of our 10% convertible preferred stock (convertible into 2,410,000 shares of common stock) for $2,410,000, and warrants to purchase 1,205,000 shares of our common stock; each warrant entitling the holder to purchase one share of our common stock.

Through July 31, 2006, we operated two business segments consisting of the transactional marketing business and the development and rental of real estate in New York and Connecticut.  Through other subsidiaries, we are in the process of liquidating the discontinued operations of our former medical division. The real estate and discontinued operations were acquired at the Closing on November 29, 2005 and are not included in the historical financial statements prior to that date.

On August 7, 2006, we filed a Current Report on Form 8-K announcing that on August 1, 2006, we closed our purchase of certain assets from Adsouth Partners, Inc., pursuant to the purchase agreement described in our Form 8-K filed on June 28, 2006. Through a newly formed subsidiary, Adsouth Marketing LLC, we acquired assets comprising Adsouth's consumer products division and assumed certain liabilities. We purchased rights to various consumer products and brands as well as succession to Adsouth’s wholesale and retail distribution channels and relationships.

The purchase price for the assets included a cash and stock component. The cash component was the payment of $1,525,000 at closing; subject to adjustment after closing based on the actual value of certain Adsouth assets and liabilities. On January 17, 2007, we determined that the actual value should be reduced by $843,648 to $681,352. The cash component was paid by delivery of a promissory note in the principal amount of $1,525,000 (the “Adsouth Note”). The original balance of the promissory note was adjusted to $681,352 as of the date of the acquisition. The reduction in the promissory note resulted in an overpayment of the promissory note by $150,000.

The stock component of the purchase price was paid by issuance of 5.5 million shares of our common stock (the “Adsouth Shares”), 750,000 shares of which are being held in escrow to satisfy overpayment of the promissory note and potential indemnification obligations of Adsouth.

The results of operations from Adsouth’s consumer products division prior to August 1, 2006 are not indicative of the results of future operations of this division because of new management directives from us as compared to the prior owners of this division.

On August 7, 2006, we filed a Current Report on Form 8-K announcing that on August 2, 2006, we closed a financing transaction in which we sold 10% secured convertible notes (the “Notes”) to Gottbetter Capital Partners, LLC (“Gottbetter”) to raise $5,775,400 pursuant to a Securities Purchase Agreement dated thereof (the “Securities Purchase Agreement”). We received $2,887,700 upon closing, and was to receive an additional $2,887,700 on the date the registration statement is filed pursuant to Investors Registration Rights Agreement dated thereof between Gottbetter and us (the “Registration Rights Agreement”), provided that our Board of Directors shall have consented, subject to shareholder approval, to increase its authorized shares of Common Stock to at least one hundred million (100,000,000). On September 18, 2006, we fulfilled the conditions and received the remaining $2,887,000 pursuant to a second note (the “Second Note”). Gottbetter assigned its interest in the Notes to an affiliate, Gottbetter Capital Master, Ltd. We paid a commitment fee equal to 6.5% of the total purchase price of the Notes, of which $187,700 was paid on August 2, 2006 upon the funding of $2,887,700, and the balance of $187,700 was paid on September 18, 2006 upon the funding of the Second Note.  In addition, we paid a total of $300,000 to The Keystone Equities Group LP, an investment banking firm, as a finder’s fee in connection with the sale of the Notes.

The Notes are convertible from time to time at the option of Gottbetter into our common stock at the price per share equal to eighty percent (80%) of the average of the two lowest volume weighted average prices of our common stock, as quoted by Bloomberg, LP, for the twenty-five (25) trading days immediately preceding the conversion date but in no event lower than a floor price of $0.69 (the “Conversion Price”). The $0.69 floor on the Conversion Price (the “Floor Price”) is subject to reduction in an Event of Default, as such term is defined in the Notes.  An Event of Default includes, but is not limited to, our failure to achieve certain adjusted EBITDA targets for periods specified in the Notes.  Upon an Event of Default, or ninety (90) days after the Event of Default in the case of a missed EBITDA Target, the Floor Price is reduced 50%, to $0.345, and reduces an additional $0.05 for each thirty (30) days thereafter that the Event of Default remains uncured.  Consequently, if an Event of Default were to occur and continue uncured for a period of 210 days or more, the Floor Price would reduce to zero.  Under these circumstances, the Notes would remain convertible at a discount to market price as described above, but there would be no price below which the Notes could not be converted and, correspondingly, an indeterminate number of shares of Company common stock that could issue on conversion of the Notes.  Gottbetter may not convert the Notes or exercise the Warrant (as defined below), however, if such conversion or exercise would result in Gottbetter, together with any affiliate thereof, beneficially owning in excess of 4.99% of the then issued and outstanding shares of our common stock.  Additionally, Gottbetter irrevocably waived the right to receive, upon conversion of the Notes, shares of our common stock in excess of the number of shares then authorized but unissued.  Once an Event of Default, if any were to occur, is cured, the Floor Price would reset to $0.69.  In the case of a Floor Price reduction due to our failure to meet adjusted EBITDA targets, the Floor Price would reset to $0.69 upon our achievement of any subsequent adjusted EBITDA target.  We have to date met or exceeded the applicable adjusted EBITDA targets.

We have an option to redeem a portion or all of the outstanding principal owed under the convertible Notes with the redemption price being the greater of (i) one hundred and twenty-five percent (125%) of the face amount redeemed plus accrued interest and (ii) eighty percent (80%) of the (x) product of the remaining conversion amount divided by the Conversion Price (not less than a $1.00) in effect on the trading day before our redemption notice is sent and (y) the closing sale price on the trading day before our redemption notice is sent.

In the event Gottbetter elects not to convert any portion of their Notes into our common stock, we believe we will be able to make all principal payments as required.  Our ability to repay the Notes is dependent, in part, upon our cash flow from our Transactional Marketing and Retail business segments.  In addition, on June 4, 2007, Management completed an asset-based line of credit transaction to supplement corporate cash flow.  Management believes this will insure the ability to repay the Notes on schedule even if no conversion takes place.

We and our subsidiaries granted Gottbetter a security interest in all of our tangible and intangible personal property pursuant to a Security Agreement dated July 31, 2006 between Gottbetter and us (the “Security Agreement”).

Under the terms of the Notes, certain EBITDA targets are set and failure to meet these EBITDA targets could result in an Event of Default to the Lender.   These EBITDA targets are adjusted to allow for the adding back of certain expenditures to arrive at an adjusted EBITDA target (“Adjusted EBITDA”).  We have met all Adjusted EBITDA targets through the quarter ended March 31, 2007 and management anticipates that all future EBITDA targets will also be met.

In addition to the Notes, Gottbetter received a five-year warrant to purchase 3,000,000 shares of common stock at an exercise price of $0.75 per share (the “Warrant”).  The exercise price of the Warrant is subject to reduction in the event we are not able to timely register shares of common stock underlying the Notes (an “Effectiveness Failure”) or if we are not able to maintain such registration once effective (a “Maintenance Failure”), all as more fully described in a Registration Rights Agreement we entered into with Gottbetter simultaneously with the Securities Purchase Agreement.  Under the Registration Rights Agreement, in the event of an Effectiveness or Maintenance Failure, the exercise price of the Warrant would initially reduce $0.15 to $0.60, and would reduce an additional $0.10 for each thirty (30) day period thereafter.  We were originally required to register 17 million shares of stock underlying the Notes and Warrant on or before February 28, 2007.  Gottbetter subsequently irrevocably waived (a) any and all rights and remedies associated with an Effectiveness Failure, including a reduction in the exercise price of the Warrant, occurring on or before July 31, 2007, except as follows: (i) a reduction in the exercise price of the Warrant of $0.05 if the Effective Date has not occurred on or before June 15, 2007, (ii) an aggregate reduction in the exercise price of the Warrant of $0.15 if the Effective Date has not occurred on or before June 30, 2007, and (iii) an aggregate reduction in the exercise price of the Warrant of $0.25 if the Effective Date has not occurred on or before July 31, 2007; (b) a reduction in the exercise price of the Warrant of greater than $0.10 for any thirty (30) day period after July 31, 2007, during which an Effectiveness Failure shall exist; and (c) the right, under any circumstances, to purchase shares of our common stock pursuant to the Warrant for a price per share below $0.37.  Gottbetter has also waived its right to registration of the 3 million shares underlying the Warrant, bringing the total required to be registered to 14 million shares.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and until so registered the securities may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration. The offering requires us to prepare and file with the Commission a registration statement for the purpose of registering under the Securities Act of 1933 all of the shares of our common stock issuable upon exercise of the Warrants and the Notes pursuant to an the Registration Rights Agreement.

We have included below our calculation of the dollar value of the common stock underlying the convertible notes. We have included the dollar value of common stock underlying the securities that we have registered for resale on the market price per share for these securities on the date of the sale of the convertible note.

Dollar value of the common stock underlying the convertible notes that are registered for resale was disclosed as $12.6 million as of April 11, 2007. The calculation is 14 million shares X $.90 per share (closing price on April 11, 2007) = $12.6 million.

Dollar value of common stock underlying the securities registered for resale based on the market price per share for those securities on the date of the sale of the convertible note (August 2, 2006).

3.6 million shares at $.65 per share on August 2, 2006 = $2,340,000

	Selling Stockholders	Affiliates of Selling Stockholders	Contractual Relationship with Selling (Stockholders None)	Total Payments
Legal fees and expenses	$ -	$ 25,900	$ -	$ 25,900
Other expenses	-	9,364	-	9,364
Interest payments due over the life of the convertible note	1,044,385	-	-	1,044,385

Discount on note	-	375,400	-	375,400
Discount to market on conversion of convertible notes (1)

Discount to market on exercise of warrants (2)

Dollar value of the 3.6 million shares of
common stock underlying the convertible
notes that are registered for resale
based on the closing price on
June 25, 2007 of $.75 per share	2,700,000	-	-	2,700,000

(1) The Notes are convertible from time to time at the option of Gottbetter into the common stock of the Company at the price per share equal to eighty percent (80%) of the average of the two lowest volume weighted average prices of the Company’s common stock, as quoted by Bloomberg, LP, for the twenty-five (25) trading days immediately preceding the conversion date but in no event lower than a floor price of $0.69 (the “Conversion Price”). The Company has an option to redeem a portion or all of the outstanding convertible Notes with the redemption price being the greater of (i) one hundred and twenty-five percent (125%) of the face amount redeemed plus accrued interest and (ii) eighty percent (80%) of the (x) product of the remaining conversion amount divided by the Conversion Price (not less than a $1.00) in effect on the trading day before the Company’s redemption notice is sent and (y) the closing sale price on the trading day before the Company redemption notice is sent.

(2) Gottbetter also received a five-year warrant to purchase 3,000,000 shares of common stock at an exercise price of $0.75 per share.

Other Finder’s Fee – The Company was obligated under an agreement with a third party finder, to pay a fee of $300,000 in connection with the placement of the convertible notes. The finder had no contractual relationship or affiliation with the selling stockholder.

On June 8, 2007, we filed a Current Report on Form 8-K announcing that on June 4, 2007, we entered into a Loan and Security Agreement (the “BFI Agreement”) with BFI Business Finance (“Lender”).  Pursuant to the BFI Agreement, upon our request, Lender will loan us up to the lesser of (i) $5,000,000 or (ii) the Borrowing Base. The “Borrowing Base” is defined as (i) 85% of the gross face amount of the eligible accounts receivable of our Adsouth Marketing, LLC subsidiary (“ASM”), plus (ii) 30% of the current market cost of raw materials and finished goods that constitute ASM’s eligible inventory, not to exceed $1,000,000. Inclusion of eligible inventory in the calculation of Borrowing Base remains subject to Lender receiving a report and appraisal of inventory satisfactory to Lender.  We have guaranteed ASM’s obligations under the BFI Agreement pursuant to the General Continuing Guaranty executed by us in favor of Lender on June 4, 2007 (the “Guaranty”).

Loans extended pursuant to the BFI Agreement will bear interest at a rate per annum of 2.0% above the higher of (i) the prime rate as reported in the western edition of the Wall Street Journal from time to time or (ii) 6.5%.  Upon the occurrence and during the continuance of an event of default (as defined below) the interest rate on amounts outstanding under the BFI Agreement will be increased three percentage points above the interest rate in effect immediately prior to such event of default.  Interest will be payable monthly in arrears and we are required to pay at least $7,500 a month in interest regardless of the amounts outstanding under the BFI Agreement at any particular time. We are required to pay an annual loan fee equal to 1% of the maximum amount of the credit line. We paid the annual loan fee of $50,000 at closing. In addition, we paid approximately $28,000 of other closing costs in connection with the credit line.

We have granted Lender a security interest in all of our assets as security for obligations under the BFI Agreement.  We have also established a bank account in Lender’s name into which collections on accounts receivable and other collateral of ASM are deposited (the “Collateral Account”).  Pursuant to the deposit control account agreement between us and Lender with respect to the Collateral Account, Lender is entitled to sweep all amounts deposited into the Collateral Account and apply the funds to outstanding obligations under the BFI Agreement; provided that Lender is required to distribute to us any amounts remaining after payment of all amounts due under the BFI Agreement. To secure our obligations under the Guaranty, we have agreed to grant Lender, within 30 days of the date of the BFI Agreement, a blanket security interest in all of our assets pursuant to the Security Agreement executed by us in favor of Lender on June 4, 2007 (the “Security Agreement”).

The BFI Agreement imposes certain covenants on us, ASM and the Company’s Subsidiaries in its Transactional Marketing Business, which are included under the BFI Agreement, including covenants requiring us to (i) deliver financial statements and inventory and accounts payable reports to Lender; (ii) maintain certain minimum levels of insurance; (iii) make required payments under all leases; (iv) refrain from incurring additional debt in excess of $100,000; (v) maintain our corporate name, structure and existence; (vi) refrain from paying dividends; (vii) notify Lender in advance of relocating our premises; and (viii) refrain from substantially changing our management or business.

The BFI Agreement has an initial term of 12 months (the “Basic Term”) and thereafter shall automatically renew for successive 12 months periods (each a “Renewal Term”) so long as neither we nor Lender delivers written notice of its intention to terminate the BFI Agreement. During any Renewal Term, the BFI Agreement may be terminated by either party on at least 30 days prior written notice to the other party.  If Lender delivers notice that it intends to terminate the BFI Agreement, other than in connection with an event of default, we are entitled to a period of 90 days beyond the termination date in which to obtain replacement financing and/or repay amounts borrowed.  If the Agreement is terminated by us, there is a prepayment fee equal to the applicable minimum monthly interest payment multiplied by the number of months remaining in the applicable Basic Term or Renewal Term at the time of such termination; provided, however, that if Lender has not agreed to include inventory in the calculation of Borrowing Base, then we may terminate the BFI Agreement without incurring any prepayment fees.

The term “Event of Default” is defined under the BFI Agreement to include, among other things: a payment default; a material failure for us to perform other obligations under the BFI Agreement; a material adverse change in our business or the Lender’s security interest or prospect of repayment; insolvency; certain defaults under agreements with third parties; misrepresentations; unsatisfied judgments against us and termination of any guaranties.  Upon the occurrence and continuance of an Event of Default, Lender may, without notice or demand, declare all obligations under the BFI Agreement immediately due and payable and proceed against the collateral, among other rights and remedies.

We received an initial advance on June 6, 2007 in the amount of $830,433 upon the execution of the BFI Agreement (the “Initial Loan”). The proceeds of the Initial Loan were used to payoff obligations owed to Marquette Commerical Finance under a previous factoring agreement which was simultaneously terminated by ASM, as well as to pay fees associated with the close of the BFI Agreement.

Components of Revenue and Gross Profit

Sources of Revenue

Transactional Marketing

Our transactional marketing business is conducted through WWE and its affiliates, which is the historical business of VBI after the Closing. We are a consumer product, branding, marketing and distribution company with particular focus on personal care and fitness, beauty and home consumer products. We are in the business of building product brands and believe that we have found a successful formula that combines creativity and strategic analysis to optimize sales opportunities and profitability in this marketing space. After successful branding of products, we utilize our strategy of return on investment advertising, whereby we sell such products to U.S. retail chains through our retail distribution business, catalogues, international distribution channels and other non-electronic distribution outlets. Typically, we obtain the exclusive worldwide marketing, distribution and manufacturing license rights to a particular product from its inventor or a business representative and develop the product brand through innovative marketing campaigns utilizing the Internet, television, and print media, ultimately leveraging our retail and international distribution channels for sales directly to consumers or for sales to downstream business customers. We also earn revenue from shipping and processing fees and by providing customer lists to third parties for a fee. Net sales are determined by subtracting an allowance for returns from gross product sales and list sales.

We seek to distinguish ourselves from other transactional marketing companies through the development of products that create a long term annuity stream of revenue through what we refer to as “Continuity” programs. Through our Continuity programs, customers repurchase a particular product monthly or bi-monthly, for multiple continuity cycles, thus maximizing the initial media investment to acquire that particular customer. We intend to establish a Continuity model for each and every product we decide to market and distribute, if feasible.

Retail Distribution

We began our retail distribution operations on August 1, 2006, when we purchased certain assets from Adsouth Partners, Inc., through a newly formed subsidiary, Adsouth Marketing LLC.  We acquired assets comprising Adsouth's consumer products division. We purchased rights to various consumer products and brands as well as succession to Adsouth’s wholesale and retail distribution channels and relationships.

Our strategy is to leverage the brand awareness developed via our advertising in the transactional marketing business which will enhance sales in the retail distribution business. We use our knowledge of consumer products to develop, acquire or obtain rights to products that we believe can be successfully and profitably branded through direct marketing strategies, but which will also be able to be extended into successful retail distribution products. We presently either own the rights to or have distribution rights for a number of products, most of which are beauty and home consumer products. As part of our business strategy, we intend to seek to obtain products or distribution rights to other products, which may be in different fields from our present products. Our current products are described in the business description section of this report. Customers for our products are generally mass merchandising retail companies, including some of the largest retailers in the United States. These customers consist of major retail, drug store, food and similar chains.

Real Estate Segment

All real estate property held for rental, development and sale were acquired in connection with the reverse merger acquisition on November 29, 2005. No revenues were included in the Consolidated Financial Statements prior to November 29, 2005.  Revenues in the real estate division vary substantially from period to period depending on when a particular transaction closes and depending on whether the closed transaction is recognized for accounting purposes as a sale, or is reflected as a financing, or is deferred to a future period.

Hunter, New York

Yolo Equities Corp., a wholly owned subsidiary (“Yolo”), holds a mortgage on a real estate parcel and previously owned a 65-acre real estate parcel in Hunter, New York.

The 65-acre parcel, which was subject to a contract for sale, dated November 23, 2005, was sold on March 27, 2006, (the “Land Closing”). The property was sold to Mountaintrail at Hunter, LLC, a New York limited liability company (“Mountaintrail”) for $900,000.  Mountaintrail is owned: (a) 51.67% by Yolo at Hunter, LLC, a New York limited liability company (“YoloH”), (b) 35.00% by Trailside Inroads, LLC, a New York limited liability company (“Trailside”) (100% owned by Lester Tanner (the former Chairman, President and CEO, and President of Yolo through April 19, 2006, and one of our stockholders) and his affiliates, and  (c) 13.33% by Lester Tanner and affiliates.

The selling price of $900,000 was paid to Yolo as follows: (a) $380,000 from Mountaintrail, and (b) the receipt by Yolo of a 51.67% membership interest in Mountaintrail, through YoloH, valued at $520,000.

As of December 31, 2005, YoloH was owned 100% by Yolo. In March 2006, Yolo sold 49.84% of its membership interest in YoloH to affiliates of Mr. Tanner for $309,000, leaving Yolo with a balance of 50.16% ownership interest in YoloH, valued at $211,000, which is included in investment in unconsolidated subsidiary. On April 11, 2006, Yolo entered into an agreement with Mr. Tanner, which closed on April 19, 2006, to sell the remaining 50.16% interest in YoloH to him for $211,000. Our basis in the property was $900,000, and therefore, Yolo recorded no gain or loss on the sale. Our management believes that terms of sale of the 65 acre parcel, including, without limitation, the sale price, are as fair as could have been obtained from an unaffiliated party in an arm’s length transaction.

See Note 5 of Notes to Consolidated Financial Statements.

East Granby, Connecticut

We own a forty-nine (49%) percent interest in Gateway Granby, LLC (“Granby”), a limited liability company that owns and operates an office building in East Granby, Connecticut. The office building contains approximately 52,000 square feet of rentable space and is located on 7.7 developable acres. We maintain control of Gateway Granby by virtue of an Irrevocable Proxy and Agreement dated November 29, 2005, under which another member of Gateway Granby owning an approximately 12% membership interest has granted us an irrevocable proxy to vote its interest on all matters on which Gateway Granby members are entitled to vote.  The proxy is effective for so long as we maintain our 49% interest.  Due to such voting control, Granby is consolidated with VBI, and the minority voting interests are recorded separately.

Costs of Goods Sold

Transactional Marketing

Cost of goods sold consists primarily of (1) the landed costs of the finished goods received from third-party manufacturing partners, (2) fees to out-sourced call and fulfillment centers, which includes order processing, shipping and storage charges, freight charges for shipping to customers, and customer service, (3) royalties paid to the inventors of products, and (4) credit card processing fees.

Retail Distribution

Cost of goods sold consists primarily of (1) the landed costs of the finished goods received from third-party manufacturing partners, (2) fees to out-sourced fulfillment centers, which includes shipping and storage charges, and (3) royalties paid to the inventors of products.

Real Estate

All real estate property held for rental, development and sale were acquired in connection with the reverse merger acquisition on November 29, 2005. No costs of sales were included in the Consolidated Financial Statements prior to November 29, 2005. All operating expenses of the office building in East Granby, Connecticut are included in general and administrative expenses.

Components of Operating Expenses

 Selling Expenses

Transactional Marketing

Selling expenses are the largest component of our cost structure and primarily consist of media expenditures and out-sourced infomercial production costs. The largest component of selling expenses is the cost of TV and Internet media.

Retail Distribution

Selling expenses primarily consist of advertising and promotion, commissions, and shipping costs to customers.

General and Administrative Expenses

Transactional Marketing

The largest component of general and administrative expenses is administrative employment costs and executive salaries that have not been allocated to corporate overhead. Other significant general and administrative expenses include liability insurance, legal fees, occupancy, and telecommunications costs.

Retail Distribution

The largest component of general and administrative expenses is administrative employment costs and executive salaries that have not been allocated to corporate overhead. Product liability insurance is another significant cost.

Real Estate Segment

General and administrative expenses primarily consist of real estate taxes, utilities and maintenance attributable to the office building in East Granby, Connecticut that was acquired in connection with the reverse merger on November 29, 2005.

Corporate Expenses

Corporate expenses consist of the direct costs of being a public company and the costs attributable to new business development. These costs are primarily attributable to an allocation of: (i) employment costs of executive officers and other employees whose services are directly related to the management of the public company and new business development, (ii) professional fees and (iii) shareholder communications and investor relations costs. We expect that corporate expenses will increase as additional senior management personnel are hired to oversee our anticipated growth and to comply with the requirements of being a public company. The cost of non-cash stock-based compensation includes amortization of the fair value of options, stock and warrants issued to employees and consultants have been allocated to corporate expenses.

Depreciation and amortization

The significant components of depreciation and amortization are:

We incurred costs of $972,000 to issue the $5.7 million 10% secured convertible notes, which closed on August 2, 2006. As additional consideration, we also issued warrants to purchase 3,000,000 shares of our common stock. The fair value of the warrants issued as determined by the Black-Scholes pricing model was $512,000. These costs are being amortized over the 36 month life of the loan.

The total cost of the Retail Distribution business acquired on August 1, 2006, in excess of net assets acquired, was $2.0 million, which was allocated to an intangible asset, recognizing the value of the 18,000 retail store distribution network. The intangible asset is being amortized over ten years, the estimated life of the current retail store distribution network.

On November 8, 2006, our subsidiary, Adsouth Marketing, LLC (“ASM”), completed an account transfer and purchase agreement with a factoring company. The advances paid by the factoring company to ASM under the account transfer and purchase agreement is guaranteed by VBI, our chief executive officer, Nancy Duitch, and by our president and chief operating officer, Alan Gerson. We have agreed to indemnify the personal guarantors for any loss they may sustain in connection with the guaranty. We have agreed to pay each guarantor $50,000, which is 2.5% of the facility amount, in January 2007. The guaranty fee is being amortized over the two year term of the factoring agreement.

Depreciation expense, related to the office building that we own and operate in East Granby, Connecticut is approximately $190,000 per year.

On July 13, 2006, we completed the closing of a second mortgage financing (the “Second Mortgage Note”) on the East Granby Property owned by our subsidiary, Gateway Granby, LLC. Approximately $120,000 of fees were paid in connection with the Second Mortgage Note. The fees are being amortized over the 36 month life of the Second Mortgage Note.

We are also amortizing commissions paid to brokers for obtaining tenants. The brokerage fees are being amortized over the life of the related leases, which range from five to six years.

Bad debts

The significant component of bad debt expense is when we ship a product with multiple credit payment terms, consisting of future credit card charges. If the future charges are ultimately denied, we will incur a bad debt expense.

Components of Other Items

Interest Expense, net

This item is recorded net of insignificant amounts of interest income.

Transactional Marketing

10% Secured Convertible Notes: On August 2, 2006, we closed a financing transaction in which we sold 10% secured convertible notes (the “Notes”) to Gottbetter Capital Finance, LLC (“Gottbetter”) to raise $5,775,400 pursuant to a Securities Purchase Agreement dated thereof (the “Securities Purchase Agreement”). We received $2,887,700 upon closing, and received an additional $2,887,700 on September 18, 2006 pursuant to a second note (the “Second Note”). We used $762,500 of the proceeds to pay principal on the note payable for the acquisition of the Consumer Products Division of Adsouth Partners, Inc., that was acquired on August 1, 2006. The balance of the proceeds is allocated to the transactional marketing business.

Factoring Agreement: On November 9, 2006, on behalf of our Worldwide Excellence, Inc. (“WWE”) subsidiary, we completed a receivables purchase agreement with a factoring company for products that were sold to WWE’s customers under multiple payment terms. Under multiple payment terms, a customer’s credit card is charged for payment of the sale up to five times, on a monthly basis, until the full purchase price is received. We pay a discount ranging from (i) 8% of the gross amount for receivables that are due within three months of sale, to (ii) 10% of the gross amount for receivables that are due within five months of sale. If the prime rate is above 7%, the discount may be adjusted on the first day of each calendar month, up or down, by one-half of the change in the prime rate. We are advanced 85% of the amount of the purchased contracts.

Retail Distribution

Promissory Note: On August 1, 2006, we closed our purchase of certain assets from Adsouth Partners, Inc., pursuant to the purchase agreement described in our Form 8-K filed on June 28, 2006. VBI, through a newly formed subsidiary, Adsouth Marketing LLC, acquired assets comprising Adsouth's consumer products division and assumed certain liabilities.

The purchase price for the assets included a cash and stock component. The cash component was the payment of $1,525,000 at closing; subject to adjustment after closing based on the actual value of certain Adsouth assets and liabilities. On January 17, 2007, we determined that the actual value should be reduced by $843,648 to $681,352. The cash component was paid by delivery of a promissory note in the principal amount of $1,525,000 (the “Adsouth Note”). The original balance of the promissory note was adjusted to $681,352 as of the date of the acquisition. The reduction in the promissory note resulted in an overpayment of the promissory note by $150,000.

In accordance with the terms of Adsouth Note, we were required to pay 50% of the outstanding principal of the Adsouth Note upon receipt of the proceeds from our 10% secured convertible note. The balance of note at September 30, 2006 was $762,250 and until the adjustment to principal on January 17, 2007, was being amortized over a twenty-four month period, with interest and $22,875 in principal payable monthly.

Demand Note: In accordance with the terms of the assets purchased from Adsouth, we assumed certain liabilities as payment of the purchase price. Included in the liabilities assumed was a note with a balance of $756,078. The note is a demand note that bears interest at 18% per annum. The loan requires monthly interest payments and principal payments in an amount equal to collections from two retailers.

10% Secured Convertible Notes: Interest expense is primarily attributable to the portion of the proceeds of the 10% secured convertible notes allocated to the retail distribution business.

Factoring Agreement: On November 8, 2006, our subsidiary, Adsouth Marketing, LLC (“ASM”), completed an account transfer and purchase agreement with a factoring company. We may sell qualified receivables to the factoring company without recourse up to a maximum outstanding balance of $2,000,000. We pay a fixed discount of 0.75% of the gross amount of any receivables sold and are advanced 80% of the gross amount of such receivables and the remaining 20% of the gross amount of any receivables sold is held as a reserve by the factoring company until such time as the receivable is collected by the factoring company.  We pay a variable interest rate, of prime plus 2%, but in no event less than 7%, on all advances.

Real Estate

Interest expense from real estate consists of debt acquired from our real estate operations, in connection with the reverse merger acquisition on November 29, 2005. This debt includes the following:

Mortgage payable, office building

The East Granby Property is owned subject to a mortgage, with an outstanding principal balance of $2,042,000 at March 31, 2007. The interest rate is 5.53 % through December 31, 2007.  Thereafter, the interest rate changes every five years based upon the Index plus 275 basis points.  The Index is the yield for United States Government Securities Five (5) Year Treasury Constant Maturities as described by the Federal Reserve System in the Federal Reserve Statistical Release H-15(519). Under the terms of the note, the principal balance of the mortgage will be reduced by approximately $71,000 before the interest rate change takes effect on December 31, 2007.

On July 13, 2006, we completed the closing of a $1,100,000 second mortgage financing on the East Granby Property. The mortgage note matures on August 1, 2009, with an interest rate of 12.5% per annum.

Bank Loan

Gateway Granby, LLC, (“Granby”) which owns the East Granby office building has an outstanding bank loan with a balance of $21,000 at March 31, 2007. The interest rate is 7.2%, and the monthly payment is $10,580 per month for principal plus interest, until the loan is fully amortized in May 2007.

Tenant improvement loan

Pursuant to the lease with Jack Henry and Associates, Inc. (“Jack Henry”), Granby is obligated to reimburse Jack Henry for a construction allowance of $100,000 for tenant improvements completed in 2005. Granby made a principal payment of $17,353 in May 2006. The remaining balance will be amortized by monthly payments of principal in the amount of $4,682 along with accrued interest at the rate of 8% per annum through October 15, 2007.

Corporate

Series A and B Bonds were included in the net assets of VBI acquired in connection with the reverse merger acquisition on November 29, 2005. In accordance with terms of the Acquisition Agreement, the Series A and B Bondholders have the right to convert their Bonds into common stock at the rate of $1 per share. In February 2006, $100,000 of Series B Bonds were converted into 100,000 shares of common stock. Interest on both of the Series A and Series B bonds is calculated at a rate of prime plus 3% but not less than 9% per annum nor more than 15% per annum. The rate of interest will be adjusted at the end of each calendar quarter. As of March 31 2007, the prime rate was 8.25% and the interest rate on these bonds remained at 11.25% for the following quarter.

Minority Voting Interest in Net Income of Subsidiary

We own a forty-nine (49%) percent interest in Gateway Granby, LLC (“Granby”), a limited liability company that owns and operates an office building in East Granby, Connecticut. Simultaneous to the Closing on November 29, 2005, we entered into an irrevocable proxy and agreement with certain members of the limited liability company who are our stockholders, which agreement gives us voting and operational control of the limited liability company so long as we maintain our ownership interest in the limited liability company. Due to such voting control, Granby is consolidated with us, and the minority voting interests (51%) are recorded separately.

Income taxes

Prior to the reverse merger acquisition on November 29, 2005, WWE was incorporated as a pass-through entity and, therefore, did not record income tax expense for federal purposes, and was subject to a reduced California tax rate of 1.5% as an S-Corporation.  The State of California charges an $800 tax as well as an LLC fee that is based on gross receipts.

We have allowable net operating loss ("NOL") carry-forwards for Federal purposes of approximately $9,739,000. These losses include $5,615,000 of pre-merger losses allowable to be carried forward by Internal Revenue Code statute. The annual carry-forwards are limited to $281,000 per year. Any unused amount of the annual allowable losses may be carried forward to future periods. We incurred additional taxable losses for the three months ended March 31, 2007 of $6,000. These losses will be available for future years, expiring through December 31, 2027. However, we have taken a 69% valuation allowance against Federal NOL carry-forwards due to the uncertainty of generating enough taxable income throughout the carry-forward period to utilize the full amount available.

Discontinued Operations

The remaining receivables from the former medical financing business, conducted through our various subsidiaries, were included in the net assets that were acquired in the reverse merger acquisition on November 29, 2005, we sold our continuing service obligations related to these receivables and the future revenue rights of our medical financing business in exchange for preferential collection rates on the receivables that are expected to be collected. An estimated reserve for future collection costs has been established as of November 29, 2005. We will still incur certain employment costs, through 2006. Occupancy costs related to our New Rochelle, New York office are also allocated to discontinued operations. The lease expired in February 2007, and was not renewed.

Off-Balance Sheet Transactions

We do not have any off-balance sheet arrangements.

Critical Accounting Policies

Management's discussion and analysis of its financial position and results of operations are based upon our Consolidated Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Management believes that the critical accounting policies and areas that require the most significant judgments and estimates to be used in the preparation of the Consolidated Financial Statements are deferred costs, retail distribution network, stock-based payments, allowance for doubtful accounts, impairment against goodwill, valuation allowance against its deferred tax asset, and revenue recognition.

Deferred Costs

Deferred costs include costs to obtain financing and prepaid leasing commissions paid to brokers in our real estate division. Deferred finance costs are amortized over the life of the loan. Deferred broker fees are amortized over the life of the tenant’s lease.

In connection with the 10% secured convertible financing obtained on August 2, 2006, as additional consideration, we issued warrants to purchase 3,000,000 shares of common stock. The value of the warrants, using the Black-Scholes valuation formula was approximately $566,000, which has been capitalized as a deferred financing cost and is being amortized over the life of the financing, which is 36 months.

Retail Distribution Network

The total cost of the retail distribution business acquired on August 1, 2006, in excess of net assets acquired, was allocated to an intangible asset, recognizing the value of the 18,000 retail store distribution network. The intangible asset is being amortized over ten years, the estimated life of the current retail store distribution network.

Stock-Based Payments

In December 2004, the FASB issued Statement No. 123(R), "Stock-Based Payment" ("FAS 123(R)"). FAS 123(R) supercedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and amends FAS No. 95, "Statement of Cash Flows." Generally, the approach in FAS 123(R) is similar to the approach described in FAS 123. FAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. FAS 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed.

In July 2006, the Board of Directors approved our 2006 Equity Incentive Plan (the “2006 Plan”), which was approved by consent of the majority shareholders in September 2006. Under the 2006 Plan, we may issue up to 5,000,000 shares of common stock in the aggregate pursuant to all awards granted under the 2006 Plan. The awards include nonqualified stock options and incentive stock options, warrants, restricted stock and stock purchases. We account for the transactions of 2006 Plan under the provisions of FAS 123(R).

The fair value of options or warrants to purchase our common stock is now exclusively determined using the Black-Scholes valuation method, a method widely accepted as providing the fair market value of an option or warrant to purchase stock at a fixed price for a specified period of time. Black Scholes uses five variables to determine market value as follows:

•

exercise price (the price to be paid for a share in our stock);

•

price of our stock on the day the options or warrants are granted;

•

the expected number of days that the options or warrants will be held before they are exercised, based on the average of their vesting and contractual periods;

•

trading volatility of our stock, based on historical prices for a retrospective period equal to the expected holding period together with certain other factors as applicable; and

•

the annual risk free interest rate on the day the option or warrant is granted for the expected holding period.

The determination of expected volatility requires management to make certain estimates and the actual volatility may vary significantly from that estimate. Accordingly, the determination of the resulting expense is based on a management estimate.

Allowance for Doubtful Accounts

Accounts receivable

We extend credit to customers and perform credit evaluations in the ordinary course of business.

Mortgage and note receivable

We evaluate the credit positions on our notes receivable and the value of the related collateral on an ongoing basis. We estimate that all of our notes receivable are fully collectible and the value of the collateral is in excess of the related receivables. We continually evaluate our notes receivable that are past due as to the collectibility of principal and interest. We consider the financial condition of the debtor, the outlook of the debtor's industry, decrease in the ratio of collateral values to loans, and any prior write-downs on loans. The above considerations are all used in determining whether we should suspend recording interest income on any notes receivable or provide for any loss reserves.

Finance receivables (discontinued assets)

Management's periodic evaluation of the adequacy of the allowance for loan losses is based on our past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the customer's ability to repay, the estimated value of any underlying collateral, the outlook of the debtor's industry, and current economic conditions. When we estimate that a specific customer’s account may be uncollectible, that balance is included in the reserve calculation. Actual results could differ from these estimates under different assumptions.

Goodwill

Goodwill represents acquisition costs in excess of the net assets acquired in connection with the reverse merger on November 29, 2005. The excess of the costs in excess of the assets are related to the benefits WWE derived from our being a publicly traded company with operations, assets and history. In accordance with SFAS 142, “Goodwill and Other Intangible Assets,” goodwill is no longer amortized; instead goodwill is tested for impairment on an annual basis. We periodically evaluate whether events or circumstances have occurred indicating the carrying amount of goodwill may be impaired.

The provisions of SFAS 142 require that a two-step impairment test be performed annually or whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The first step of the test for impairment compares the book value of our reporting unit to its estimated fair value. The second step of the goodwill impairment test, which is only required when the net book value of the reporting unit exceeds the fair value, compares the implied fair value of goodwill to its book value to determine if an impairment is required.

Goodwill is tested annually for impairment and will be tested more frequently if events and circumstances indicate that the assets might be impaired.  An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. When factors indicate that goodwill should be evaluated for possible impairment, we compare the current market value of our stock compared to the negotiated value that was attributable to it in the reverse merger acquisition on November 29, 2005, to determine if an impairment loss should be recognized.

Deferred Tax Assets

Income taxes are accounted for using a balance sheet approach in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). We account for deferred income taxes by applying statutory tax rates in effect at the date of the balance sheet to differences between the book and tax basis of assets and liabilities. A valuation allowance is established if it is “more likely than not” that the related tax benefits will not be realized. In determining the appropriate valuation allowance, we consider projected realization of tax benefits, book and taxable income trends, available tax strategies and the overall deferred tax position.

Revenue Recognition

Transactional Marketing

Revenues are recognized when the product is shipped or picked up by the customer. Provisions for discounts to customers, estimated returns and allowances and other adjustments are provided for in the same period the sales are recorded.  The return estimates are based on historical records.  When no historical records of returns exist for a new product, revenue recognition is delayed until an accurate estimate of returns can be determined.

Retail Distribution

Revenues from the sale of products are recognized upon the shipment of the goods being sold and are net of estimated returns and other promotional allowances.

Real Estate

The full accrual method is used on the sale of real estate if the profit is determinable, we are not obligated to perform significant activities after the sale to earn the profit, and there is no continuing involvement with the property. If the buyer's initial and continuing investments are inadequate to demonstrate a commitment to pay for the property, the installment method is used, resulting in the deferral of income. If we have continuing involvement with the property, the financing method is used.

Effects of New Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments - An Amendment of FASB No. 133 and 140. The purpose of SFAS statement No. 155 is to simplify the accounting for certain hybrid financial instruments by permitting fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No. 155 also eliminates the restriction on passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of any entity's first fiscal year beginning after September 15, 2006. The adoption of FAS 155 did not have a material impact on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy as defined in the standard. Additionally, companies are required to provide enhanced disclosure regarding financial instruments in one of the categories (level 3), including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of FAS 157 did not have a material impact on the Company’s financial position or results of operations.

In July 2006, the FASB issued FASB Interpretation 48, "Accounting for Uncertainty in Income Taxes” ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes."  This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides a guidance on de-recognition, classification interest and penalties, accounting in interim periods, disclosure and transition. The adoption of FIN 48 did not have a material impact on the Company’s financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities including an amendment of SFAS No. 115: (SFAS No. 159). The new statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the potential impact of SFAS No. 159 on our financial position and results of operations.

The SEC issued Staff Accounting Bulletin No. 108 (“SAB 108”) in September 2006. SAB 108 expresses the views of the SEC staff regarding the process of quantifying the materiality of financial misstatements. SAB requires both the balance sheet and income statement approaches to be used when quantifying the materiality of misstatement amounts. In addition, SAB 108 contains guidance on correcting errors under the dual approach and provides transition guidance for correcting errors existing in prior years. SAB 108 did not have a material impact on our consolidated financial statements.

RESULTS OF OPERATIONS

Year ended December 31, 2006 compared to year ended December 31, 2005

As a result of the reverse merger acquisition on November 29, 2005, the pre-acquisition financial statements (December 31 year end) of the accounting acquirer, WWE, became the historical financial statements of the combined companies and the historical financial statements of VBI (formerly “MFC Development Corp.” or “MFC”) for the periods prior to the date of the acquisition (February 28 fiscal year end) are not presented. This transaction was accounted for as the issuance of common stock by WWE for the net monetary assets of VBI, accompanied by a recapitalization to reflect the legally issued and outstanding shares of the combined companies. Pre-acquisition stockholders’ equity of WWE was retroactively restated for the equivalent number of shares of VBI received by WWE stockholders in the acquisition, with differences between the par value of VBI and WWE’s stock recorded as additional paid in capital.

On August 1, 2006, we closed our purchase of certain assets from Adsouth Partners, Inc. VBI, through a newly formed subsidiary, Adsouth Marketing LLC, acquired assets comprising Adsouth's consumer products division and assumed certain liabilities. We purchased rights to various consumer products and brands as well as succession to Adsouth’s wholesale and retail distribution channels and relationships. As a result of this acquisition, we commenced operations of our retail distribution business on August 1, 2006.

Revenues and Gross Profit

Transactional Marketing

The following table summarizes our changes in net revenue and gross profit from our transactional marketing business (in thousands) for the periods indicated:

	Year ended
	December 31,
			Change
	2006	2005	$	%
Net revenue	$16,406	$ 8,029	$ 8,377	104%
Cost of sales	6,319	3,746	2,573	69%
Gross profit	$10,087	$ 4,283	$ 5,804	136%
Gross profit %	61%	53%

Net Sales

Net sales for the year ended December 31, 2006 (“2006”) were approximately $16.4 million, an increase of $8.4 million, or 104%, compared to net sales for the year ended December 31, 2005 of approximately $8.0 million.

The increase in net sales for the year ended 2006 was attributable to the additional funds that were available to spend on media advertising as a result of the two stage financing that was closed in August and September 2006. The funds available for the additional media expenditures allowed us to launch marketing campaigns for three new products during 2006. In 2005, our lack of funding, limited the amount of media advertising expenditures, which resulted in lower sales. The three new products (Pet Vac, a pet grooming product, Hercules Hook, a household product, and True Ceramic Pro, a hair straightening product) generated revenues of $11.5 million for the year ended 2006. The increase in sales from these new products was offset by decreases in older product lines whose marketing campaigns were eliminated or reduced.

Gross Profit

Gross profit for the year ended 2006 was approximately $10.1 million, which represents an increase of $5.8 million, or 136%, compared to gross profit for the year ended 2005 of approximately $4.3 million. The increase in gross profit was due to both an increase in net sales as detailed above and an increase in profit margins. The gross profit margin was 61% for the year ended 2006, compared to 53% for the year ended 2005. The increase in gross profit margin in 2006 was due to the three new products launched during 2006 as described above, which are products that have lower costs of sales associated with the revenues generated than the fitness products that made up a portion of the revenues for the year ended 2005. Sales from our beauty product lines had a higher percentage of the revenue coming from continuity sales, which have lower costs than the initial sale. The initial sale includes additional costs to obtain a new customer. In addition, customer service costs were also lower in 2006 for the beauty product lines as some of the revenue generated during 2005 was associated with a print marketing campaign that had higher costs for customer service. The increase in gross profit percentage for 2006 was offset by an increase in costs of $55,000 to ship products to our customers due to the bankruptcy of a major industry freight consolidator. In addition, the increase in gross profit in 2006 was offset by a $115,000 write down of inventory based on management’s decision to discontinue marketing the Body Burner product in order to focus on new products with higher gross profit margins. The write down was comprised of the freight-in on units that were returned to the manufacturer and the cost of other related products that were sold to the customers who purchased the Body Burner.

Retail Distribution

The following table summarizes our net revenue and gross profit from our retail distribution business from August 1, 2006, date of acquisition (in thousands) through December 31, 2006:

Net revenue	$ 5,098
Cost of sales	2,479
Gross profit	$ 2,619
Gross profit %	51%

The retail distribution business we acquired in 2006 is in the beginning stages of development. Our strategy is to leverage our advertising for the products in the transactional marketing business to enhance sales in the retail distribution business. We use our knowledge of consumer products and intend to develop, acquire or obtain rights to products that we believe can enhance our overall business. We presently either own the rights to or have distribution rights for a number of products, most of which are beauty and houseware products. As part of our business strategy, we intend to expand the products offered in our direct response marketing business to our retail distribution business. We will also seek to obtain products or distribution rights to other products, which may be in different consumer product categories from our present products.

Real Estate

We acquired the real estate activities of VBI on November 29, 2005. The revenue for the year ended December 31, 2006 was $1.6 million, which included $900,000 of revenue from the sale of the 65 acre parcel in Hunter, New York. The balance was primarily rental income from the office building in East Granby, Connecticut.

The cost of the 65 acre parcel was $900,000, and was included in cost of sales for the year ended December 31, 2006.

The following table summarizes our changes in costs and expenses from continuing operations (in thousands) for the periods indicated:

	Year ended
	December 31,
			Change
	2006	2005	$	%
Selling:
Transactional marketing	$ 9,975	$ 4,018	$ 5,957	148%
Retail distribution	529	-	529	n/a *	%
Total selling	10,504	4,018	6,486

General and administrative:
Transactional marketing	1,786	2,123	(337)	(16)%
Retail distribution	565	-	565	n/a *	%
Real estate	418	28	390	n/a**	%
Total general and administrative	2,769	2,151	618

Corporate expenses	1,366	359	1,007	281%

Depreciation and amortization:
Transactional marketing	13	9	4	44%
Retail distribution	108	-	108	n/a *	%
Real estate	237	17	220	n/a**	%
Corporate	203	-	203	n/a	%
Total depreciation and amortization	561	26	535

Bad debts	229	45	184	409%

Interest expense, net:
Transactional marketing	211	266	(55)	(21)%
Retail distribution	156	11	145	n/a *	%
Real estate	208	-	208	n/a**	%
Corporate	39	3	36	n/a**	%
Total interest expense, net	614	280	334

* The retail distribution network was acquired on August 1, 2006. ** Real estate operations commenced on November 29, 2005.

Selling Expenses

Transactional Marketing

Selling expenses for the year ended 2006 were approximately $10.5 million, which represents an increase of $6.5 million, or 148%, compared to selling expenses for the year 2005 of approximately $4.0 million. Selling expense as a percent of revenue increased to 61% in 2006 as compared to 50% in 2005.

Media spending for TV increased in 2006 by $5.7 million compared to 2005. The increase in 2006 was due to the availability of funds from our recently completed financing to launch and expand new products in 2006 compared to the existing products in 2005. Internet media spending increased in 2006 by $1.0 million compared to 2005. The increase in 2006 was attributable to hiring an Internet marketing manager, which enabled us to manage an increase in media spending on the Internet for our new products. The increase in selling expenses were partially offset by a decrease in print media spending in 2006 of $.2 million compared to 2005, as a result of WWE’s current emphasis on other media spending.

Selling expenses were also higher in 2006 as compared to 2005 due to the costs incurred under a consulting agreement (“The Leszinski Asset Purchase and Consulting Agreement”) with a former owner of WWE, which began in the fourth quarter of 2005. Under the terms of the agreement, WWE is obligated to pay a former owner $17,500 per month for 36 months for ongoing consulting services to oversee and manage WWE’s foreign distribution relationships. The increases in selling expense were offset by decreases in selling expenses in our beauty product lines in 2006 as compared to 2005 due to increased revenue generated from continuity sales that does not have any associated advertising cost, as we reduced our marketing campaign for this product and we reassessed all of our marketing campaigns in conjunction with the launch of our retail distribution business.

The increase in selling expense as a percent of revenue in 2006 was due to one of our new product launches that had higher telemarketing and media expenses as a percent of revenue compared to products sold in 2005. As a result, selling expenses increased, as a percentage, more than net revenues.

Retail Distribution

Selling expenses for the five-month period from August 1, 2006 through December 31, 2006 primarily consisted of advertising, commissions and delivery costs. We expect to leverage the advertising for our products in the transactional marketing business to enhance sales in the retail distribution business.

Real Estate

There were no brokerage fees paid in connection with the sale of the 65 acre parcel. We did not incur any other selling expenses in 2006.

General and Administrative Expenses

Transactional Marketing

General and administrative expenses in 2006 were approximately $1.8 million, a decrease of $.3 million, or 16%, compared to general and administrative expenses in 2005 of approximately $2.1 million. The net decrease in 2006 was due to a decrease in professional fees and an increase in the allocation of expenses to corporate overhead. Beginning on August 1, 2006, certain employment costs that were previously allocated to the transactional marketing business are now being allocated to the retail distribution business. The decrease was offset by (i) higher employment costs with the addition of new employees, including a project manager, a director of interactive marketing, and support staff and, (ii) an increase in our product liability insurance.

Retail Distribution

General and administrative expenses for the five-month period from August 1, 2006 through December 31, 2006 primarily consisted of direct employment costs of $231,000 and an allocation of WWE employment costs from the transactional marketing business of $222,000. We allocate our employment costs to the each of our business segments based on the approximate time devoted by each employee to the respective businesses.

Real Estate

General and administrative expenses in 2006 from real estate activities were $418,000. These expenses include operating expenses of the office building in East Granby, Connecticut, primarily consisting of: (i) maintenance and supplies of $70,000, (ii) real estate taxes of $64,000, and (iii) utilities of $198,000.

Corporate Expenses

Corporate expenses in 2006 were approximately $1.4 million, an increase of $1.0 million, or 281%, compared to corporate expenses in 2005 of approximately $.4 million. Corporate expenses consist of the costs of being a public company and the costs attributable to new business development. These costs are primarily attributable to: (i) an allocation of employment costs of executive officers and other employees whose services are directly related to the management of the public company and new business development, and (ii) professional fees. The cost of non-cash stock-based compensation, which includes amortization of the fair value of options, stock and warrants issued to employees and consultants have been allocated to corporate expenses.

On July 27, 2006, we adopted our 2006 Equity Incentive Plan (the “2006 Plan”) to provide incentives to employees, consultants, officers and directors. We reserved 5,000,000 shares of our common stock for issuance under the 2006 Plan. Pursuant to the 2006 Plan, we may issue stock options, stock purchase awards, restricted stock awards, and warrants. In addition to the options to purchase 1,000,000 shares of common stock granted to Alan Gerson, pursuant to his Employment Agreement, a total of 794,000 options to purchase our common stock were also granted to employees, 78,000 options to purchase our common stock were granted in total, to two directors, 250,000 options  to purchase our common stock was granted to a consultant, and warrants to purchase 15,000 shares of our common stock was granted to a consultant, at the exercise price of $.60 per share for the employees, directors and the consultants. Unless otherwise specified in an employment contract, options vest quarterly over three years from the date of the grant. Under the 2006 plan, 15,000 shares of restricted stock was granted in total, to two directors at a grant price of $.60 per share, and 148,750 shares of restricted stock was granted to a consultant, at a grant price of $.60 per share.

In addition, grants not under the 2006 Plan, in which are included in stock-based compensation are: (i) 40,179 shares of restricted stock granted to a consultant, pursuant to an investor relations agreement, at a grant price of $.90 per share, and (ii) warrants to purchase 10,000 shares of common stock was issued to a consultant at a grant price of $.60 per share. Total stock-based compensation included in corporate expenses in 2006 was $218,000.

Depreciation and Amortization

Retail Distribution

The total cost of the retail distribution network, in excess of the net assets acquired was $2.0 million, which we will amortize over the estimated life of ten years. Amortization expense of the retail distribution network was approximately $82,000 for the period from August 1, 2006 through December 31, 2006.

The advances paid by the factoring company under an account transfer and purchase agreement is guaranteed by the Company, its chief executive officer, Nancy Duitch, and by its president and chief operating officer, Alan Gerson.  The Company has agreed to indemnify the personal guarantors for any loss they may sustain in connection with the guaranty. The Company has agreed to pay each guarantor a fee of $50,000, which is 2.5% of the facility amount. The guaranty fee is being amortized over the two year term of the factoring agreement. In 2006, amortization expense under the guaranty fee was $8,000.

Real Estate

Depreciation and amortization expense in 2006 consists of depreciation of $184,000 related to the office building in East Granby, Connecticut and amortization of prepaid real estate broker fees and deferred finance costs of $53,000.

Corporate

On August 2, 2006, we began amortizing the costs incurred to obtain the $5.7 million 10% secured convertible notes. Amortization expense was $202,000 in 2006, and will continue over the 36 month life of the loan.

Bad Debts

Transactional Marketing

Bad debt expense in 2006 was $229,000, an increase of $184,000, compared to bad debt expense in 2005 of $45,000. In 2006, a higher percentage of WWE’s sales were generated from products that had multiple credit payment terms, as compared to 2005. Sales that have multiple credit payment terms are subject to future credit card charges. If the future charges are ultimately denied, we will incur a bad debt expense.

Real Estate

There was no bad debt expense in the real estate business acquired from VBI during the period from the date of acquisition on November 29, 2005 through December 31, 2005.

Interest Expense

Transactional Marketing

Interest expense in 2006 was $211,000, compared to interest expense of $266,000 in 2005. Interest expense in 2006 primarily consisted of: (i) $139,000, which represents interest on the portion of the proceeds of the 10% secured convertible notes allocated to the transactional marketing business, and (ii) factoring charges of $46,000. In 2005, interest expense in the transactional marketing business was due to the short term financing that was required in stages, from April 2005 until the Closing on November 29, 2005.  Included in the cost of short term financing was $226,000, which is the fair value of 926,500 warrants to purchase common stock that were issued to bridge noteholders, and various creditors and vendors, as additional consideration to extend credit.

Retail Distribution

Interest expense for the five-month period since the acquisition of the retail distribution business on August 1, 2006 consisted of: (i) $66,000, which represents interest on the portion of the proceeds of the 10% secured convertible notes allocated to the retail distribution business, (ii) $53,000 of interest on the 18% demand note that we assumed as part of the purchase price of the retail distribution business from Adsouth Partners, Inc., and (iii) factoring charges of $33,000. The overpayment on the promissory note, related to the acquisition of the retail distribution business, resulted in a reduction of the original promissory note. Interest expense on the promissory note, as adjusted, was $3,000 in 2006.

Real Estate

Interest expense in 2006, on the debts that were acquired from VBI on November 29, 2005, was $129,000. The major component was $117,000 of interest related to the first mortgage on the office building in East Granby, Connecticut. On July 13, 2006, we completed the closing of a $1,100,000 second mortgage financing on the East Granby Property, with an interest rate of 12.5% per annum. Interest expense related to the second mortgage was $77,000 in 2006.

Corporate

Interest expense allocated to corporate was primarily attributable to interest expense on the debts that were acquired from VBI on November 29, 2005. These debts include the balance of Series A and Series B Bonds. Interest expense was $39,000 in 2006.

Minority Voting Interest in Net Income of Subsidiary

Minority voting interests in net loss of subsidiary in 2006 was $68,000 compared minority voting interests in net income of subsidiary in 2005 of $6,000. The amounts represent the amount due to, or due from, the minority voting interests of Gateway Granby, LLC.

Discontinued Operations

Loss from discontinued operations in 2006 was approximately $142,000, compared to $34,000 in 2005. The loss in 2005 is for the period that the activities of the discontinued operations were acquired from VBI, on November 29, 2005 through December 31, 2005. The annualized loss in 2006 decreased due to reductions in employment costs in 2006.

Net (Loss) Income

The net loss in 2006 was approximately $2,757,000, compared to a net loss of $2,583,000 in 2005. The increase in net loss from 2005 was attributable to certain additional expenses incurred during 2006. These additional expenses include: (i) non-cash stock-based compensation of $218,000, (ii) amortization of acquisition costs and financing costs of $310,000, and (iii) interest expense attributable to the financing and acquisition of $208,000. These additional expenses were offset by our ability to derive additional revenues from the proceeds we received from the 10% secured convertible financing that closed in August and September 2006. Prior to the financing, we lacked funds to invest in marketing campaigns for new products. The funding allowed the Company to invest in media advertising, resulting in a $8.4 million increase in revenues from its direct response marketing business. The funding also enabled us to acquire the retail distribution business, which contributed an additional $5.1 million of revenues during the five months since the acquisition on August 1, 2006.

The following table compares earnings before interest, taxes, depreciation, amortization, non-cash stock-based compensation and discontinued operations (in thousands) for the periods indicated:

	Year ended
	December 31,
			Change
	2006	2005	$
Net loss for the period	$ (2,757)	$ (2,583)	$ (174)
Interest expense, net	614	280	334
Provision for income taxes	53	17	36
Depreciation and amortization	561	26	535
Non-cash stock based compensation	218	-	218
Loss from discontinued operations	141	34	107
	$ (1,170)	$ (2,226)	$ 1,056

EBITDA as defined above may not be similar to non-GAAP income measures used by other companies.  We believe that EBITDA provides useful information to investors about the company’s performance because it eliminates the effects of period to period changes in costs associated with capital investments, impairment of assets related to those investments, interest on debt and capital lease obligations, and non-cash compensation expense that we do not believe are reflective of the underlying performance of our business operations.  Our management uses EBITDA in evaluating the overall performance of the company’s business operations.

Although management finds EBITDA useful for evaluating aspects of the company’s business, its reliance on this measure is limited because the excluded items often have a material effect on the company’s earnings and earnings per share calculated in accordance with GAAP. Therefore, management always uses EBITDA in conjunction with GAAP earnings measures.  We believe that EBITDA provides investors with an additional tool for evaluating the Company’s core performance, which management uses in its own evaluation of performance, and a base line for assessing the future earnings potential of the company.  While the GAAP results are more complete, the company provides investors with this supplemental metric since, with reconciliation to GAAP, it may allow for greater insight into the Company’s financial results.

Three months ended March 31, 2007 compared to three months ended March 31, 2006

As a result of the reverse merger acquisition on November 29, 2005, the pre-acquisition financial statements (December 31 year end) of the accounting acquirer, WWE, became the historical financial statements of the combined companies and the historical financial statements of VBI (formerly “MFC Development Corp.” or “MFC”) for the periods prior to the date of the acquisition (February 28 fiscal year end) are not presented. This transaction was accounted for as the issuance of common stock by WWE for the net monetary assets of VBI, accompanied by a recapitalization to reflect the legally issued and outstanding shares of the combined companies. Pre-acquisition stockholders’ equity of WWE was retroactively restated for the equivalent number of shares of VBI received by WWE stockholders in the acquisition, with differences between the par value of VBI and WWE’s stock recorded as additional paid in capital.

On August 1, 2006, we closed our purchase of certain assets from Adsouth Partners, Inc. VBI, through a newly formed subsidiary, Adsouth Marketing LLC, acquired assets comprising Adsouth's consumer products division and assumed certain liabilities. We purchased rights to various consumer products and brands as well as succession to Adsouth’s wholesale and retail distribution channels and relationships. As a result of this acquisition, we commenced operations of our retail distribution business on August 1, 2006.

Revenues and Gross Profit

Direct Response Marketing

The following table summarizes our changes in net revenue and gross profit from our transactional marketing business (in thousands) for the periods indicated:

	Three months ended
	March 31,
			Change
	2007	2006	$	%
Net revenue	$ 6,744	$ 3,669	$ 3,075	84%
Cost of sales	2,553	1,514	1,039	69%
Gross profit	$ 4,191	$ 2,155	$ 2,036	94%
Gross profit %	62%	59%

Net Sales

Net sales for the three months ended March 31, 2007 (“2007”) were approximately $6.7 million, an increase of $3.1 million, or 84%, compared to net sales for the three months ended March 31, 2006 (“2006”) of approximately $3.6 million.

The increase in net sales for the three months ended in 2007 was attributable to the additional funds that were available to spend on media advertising and inventory purchases, as a result of the two stage financing that was closed in August and September 2006. The funds available for the additional media expenditures and inventory purchases allowed us to launch marketing campaigns for new products during 2006, which carried over into 2007. Those products include Hercules Hooks, a household product, and True Ceramic Pro, a hair straightening product. In 2007, we launched Zorbeez, a household product. During the three months ended in 2006, our lack of funding limited the amount of media advertising expenditures and inventory purchases, which resulted in lower sales. Hercules Hooks, True Ceramic Pro, and Zorbeez generated revenues of $6.3 million during the three months ended in 2007. The increase in sales from these new products was offset by a decrease in revenue of $3.4 million in older product lines whose marketing campaigns were eliminated or reduced. Of these decreases, $1.8 million was related to a fitness product, $.9 million was related to a beauty product line and $.7 million was related to a pet product.

Gross Profit

Gross profit for the three months ended in 2007 was approximately $4.2 million, which represents an increase of $2.0 million, or 94%, compared to gross profit for the three months ended in 2006 of approximately $2.2 million. The increase in gross profit was due to both an increase in net sales as detailed above and an increase in profit margins. The gross profit margin was 62% for the three months ended in 2007, compared to 59% for the three months ended in 2006. The increase in gross profit margin in 2007 was due to the three products that generated the majority of the revenue during the three months ended in 2007. These products have lower cost of sales associated with the revenues generated than the fitness and pet product lines that made up a larger portion of the revenues for the three months ended in 2006.

Retail Distribution

The following table summarizes our net revenue and gross profit from our retail distribution business (in thousands):

	Three months ended
	March 31,
			Change
	2007	2006	$	%
Net revenue	$ 5,921	$ -	$ 5,921	n/a *	%
Cost of sales	3,148	-	3,148	n/a *	%
Gross profit	$ 2,773	$ -	$ 2,773	n/a *	%
Gross profit %	47%

* The retail distribution business was acquired on August 1, 2006.

The retail distribution business we acquired in 2006 is in the beginning stages of development. Our strategy is to leverage our advertising for the products in the transactional marketing business to enhance sales in the retail distribution business. We use our knowledge of consumer products and intend to develop, acquire or obtain rights to products that we believe can enhance our overall business. We presently either own the rights to or have distribution rights for a number of products, most of which are beauty and houseware products. As part of our business strategy, we intend to expand the products offered in our direct response marketing business to our retail distribution business. We will also seek to obtain products or distribution rights to other products, which may be in different consumer product categories from our present products.

Real Estate

We acquired the real estate activities of VBI on November 29, 2005. The revenue for the three months ended in 2007 was $.1 million, a decrease of $1 million, compared to net sales for the three months ended in 2006 of approximately $1.1 million. The decrease in revenues in 2007 was due to $900,000 of revenue that was included in 2006 from the sale of the 65 acre parcel in Hunter, New York. The revenue in 2007 was primarily rental income from the office building in East Granby, Connecticut.

The cost of the 65 acre parcel was $900,000, and was included in cost of sales for the three months ended in 2006.

The following table summarizes our changes in costs and expenses from continuing operations (in thousands) for the periods indicated:

	Three months ended
	March 31,
			Change
	2007	2006	$	%
Selling:
Transactional marketing	$ 3,872	$ 2,341	$ 1,531	65%
Retail distribution	365	-	365	n/a * %
Total selling	4,237	2,341	1,896

General and administrative:
Transactional marketing	434	536	(102)	(19)%
Retail distribution	427	-	427	n/a * %
Real estate	106	106	-	-%
Total general and administrative	967	642	325

Corporate expenses	616	262	354	135%

Depreciation and amortization:
Transactional marketing	12	97	(85)	(88)%
Retail distribution	75	-	75	n/a * %
Real estate	66	60	6	10%
Corporate	124	-	124	n/a %
Total depreciation and amortization	277	157	120

Bad debts	171	14	157	1,121%

Interest expense, net:
Transactional marketing	161	6	155	2,583%
Retail distribution	111	-	111	n/a * %
Real estate	71	32	39	122%
Corporate	10	10	-	-%
Total interest expense, net	353	48	305

* The retail distribution business was acquired on August 1, 2006.

Selling Expenses

Transactional Marketing

Selling expenses for the three months ended in 2007 were approximately $3.8 million, which represents an increase of $1.5 million, or 65%, compared to selling expenses for the three months ended in 2006 of approximately $2.3 million. Selling expense as a percent of revenue decreased to 57% in 2007 as compared to 64% in 2006.

The primary component of selling expense is the cost of media advertising, which consists of TV, Internet and print. Media spending for TV increased in 2007 by $2.8 million compared to 2006. The increase in 2007 was due to the availability of funds from our recently completed financing to launch and maintain new products in 2007 compared to the existing products in 2006. Internet media spending increased in 2007 by $.1 million compared to 2006. The increase in 2007 was attributable to hiring an Internet marketing manager, which enabled us to manage an increase in media spending on the Internet for our new products. Print media spending increased in 2007 by $.1 million compared to 2006. The increase in 2007 was due to spending on print ads for products that would also build brand awareness in the retail distribution business.

The increased media spending during the three months ended in 2007 as compared to 2006 generated the additional revenues discussed above.  The lower cost as a percent of revenue during the first quarter of 2007 as compared to 2006 was due to higher return on investment from media purchases for the three product lines that generated the majority of the revenues in 2007.

Retail Distribution

Selling expenses for the three months ended in 2007 primarily consisted of advertising, commissions and delivery costs. We expect to leverage the advertising for our products in the transactional marketing business to enhance sales in the retail distribution business.

Real Estate

There were no brokerage fees paid in connection with the sale of the 65 acre parcel in 2006. We did not incur any other selling expenses in 2007 or 2006.

General and Administrative Expenses

Transactional Marketing

General and administrative expenses in 2007 were approximately $434,000 a decrease of $102,000, or 19%, compared to general and administrative expenses in 2006 of approximately $536,000. The net decrease in 2007 was due to a decrease in professional and consulting fees, and an increase in the allocation of expenses to corporate overhead. Beginning on August 1, 2006, certain employment costs that were previously allocated to the transactional marketing business are now being allocated to the retail distribution business. The decrease was offset by (i) higher employment costs with the addition of new employees, including a director of interactive marketing, and support staff and, (ii) an increase in occupancy costs due to our relocation to a larger facility in October 2006.

Retail Distribution

General and administrative expenses for the three months ended in 2007 primarily consisted of direct employment costs of $193,000, product liability insurance of $46,000, and an allocation of WWE employment costs from the direct response marketing business of $145,000. We allocate our employment costs to the each of our business segments based on the approximate time devoted by each employee to the respective businesses.

Real Estate

General and administrative expenses for the three months ended in 2007 and 2006 were approximately $106,000 in both periods. These expenses include operating expenses of the office building in East Granby, Connecticut, primarily consisting of maintenance and supplies of $70,000, real estate taxes and utilities.

Corporate Expenses

Corporate expenses for the three months ended in 2007 were approximately $616,000, an increase of $354,000, or 135%, compared to corporate expenses in 2006 of approximately $262,000. Corporate expenses consist of the costs of being a public company and the costs attributable to new business development. These costs are primarily attributable to: (i) an allocation of employment costs of executive officers and other employees whose services are directly related to the management of the public company and new business development, and (ii) professional fees. The cost of non-cash stock-based compensation, which includes amortization of the fair value of options, stock and warrants issued to employees and consultants have been allocated to corporate expenses. On July 27, 2006, we adopted our 2006 Equity Incentive Plan (the “2006 Plan”) to provide incentives to employees, consultants, officers and directors. We reserved 5,000,000 shares of our common stock for issuance under the Plan. Pursuant to the Plan, we may issue stock options, stock purchase awards, restricted stock awards, and warrants. For the three months ended in 2007, amortization of non-cash stock based compensation was $162,000, compared to $-0- for 2006.

Depreciation and Amortization

Retail Distribution

The total cost of the retail distribution network, in excess of the net assets acquired was $2.0 million, which we will amortize over the estimated life of ten years. Amortization expense of the retail distribution network was approximately $52,000 for the three months ended March 31, 2007.

We have guaranteed the advances paid by a factoring company under an account transfer and purchase agreement. In addition, the advances are also guaranteed by our chief executive officer, Nancy Duitch, and by our president and chief operating officer, Alan Gerson. We have agreed to indemnify the personal guarantors for any loss they may sustain in connection with the guaranty. We have agreed to pay each guarantor a fee of $50,000, which is 2.5% of the facility amount. The guaranty fee is being amortized over the two year term of the factoring agreement. For the three months ended March 31, 2007, amortization expense under the guaranty fee was $13,000.

Real Estate

Depreciation related to the office building in East Granby, Connecticut and amortization of prepaid real estate broker fees and deferred finance costs for the three months ended March 31, 2007 was $66,000 compared to $60,000 for 2006. The increase in 2007 was due to additional finance costs that were incurred in connection with obtaining a second mortgage in July 2006.

Corporate

On August 2, 2006, we began amortizing the costs incurred to obtain the $5.7 million 10% secured convertible notes. Amortization expense for the three months ended March 31, 2007 was $124,000, and will continue over the 36 month life of the loan.

Bad Debts

Transactional Marketing

Bad debt expense for the three months ended in 2007 was $171,000, an increase of $157,000, compared to bad debt expense in 2006 of $14,000. In 2007, a higher percentage of WWE’s sales were generated from products that had multiple credit payment terms, as compared to 2006. Sales that have multiple credit payment terms are subject to future credit card charges. If the future charges are ultimately denied, we will incur a bad debt expense.

Interest Expense

Transactional Marketing

Interest expense for the three months ended in 2007 was $161,000, compared to interest expense of $6,000 in 2006. Interest expense in 2007 primarily consisted of: (i) $102,000, which represents interest on the portion of the proceeds of the 10% secured convertible notes allocated to the transactional marketing business, and (ii) factoring charges of $57,000 from the additional multi-product product sales in 2007, compared to 2006.

Retail Distribution

Interest expense for the three months ended in 2007 was $111,000. Interest expense primarily consisted of: (i) $39,000, which represents interest on the portion of the proceeds of the 10% secured convertible notes allocated to the retail distribution business, (ii) $24,000 of interest on the 18% demand note that we assumed as part of the purchase price of the retail distribution business from Adsouth Partners, Inc., and (iii) factoring charges of $48,000.

Real Estate

Interest expense for the three months ended in 2007 was $71,000, an increase of $39,000, compared to $32,000 in 2006. On July 13, 2006, we completed the closing of a $1,100,000 second mortgage financing on the East Granby Property, with an interest rate of 12.5% per annum. Interest expense related to the second mortgage was $41,000 in 2007, which accounted for the increase in interest expense in 2007, compared to 2006.

Corporate

Interest expense for the three months ended in 2007 and 2006 was $10,000 in both periods. Interest expense allocated to corporate was primarily attributable to interest expense on the debts that were acquired from VBI on November 29, 2005. These debts include the balance of Series A and Series B Bonds.

Minority Voting Interest in Net Loss (Income) of Subsidiary

Minority voting interest in net loss of subsidiary for the three months ended in 2007 was $46,000, compared to approximately $-0- in 2006. The amount in 2007 represents the portion of the operating loss from our office building in East Granby, Connecticut that is allocated to the owners of the minority voting interest. The increase in the property’s operating loss in 2007 was due to the additional interest expense and amortization of finance costs related to the second mortgage financing that closed in July 2006.

Discontinued Operations

Loss from discontinued operations in 2007 was approximately $27,000, a decrease of $31,000, compared to $58,000 in 2006. The decrease in 2007 was due to reductions in employment costs and occupancy costs.

Net Income (loss)

The net income for the three months ended in 2007 was approximately $.5 million, a difference of $1.7 million, compared to a net loss of $1.2 million in 2006. The increase in earnings from a net loss from 2006 to net income in 2007 was due to our ability to derive additional revenues from the proceeds we received from the 10% secured convertible financing that closed in August and September 2006. Prior to the financing, we lacked funds to invest in marketing campaigns for new products. The funding allowed us to invest in media advertising and inventory purchases, resulting in a $3.1 million increase in revenues from our transactional marketing business. The funding also enabled us to acquire the retail distribution business in August 2006, which contributed an additional $5.9 million of revenues during the three months ended in 2007.

The increase in our earnings from the additional revenues was offset by certain additional expenses incurred during 2007. These additional expenses include: (i) non-cash stock-based compensation of $162,000, (ii) amortization of acquisition costs and financing costs of $198,000, (iii) interest expense attributable to the financing and acquisition of $207,000, and (iv) factoring charges of $105,000 that we incurred as a result of our need for additional financing in connection with our increase in revenue.

The following table compares earnings before interest, taxes, depreciation, amortization (including non-cash stock-based compensation) and discontinued operations (in thousands) for the periods indicated:

	Three months ended
	March 31,
			Change
	2007	2006	$
Net income (loss) for the period	$ 492	$ (1,184)	$ 1,676
Interest expense, net	353	48	305
Provision for income taxes	19	3	16
Depreciation and amortization	277	157	120
Non-cash stock based compensation	162	-	162
Loss from discontinued operations	27	58	(31)
	$ 1,330	$ (918)	$ 2,248

EBITDA as defined above may not be similar to non-GAAP income measures used by other companies.  We believe that EBITDA provides useful information to investors about the company’s performance because it eliminates the effects of period to period changes in costs associated with capital investments, impairment of assets related to those investments, interest on debt and capital lease obligations, and non-cash compensation expense that we do not believe are reflective of the underlying performance of our business operations.  Our management uses EBITDA in evaluating the overall performance of the company’s business operations.

Although management finds EBITDA useful for evaluating aspects of the company’s business, its reliance on this measure is limited because the excluded items often have a material effect on the company’s earnings and earnings per share calculated in accordance with GAAP. Therefore, management always uses EBITDA in conjunction with GAAP earnings measures.  We believe that EBITDA provides investors with an additional tool for evaluating the Company’s core performance, which management uses in its own evaluation of performance, and a base line for assessing the future earnings potential of the company.  While the GAAP results are more complete, the company provides investors with this supplemental metric since, with reconciliation to GAAP, it may allow for greater insight into the Company’s financial results.

Liquidity and Capital Resources

We have financial requirements for our products, whether it is a one-time product or a Continuity product.  Before a product is ever marketed, we will have to expend funds to produce an infomercial that includes production and testing costs. Testing costs include acquiring media to conduct the test over a period of months until the show is ‘perfected’ in order to optimize customer response. We are generally given short credit terms on the purchase of our media. In addition, we must be able to order and pay for product inventory, in most cases from three to ten weeks in advance of any revenue generation.

Our business model is to distinguish ourself from other direct to consumer transactional marketing companies through the development of additional products that create a long term annuity stream of revenue through what we refers to as “Continuity” programs. Through our Continuity programs, consumer customers purchase a particular product monthly or bi-monthly thus maximizing the initial media investment to acquire that particular customer. In a Continuity program, we also have the ability to choose to acquire customers by accepting a lower return on the front end sale or even a small loss, on the initial sales, because the subsequent continuity shipments will generate the additional high margin revenues. The most significant difference between the initial sale and the continuity sale is the lack of two major cost elements for the continuity sale – media and telemarketing.

We will need capital to meet the financial requirements that are necessary to be able to execute such a Continuity program. The primary requirement is the ability to finance the possible operating losses incurred in the initial execution phase of a program that may generate negative cash flow during the first two to four months of the program.

Prior to WWE being formed on July 1, 2004, Oldco (defined below) funded operations primarily through cash flow from operations and owner financing.  Prior to July 1, 2004, funds generated from successful product ‘hits’ were distributed to Oldco owners and were not available to fund future growth.  Effective July 1, 2004, WWE was formed and acquired certain assets and rights to market and distribute products (“Asset Purchase and Consulting Agreement”) from various entities (“Oldco”).

In order to meet its financing needs, on July 29, 2005, WWE and VBI entered into an agreement for the acquisition of 100% of WWE’s outstanding capital stock in exchange for shares of our common stock. In connection with that acquisition, WWE sought to raise additional capital through convertible securities in a private placement. On November 29, 2005, we completed the acquisition of all the issued and outstanding shares of common stock of WWE.

Simultaneous with the Closing on November 29, 2005, and continuing through December 30, 2005, WWE, pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation 506 promulgated under the Securities Act, had engaged in a Private Placement Offering to “accredited investors” of a total subscription of 1,205,000 shares of our 10% convertible preferred stock (convertible into 2,410,000 shares of common stock) for $2,410,000, and warrants to purchase 1,210,000 shares of our common stock; each warrant entitling the holder to purchase one share of our common stock.

On July 13, 2006, we completed the closing of the second mortgage financing from our subsidiary, Gateway Granby, LLC (“Gateway”). Gateway then distributed approximately $490,000 to us.

The purchase price for the assets we acquired on August 1, 2006 from Adsouth Partners, Inc. included a cash and stock component. The cash component was the payment of $1,525,000 at closing; subject to adjustment after closing based on the actual value of certain Adsouth assets. On January 17, 2007, we determined that the actual value should be reduced by $843,648 to $681,353. The cash component was paid by delivery of a promissory note in the principal amount of $1,525,000 (the “Adsouth Note”).  The reduction in the promissory note resulted in an overpayment of the promissory note by $150,000. The stock component of the purchase price was paid by issuance of 5.5 million shares of our common stock (the “Adsouth Shares”), 750,000 shares of which are being held in escrow to satisfy overpayment of the promissory note and potential indemnification obligations of Adsouth.

We were required to pay 50% of the outstanding principal of the Adsouth Note upon receipt of financing proceeds in excess of a certain amount, and therefore paid $381,250 of the principal on the Adsouth Note on August 2, 2006, and an additional $381,250 of principal on September 19, 2006 (upon the second closing of our convertible debt financing) in satisfaction of this obligation.

On August 2, 2006, we closed a financing transaction in which we sold 10% secured convertible notes (the “Notes”) to Gottbetter Capital Finance, LLC (“Gottbetter”) to raise $5,775,400 pursuant to a Securities Purchase Agreement dated thereof (the “Securities Purchase Agreement”). We received $2,887,700 upon closing, and received an additional $2,887,700 on September 18, 2006 pursuant to a second note (the “Second Note”). We used $762,500 of the proceeds to pay principal on the note payable for the acquisition of the Consumer Products Division of Adsouth Partners, Inc., that was acquired on August 1, 2006. We paid a commitment fee equal to 6.5% of the total purchase price of the Notes.  In addition, we paid a total of $300,000 to The Keystone Equities Group LP, an investment banking firm, as a finder’s fee in connection with the sale of the Notes.  The Notes are convertible from time to time at the option of Gottbetter into our common stock. We have an option to redeem a portion or all of the outstanding principal owed under the convertible Notes with the redemption price being the greater of (i) one hundred and twenty-five percent (125%) of the face amount redeemed plus accrued interest and (ii) eighty percent (80%) of the (x) product of the remaining conversion amount divided by the Conversion Price (not less than a $1.00) in effect on the trading day before our redemption notice is sent and (y) the closing sale price on the trading day before our redemption notice is sent. Gottbetter also received a five-year warrant to purchase 3,000,000 shares of common stock at an exercise price of $0.75 per share (the “Warrant”).

On November 8, 2006, our ASM subsidiary completed an account transfer and purchase agreement with a factoring company. ASM may sell qualified receivables to the factoring company without recourse up to a maximum outstanding balance of $2,000,000. ASM pays a fixed discount of 0.75% of the gross amount of any receivables sold and is advanced 80% of the gross amount of such receivables and the remaining 20% of the gross amount of any receivables sold is held as a reserve by the factoring company until such time as the receivable is collected by the factoring company.  ASM pays a variable interest rate, of prime plus 2%, but in no event less than 7%, on all advances. ASM has granted the factoring company a security interest in certain of its assets. This grant of security interest required certain inter-creditor agreements with our and ASM’s other creditors.

The debt of ASM under the account transfer and purchase agreement is guaranteed by us, our chief executive officer, Nancy Duitch, and by our president and chief operating officer, Alan Gerson.  We have agreed to indemnify the personal guarantors for any loss they may sustain in connection with the guaranty. We have agreed to pay each guarantor $50,000, which is 2.5% of the facility amount, in January 2007.  On June 4, 2007, we terminated the account transfer and purchase agreement, in conjunction with the closing of an asset-based lending facility.

On November 9, 2006, we completed a receivables purchase agreement with a factoring company for products that were sold to our customers under multiple payment terms. Under multiple payment terms, a customer’s credit card is charged for payment of the sale up to five times, on a monthly basis, until the full purchase price is received. We may sell qualified receivables to the factoring company without recourse except as provided by the following. Any receivables purchased (“Purchases Contracts”) by the factoring company, where the first payment is not paid by the customer within 60 days, will be considered cancelled and then replaced by us. In addition, any Purchased Contracts that result in a credit card chargeback by the customer must be bought back by us or replaced.

We pay a discount ranging from (i) 8% of the gross amount for receivables that are due within three months of sale, to (ii) 10% of the gross amount for receivables that are due within five months of sale. If the prime rate is above 7%, the discount may be adjusted on the first day of each calendar month, up or down, by one-half of the change in the prime rate. We are advanced 85% of the amount of the Purchased Contracts. The remaining 15% is held as a reserve by the factoring company. The factoring company shall hold a minimum reserve to be equal to the total of 15% of the outstanding purchase price with respect to Purchased Contracts that are payable in zero months to five months on such date. The reserves shall be pooled and aggregated for all Purchased Contracts during a calendar month.  Each such monthly pooled reserve shall be held for 150 days. The reserves are held in account that is owned by the Company and is not commingled with any other funds of the factoring company. We have granted the factoring company a security interest in all Purchased Contracts and the reserve account.

On June 4, 2007, we entered into a Loan and Security Agreement (the “BFI Agreement”) with BFI Business Finance (“Lender”).  Pursuant to the BFI Agreement, upon our request, Lender will loan us up to the lesser of (i) $5,000,000 or (ii) the Borrowing Base. The “Borrowing Base” is defined as (i) 85% of the gross face amount of the eligible accounts receivable of our Adsouth Marketing, LLC subsidiary (“ASM”), plus (ii) 30% of the current market cost of raw materials and finished goods that constitute ASM’s eligible inventory, not to exceed $1,000,000. Inclusion of eligible inventory in the calculation of Borrowing Base remains subject to Lender receiving a report and appraisal of inventory satisfactory to Lender.  We have guaranteed ASM’s obligations under the BFI Agreement pursuant to the General Continuing Guaranty executed by us in favor of Lender on June 4, 2007 (the“Guaranty”).

Loans extended pursuant to the BFI Agreement will bear interest at a rate per annum of 2.0% above the higher of (i) the prime rate as reported in the western edition of the Wall Street Journal from time to time or (ii) 6.5%.  Upon the occurrence and during the continuance of an event of default (as defined below) the interest rate on amounts outstanding under the BFI Agreement will be increased three percentage points above the interest rate in effect immediately prior to such event of default.  Interest will be payable monthly in arrears and we are required to pay at least $7,500 a month in interest regardless of the amounts outstanding under the BFI Agreement at any particular time. We are required to pay an annual loan fee equal to 1% of the maximum amount of the credit line. We paid the annual loan fee of $50,000 at closing. In addition, we paid approximately $28,000 of other closing costs in connection with the credit line.

The BFI Agreement has an initial term of 12 months (the “Basic Term”) and thereafter shall automatically renew for successive 12 months periods (each a “Renewal Term”) so long as neither we nor Lender delivers written notice of its intention to terminate the BFI Agreement. During any Renewal Term, the BFI Agreement may be terminated by either party on at least 30 days prior written notice to the other party.  If Lender delivers notice that it intends to terminate the BFI Agreement, other than in connection with an event of default, we are entitled to a period of 90 days beyond the termination date in which to obtain replacement financing and/or repay amounts borrowed.  If the Agreement is terminated by us, there is a prepayment fee equal to the applicable minimum monthly interest payment multiplied by the number of months remaining in the applicable Basic Term or Renewal Term at the time of such termination; provided, however, that if Lender has not agreed to include inventory in the calculation of Borrowing Base, then we may terminate the BFI Agreement without incurring any prepayment fees.

The term “Event of Default” is defined under the BFI Agreement to include, among other things: a payment default; a material failure for us to perform other obligations under the BFI Agreement; a material adverse change in our business or the Lender’s security interest or prospect of repayment; insolvency; certain defaults under agreements with third parties; misrepresentations; unsatisfied judgments against us and termination of any guaranties.  Upon the occurrence and continuance of an Event of Default, Lender may, without notice or demand, declare all obligations under the BFI Agreement immediately due and payable and proceed against the collateral, among other rights and remedies.

We received an initial advance on June 6, 2007 in the amount of $830,433 upon the execution of the BFI Agreement (the “Initial Loan”). The proceeds of the Initial Loan were used to payoff obligations owed to Marquette Commerical Finance under a previous factoring agreement which was simultaneously terminated by ASM, as well as to pay fees associated with the close of the BFI Agreement.

A condition precedent to our ability to borrow money under the credit line was the entry by Gottbetter Capital Master, Ltd. (“Gottbetter”), holder of senior convertible notes issued by us in the aggregate amount of $5.775 million (the “Notes”) and a security interest in our assets, into subordination and intercreditor agreements acceptable to Lender.  Pursuant to the Notes, we permitted to grant a first priority lien on our assets in connection with a working capital line of credit of up to $3 million. In order to induce Gottbetter to enter into the subordination and intercreditor agreements for the $5 million line from Lender, we agreed to waive certain rights under the Notes.  In particular, we agreed that, in the event borrowing under the credit facility with Lender at any time exceeds $3 million, we waive the right to redeem the Notes for an amount less than 130% of the face amount redeemed.  The Notes are currently redeemable by us at the greater of (i) 125% of the amount redeemed or (ii) the market value of the Notes on a converted basis, as determined under a formula provided in the Notes.

On March 31, 2007, we had a working capital of $806,000. Based on our working capital, the newly acquired retail distribution business, direct response marketing business model, and anticipated growth, we believe that our cash requirements will increase. In June 2007, to sustain these needs, we entered into an asset-based lending facility, as described above.  In November 2006, we entered into agreements with two different factoring companies, as described above, one of which was terminated in conjunction with the closing of the asset-based lending facility. We believe that our present cash resources, the turn-over of our existing receivables and inventory, cash available from the credit facility agreements, and issuance of additional common stock for services will be sufficient on a short-term basis and over the next 12 months to fund our three operating business segments and discontinued operations, our company-wide working capital needs, and our expected investments in property and equipment.

Year ended December 31, 2006 Compared to Year Ended December 31, 2005

Cash used by operations in 2006 was $3,346,000, as compared to $2,355,000 being used in 2005. The $991,000 increase in cash used by operations in 2006 was due to: (i) an increase in accounts receivable of $1,826,000 in 2006 compared to an increase of $78,000 in 2005, (ii) an increase in inventory of $1,318,000 in 2006 compared to a decrease of $236,000 in 2005, and (iii) an increase in prepaid expenses and deposits of $912,000 in 2006, compared to an increase of $13,000 in 2005. The increase in the use of cash was offset by cash provided by: (i) an increase in earnings of $464,000, net of adjustments for non-cash-items of $638,000, (ii) a decrease in accounts payable of $1,263,000 in 2006, compared to an increase of $192,000 in 2005, (iii) the proceeds from the sale of real estate of $896,000, (iv) proceeds from the collection of mortgage and notes receivable of $146,000, (v) a reduction in capitalized infomercial costs of $235,000 in 2006 compared to an increase of $203,000 in 2005, and (vi) proceeds from discontinued operations of $192,000 in 2006, compared to proceeds of $20,000 in 2005.

Cash used by investing activities was $324,000 in 2006 as compared to $135,000 being provided in 2005. The $459,000 increase in cash being used in 2006 was primarily due the acquisition costs of $226,000 paid in connection with the acquisition of the retail distribution business, compared to $285,000 of cash received from VBI in the reverse merger acquisition on November 29, 2005.

Net cash provided by financing activities was $3,419,000 in 2006 as compared with $2,576,000 being provided in 2005. The $843,000 increase in cash being provided in 2006 was primarily due to net borrowings of $5,123,000 in 2006 compared to net borrowings of $1,451,000 in 2005. The increase in cash provided by financing activities was offset by: (i) an increase in the amount due to us under factoring agreements in 2006, (ii) costs of $557,000 paid in 2006 in connections with the 10% secured convertible notes and second mortgage on the East Granby property, (iii) the $564,000 distribution paid to minority interests in subsidiary in 2006, and (iv) and proceeds from preferred stock of $-0- in 2006, compared to$1,635,000 in 2005.

Three months ended March 31, 2007 compared to three months ended March 31, 2006

Cash provided by operations in 2007 and 2006 was $.2 million for both periods. The net change of $-0- was due offsets of increases and decreases as follows: Increases in cash provided from operations in 2007 compared to 2006 were due to: (i) an increase in earnings of $2.1 million, net of adjustments for non-cash-items of $.4 million, (ii) a decrease in inventory of $.6 million in 2007 compared to an increase of $.2 million in 2006, and (iii) a $.8 million reduction in prepaid expenses in 2007 compared to no change in 2006. Decreases in cash provided from operations in 2007 compared to 2006 were due to: (i) an increase in accounts receivable of $.9 million in 2007 compared to no material change in 2006, (ii) the proceeds from the sale of real estate of $.7 million in 2006, compared to none in 2007, (iii) an increase in deposits in 2007 of $.6 million, compared to no material deposits in 2006, and (iv) a decrease in accounts payable of $.7 million in 2007, compared to an increase of $.6 million  in 2006.

Cash used by investing activities was $28,000 in 2007 as compared to $5,000 used in 2006. The $23,000 increase in cash being used in 2007 was primarily due an increased in capital expenditures in 2007.

Net cash used by financing activities was $281,000 in 2007 as compared with $128,000 used in 2006. The $153,000 increase in cash used in 2007 was primarily due to a $160,000 increase in the amount due from factor in 2007.

The table below summarizes aggregate maturities of future minimum note and lease payments under non-cancelable operating and capital leases as of March 31, 2007.

		Less than	1-3	4-5	After 5
Contractual Obligations	Total	1 Year	Years	Years	Years

Notes Payable	$ 9,841,639	$ 3,295,652	$ 4,829,035	$ 248,505	$ 1,468,447
Operating Leases	1,201,795	326,852	531,309	343,634	-
Total	$ 11,043,434	$ 3,622,504	$ 5,360,344	$ 592,139	$ 1,468,447

Employment Agreements

Chief Executive Officer:

Effective April 1, 2005, the two Co-Chief Executive Officers of the Company, Jeffrey S. Edell and Nancy Duitch, have entered into an employment agreement with WWE.  Each executive’s employment agreement is for a term of three years, terminable by the applicable executive on 60 days notice and terminable by WWE for “cause.” The applicable executive’s annual base salary is $250,000 (subject to an annual upward adjustment of ten (10%) percent) and the applicable executive is entitled to a performance bonus based on exceeding the following EBITDA targets; 2005-$2 million; 2006-$2.2 million; and 2007-$2.5 million. Executives holding the combined positions of President and/or CEO are to share in a bonus pool determined by multiplying fifteen (15%) percent by the amount by which the applicable EBITDA target is exceeded for any particular year.  The applicable executive is entitled to a monthly car allowance of $1,000 and is entitled to health, medical and other benefits as adopted by the Company’s Board of Directors from time to time.  Each executive is subject to a two-year non-disclosure obligation, but is not bound by any post employment non-compete.

As reported on Current Reports filed on Forms 8-K dated June 6, 2006 and June 9, 2006, Jeffrey S. Edell resigned his position as President and Co-Chief Executive Officer of the Company, effective June 13, 2006, and was simultaneously appointed non-executive Chairman of the Board.

Upon the termination of Mr. Edell’s Employment Agreement, he and the Company entered into a transition services agreement dated June 9, 2006. Under the terms of the agreement Mr. Edell agreed to surrender to the Company 500,000 shares (“Returned Common Shares”) of VBI common stock that were issued to him in connection with his Employment Agreement and the Acquisition Agreement that closed on November 29, 2005. In addition, Mr. Edell agreed to relinquish any claim with respect to all of his earn-out shares (“Returned Earn-Out Shares”), which he may have been entitled to. The Earn-Out Shares of up to a maximum of 1,450,000 shares, which were available to Mr. Edell, were held in accordance with the terms of an escrow agreement dated November 29, 2005. The Returned Common Shares were used to assist in facilitating the hiring of a senior executive. The earn-out period ended March 31, 2007, and the earn-out shares were not earned.  However, had the Returned Earn-Out Shares earned, and to the extent the shares were not issued, cancelled, or reserved, and the Company had been subsequently sold, he would have received a pro-rated portion of any sales price that the owner of those shares would have ordinarily received.

Chief Operating Officer:

On July 15, 2006, the Company entered into an employment agreement (the “Employment Agreement”) with Alan Gerson, subject to the approval of the Board of Directors. The Employment Agreement was approved by the Board of Directors on July 18, 2006, and then appointed Alan Gerson as President and Chief Operating Officer.

Mr. Gerson’s annual base salary is $250,000, subject to annual increase by the Board of Directors during the term based on annual performance reviews. Mr. Gerson is entitled to a performance bonus based on exceeding certain EBITDA targets.

Executives holding the combined positions of President and/or CEO are to share in a bonus pool calculated at a minimum of 15% by the amount by which the applicable EBITDA target is exceeded for the applicable calendar year. Mr. Gerson is entitled to a monthly car allowance of $1,000, and the cost of insurance, operation and maintenance of said vehicle when utilized for business purposes. He is entitled to heath, medical and other benefits as adopted by VBI’s Board of Directors from time to time. He is subject to a two-year non-disclosure obligation, but is not bound by any post employment non-compete.

The Employment Agreement shall terminate: (i) upon the expiration of three years, (ii) upon the determination in writing by the board that there is justifiable cause, in which case, Mr. Gerson has 30 days to cure such justifiable cause, (iii) immediately upon death or Disability, or (iii) upon 60 days written notice of his voluntary resignation. Upon termination of Mr. Gerson’s employment for justifiable cause or his voluntary resignation without good cause, he will be entitled to receive any compensation, accrued vacation, benefits and reimbursements owed and accrued through the date of termination. Upon the voluntary resignation of Mr. Gerson with good cause or his termination by VBI without justifiable cause, or upon termination due to death or Disability, he shall receive:

(i)

A lump sum payment of his base salary for a period of six months.

(ii)

Any base salary and bonus (prorating the portion of the bonus for the year through the date of termination) accrued prior to the date of termination. In addition, any amount payable for compensation, accrued vacation, benefits and reimbursements owed and accrued through the date of termination.

(iii)

VBI shall pay all of his COBRA payments and pay premiums on any life insurance plans, or such alternating plans as of the date of termination, for a period of 180 days.

Mr. Gerson received, as an inducement for his accepting the position of President and Chief Operating Officer, and as part of his initial compensation package, options to purchase up to 1,000,000 shares of the Common Stock of VBI, to be issued within thirty days of his employment under a Qualified Stock Option Plan to be adopted by the Company. Options to purchase 200,000 shares of the Common Stock of VBI shall vest immediately upon the execution of his Employment Agreement. The remaining Options to purchase 800,000 shares of the Common Stock of VBI shall vest ratably over a 30 month period from the date of his Employment Agreement. The strike price of such Options is $0.52 and are exercisable for five years from the date of grant. It is further understood and agreed that Mr. Gerson will be eligible, under his annual bonus plan, for grants of additional options to purchase another 1,000,000 Shares at then current market prices, should annual performance goals be met. These Options will be made available in three traunches, as follows: Options to purchase 200,000 shares with a strike price calculated based on the market price of the stock on the first day of trading in January 2007 (see subsequent events note in Notes to Consolidated Financial Statements); Options to purchase 400,000 shares with a strike price calculated based on the market price of the stock on the first trading day in January 2008; and Options to purchase 400,000 shares with a strike price calculated based on the market price of the stock on the first trading day in January 2009. These additional grants of options would be in addition to any cash bonuses applicable pursuant to his Employment Agreement.

MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK

Market Information

Our common stock is traded on the OTC Bulletin Board under the symbol VBDG.OB. The following table sets forth, for the calendar quarters indicated, the high and low bid prices per share of common stock, as reported on the OTC Bulletin Board. The information has been adjusted to reflect a 35% stock dividend of our common stock on August 24, 2005.

As a result of the accounting treatment for the acquisition on November 29, 2005 as a reverse merger, the stock price information has no relationship to our historical financial results and we do not believe this information provides any meaningful information concerning the performance of stock price before November 29, 2005. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

	Common Stock
Quarter Ended	High Bid	Low Bid

March 31, 2004	$2.59	$0.44
June 30, 2004	$2.30	$0.89
September 30, 2004	$2.04	$1.00
December 31, 2004	$2.07	$1.07

March 31, 2005	$1.48	$0.74
June 30, 2005	$0.81	$0.36
September 30, 2005	$2.04	$0.75
December 31, 2005	$2.14	$1.30

March 31, 2006	$2.20	$1.01
June 30, 2006	$1.50	$0.51
September 30, 2006	$0.80	$0.30
December 31, 2006	$0.80	$0.33

March 31, 2007	$1.21	$0.33
June 30, 2007	$0.95	$0.33

Holders

As of June 15, 2007 there were approximately 1,800 holders of record of the our common stock based upon the shareholders’ listing provided by our transfer agent. Our transfer agent is Continental Stock Transfer & Trust Company with an office located at 17 Battery Place, New York, New York 10004-1123 and whose phone number is (212) 509-4000.

Dividend Policy

We did not pay any cash dividends on our common stock during the years ended December 31, 2006 and 2005. We currently do not intend to pay any cash dividends on common stock. Our Board of Directors declared a stock split in the form of a 35% stock dividend on the shares of our common stock outstanding on August 8, 2005, the record date for shareholders who would be entitled to receive 35/100 of a share of common stock, par value $.001 per share, for each one share of common stock owned of record on the close of business on August 8, 2005.

Any decision to declare and pay dividends in the future will be made at the discretion of the Board of Directors and will depend on, among other things, the results of operations, capital requirements, financial condition, contractual restrictions and other factors that the Board of Directors may deem relevant. In addition, the terms of the 10% convertible preferred stock restricts our ability to pay dividends on our common stock. The holders of the 10% convertible preferred stock are entitled to receive cumulative preferential dividends at the rate equal to 10% of the purchase price of the preferred stock payable semi-annually in arrears. The payments are in cash or, at our option, in shares of common stock. Payments are due May 29 and November 29 of each year. We may not pay any dividends on our common stock before all dividends are paid on the 10% convertible preferred stock.

The first dividend payment was due on May 29, 2006. We elected to pay the dividend by issuing 115,961 shares of Common Stock, valued at $1.00 per share to the preferred stockholders in accordance with the terms of the valuation. The second dividend payment was due on November 29, 2006. We elected to pay the dividend by issuing 120,500 shares of Common Stock, valued at $1.00 per share to the preferred stockholders in accordance with the terms of the valuation. The closing price of our common stock on the dividend payment date was $0.65 per share.  The third dividend payment was due on May 29, 2007.  We elected to pay the dividend by issuing 112,418 shares of common stock, valued at $1.00 per share to the preferred shareholders in accordance with the terms of the valuation.  The closing price of our common stock on the dividend payment date was $0.62 per share.

Equity Compensation Plan Information

The following table gives information about common stock that may be issued upon the exercise of stock options outstanding as of June 15, 2007,  under our current equity compensation plan (the 2006 Plan) and our old equity compensation plans.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted average exercise price of outstanding options and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) and footnote (2)) (c)
Equity compensation plans approved by security holders	2,317,000	$0.60	2,683,000
Equity compensation plans not approved by security holders (1)	22,275	$1.36	0
Total	2,339,275	$.61	2,683,000

(1)Consists of 22,275 options which were issued under individual option agreements rather than an option plan.

(2)Excludes 127,834 shares of common stock issued under the plan to a consultant and 163,750 shares of  common stock underlying restricted awards granted under the 2006 Plan.

On July 27, 2006, our Board of Directors adopted the 2006 Equity Incentive Plan (the “Plan”) to provide incentives to employees, consultants, officers and directors. We reserved 5,000,000 shares of our common stock for issuance under the Plan. The Plan will be administered by our Board of Directors and, we may issue stock options, stock purchase awards, restricted stock awards, and warrants. The Plan was approved by consent of a majority of shareholders on September 14, 2006. As of June 15, 2007, there are 2,608,584 shares of common stock available under the Plan for issuance.

Unless otherwise specified in an employment contract or option agreement, options vest quarterly over three years from the date of grant.

As of June 15, 2007, five former directors had been issued options totaling 22,275 shares, expiring through July 21, 2010, at option prices ranging from $1.04 to $1.56 per share.  These options were issued pursuant to a non-employee director compensation policy and were not approved by shareholders.

DESCRIPTION OF CAPITAL STOCK

Common Stock

The securities being offered by the selling stockholders are shares of our common stock. As of June 15, 2007, there were issued and outstanding, 22,651,635 shares of common stock (including 500,000 treasury shares).

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share in all assets remaining after payment of liabilities, The common stock has no preemptive or conversion rights or other subscription rights. All outstanding shares of common stock are fully paid and non-assessable. Please review our certificate of incorporation, as amended, and bylaws, copies of which have been filed with the SEC, as well as the applicable statutes of the State of Delaware for a more complete description of the rights and liabilities of holders of our shares.

The holders of common stock do not have cumulative voting rights, which mean that the holders of more than fifty percent of the shares of common stock voting for election of directors may elect all the directors if they choose to do so. In this event, the holders of the remaining shares aggregating less than fifty percent will not be able to elect directors. Except as otherwise required by Delaware law, and subject to the rights of the holders of preferred stock then outstanding, all stockholder action is taken by the vote of a majority of the issued and outstanding shares of common stock present at a meeting of stockholders at which a quorum consisting of a majority of the issued and outstanding shares of common stock is present in person or proxy.

Preferred Stock

Our Board of Directors is authorized to issue up to 2,000,000 shares of preferred stock, par value $.001 per share, in one or more series and to fix, by resolution, conditional, full, limited or no voting powers, and the designations, preferences, the number of shares, dividend rates, conversion or exchange rights, redemption provisions or other special rights of the shares constituting any class or series as the Board of Directors may deem advisable without any further vote or action by the stockholders.  Any shares of preferred stock we issue could have priority over our Common Stock with respect to dividends or liquidation rights and could have voting and other rights of stockholders.

Series A Convertible Preferred Stock

Our Board of Directors has designated 1,205,000 shares of preferred stock as 10% Convertible Preferred Stock (“Series A Convertible Preferred Stock”) with a purchase price of $2.00 per share.  As of June 15, 2007, there are 950,000 shares of Series A Convertible Preferred Stock outstanding. The holders of Series A Convertible Preferred Stock will have no voting rights other than as may be required by law.

Dividends-A holder of the Series A Convertible Preferred Stock is entitled to receive semi-annual cumulative dividends in arrears, commencing six months after the closing of the Private Placement, which was on November 29, 2005.  At our option, we may meet our dividend payment obligation by electing any of, or a combination of, the following options: (i) paying the cash dividend payment on or before the date due; or (ii) issuing common stock to the holder of the Series A Convertible Preferred Stock based on our common stock being valued at the greater of (i) $1.00 or (ii) 50% of the fair market value of the common stock on the date that the applicable dividend is due and payable.

The first dividend payment was due on May 29, 2006. We elected to pay the dividend by issuing 115,961 shares of our Common Stock, valued at $1.00 per share, to the preferred stockholders in accordance with the terms of the Valuation in the above paragraph. The closing price of our common stock on the last business day before the dividend payment (May 26, 2006) was $1.01 per share.

The second dividend payment was due on November 29, 2006. We elected to pay the dividend by issuing 120,500 shares of Common Stock, valued at $1.00 per share, to the preferred stockholders in accordance with the terms of the valuation. The closing price of our common stock on the dividend payment date was $0.65 per share.

The third dividend payment was due on May 29, 2007.  We elected to pay the dividend by issuing 112,418 shares of Common Stock, valued at $1.00 per share to the preferred shareholders in accordance with the terms of the valuation.  The closing price of our common stock on the dividend payment date was $0.62 per share.

Voluntary Conversion-Holders of the Series A Convertible Preferred Stock are entitled, at any time, subject to prior redemption, to convert each share of Convertible Preferred Stock into two shares of common stock, at the conversion price equal to $1.00 per share.

Redemption-Upon not less than 30 days prior written notice to the holders of the Series A Convertible Preferred Stock, in the event that our common stock has a closing bid price of at least $3.00 for 20 consecutive trading days so long as a registration statement covering the shares underlying the Series A Convertible Preferred Stock has become effective, we may redeem the Series A Convertible Preferred Stock, in whole or in part, at our option, at a price of $.10 per share.

Warrants

We currently have outstanding the following warrants.

On November 29, 2005, we issued to Castlebridge Enterprises, Inc. a warrant to purchase 150,000 shares of our Common Stock at an exercise price of $1.00 per share, so long as the exercise occurs on or before November 29, 2006, at an exercise price of $1.25 per share if the exercise occurs after November 29, 2006 but on or before November 29, 2007 and at an exercise price of $1.50 per share if the exercise occurs on or before November 28, 2008.  As of the date of this prospectus, the exercise had not occurred. The term of the warrant is three years.

On November 29, 2005, we issued to Robert Hsiung a warrant to purchase 45,000 shares of our Common Stock at an exercise price of $1.00 per share, so long as the exercise occurs on or before November 29, 2006, $1.25 per share if the exercise occurs after November 29, 2006 but on or before November 29, 2007, and $1.50 per share if the exercise occurs on or before November 29, 2008.  As of the date of this prospectus, the exercise had not occurred. The term of the warrant is three years.  The warrant was issued as consideration for Mr. Hsiung’s agreement to convert $50,000 of debt into shares of Common Stock and for an extension of credit.

On November 29, 2005, we issued to the Ruth Johnson Living Trust a warrant to purchase 137,500 shares of our Common Stock at an exercise price of $1.00 per share, so long as the exercise occurs on or before November 29, 2006, and $1.50 per share if the exercise occurs after November 29, 2006.  As of the date of this prospectus, the exercise had not occurred. The term of the warrant is three years.  The warrant was issued in conjunction with the purchase, by the trust, of shares of Common Stock.

On November 29, 2005, we issued to National Fulfillment, Inc. a warrant to purchase 80,000 shares of our Common Stock at an exercise price of $1.00 per share.  The warrant has a term of three years.  The warrant was issued in consideration for a credit extension agreement.

On November 29, 2005, we issued to Tara Barakas a warrant to purchase 1,500 shares of our Common Stock at an exercise price of $1.00 per share, so long as the exercise occurs on or before November 29, 2006, and $1.50 per share if the exercise occurs after November 29, 2006.  The term of the warrant is three years.  The warrant was issued in consideration for a credit extension agreement.

On November 29, 2005, as part of two offerings of secured promissory notes to accredited investors, we issued warrants covering a total of 825,000 shares of Common Stock.  The warrants have an exercise price of $1.00 per share and a term of three years.

Between November 29, 2005 and December 30, 2005, as part of an offering of units consisting of our Series A Convertible Preferred Stock and warrants, we issued warrants to purchase a total of 1,205,000 shares of our Common Stock.  The warrants have an exercise price of $1.00, so long as the exercise occurs on or before December 30, 2006, and $1.50 per share if the exercise occurs after December 30, 2006.  The warrants have a three-year term.

On April 3, 2006, we issued to Vintage Marketing, LLC, as compensation for services rendered to us, a warrant to purchase 10,000 shares of our Common Stock at an exercise price of $0.50 per share.  The warrant has a term of three years.

On July 31, 2006, as part of the sale of 10% secured convertible promissory notes to Gottbetter Capital Finance, LLC, we issued to Gottbetter a warrant to purchase 3,000,000 shares of our Common Stock at a price of $0.75 per share.  The warrant has a term of 60 months.

On August 1, 2006, we issued to Lipp Enterprises, LLC a warrant to purchase 75,000 shares of our Common Stock at an exercise price of $0.80 per share.  The term of the warrant is three years.  The warrant was issued as compensation for services rendered to us in connection with the acquisition of certain assets from Adsouth Partners, Inc.

On December 6, 2006, the Company issued to a consultant, three-year warrants to purchase 15,000 shares of the Company’s common stock. The warrants have an exercise price of $0.60 per share. The issuances were made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

SELLING SHAREHOLDERS

The Selling Shareholders listed in the table below may use this prospectus for the resale of shares of Common Stock being registered hereunder, although no Selling Shareholder is obligated to sell any such shares. Of the 3,600,000 shares of Common Stock offered by this prospectus, none of the shares of Common Stock are outstanding as of the date hereof,  and all 3,600,000 shares are issuable upon conversion of certain outstanding convertible securities. The table below sets forth information as of June 15, 2007 to reflect the sale of shares being offered by the Selling Shareholders.  The Selling Shareholders do not, nor within the past three years have had, any position, office or other material relationship with us or any of our predecessors or affiliates, except as set forth in the footnotes.

We are not able to estimate the number of shares that will be held by the Selling Shareholders after the completion of this offering because the Selling Shareholders may offer all or some of the shares and because there are currently no agreements, arrangements or understandings with respect to the sale of any shares offered hereby, except as otherwise noted below. The following table assumes that all of the shares being registered hereby will be sold.

Selling Shareholders	Shares of Common Stock Beneficially Owned Prior to Offering(1)	Number of Shares of Common Stock to be Sold in the Offering(1)(2)(3)	Shares of Common Stock Beneficially Owned After the Offering(1)
	Number		Number

Gottbetter Capital Master Ltd.	10,996,478	3,600,000 (2)	7,396,478

(1) For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 pursuant to which a Selling Shareholder is deemed to have beneficial ownership of any shares of Common Stock that such shareholder has the right to acquire within 60 days of June 15, 2007.

(2) Assumes that all shares of Common Stock being offered and registered hereunder are sold, although the Selling Shareholders are not obligated to sell any such shares.

 (3) Pursuant to that certain Securities Purchase Agreement dated August 2, 2006, we agreed to sell to Gottbetter Capital Finance LLC (“GCF”) (i) notes in the principle amount of $5.775 million which are convertible into shares of our common stock at a discount to market price with a floor of $0.69, and (ii) warrants to purchase up to 3 million shares of our common stock. On the same date we closed the sale of (i) the first of the notes to GCF in the principal amount of $2.887 million and

(ii) the warrants. GCF assigned its right to purchase the second convertible note in the principal amount of $2.887 million to its affiliate Gottbetter Capital Master Ltd. (“GCM”) with the closing of the sale of such note taking place on September 18, 2006. The current balance of principal on each of the convertible notes as of June 15, 2007 is $2,758,785, or an aggregate of $5,517,570.  The number of shares of common stock beneficially owned by GCM and referenced in the above table include shares issuable upon conversion of the full amount of both convertible notes at the conversion price on June 15, 2007 ($0.69). However, neither the convertible notes nor the warrants, by their terms, can be converted or exercised, as the case may be, to the extent that the holder’s and its affiliates’ total ownership in us would exceed 4.99% of our outstanding common stock (the “Maximum Percentage”); provided however, that the Maximum Percentage can be increased to a number not in excess of 19.99% effective upon the expiration of sixty (60) days after holder’s provision of written notice thereof. The name of the person who has voting or investment control over the securities owned by GCF is Adam Gottbetter; GCM is managed by Gottbetter Capital Management, LP. Mr. Adam Gottbetter also has voting and investment control over that entity and ultimately GCM.

Below please find a comparison of the number of shares underlying the convertible debt and warrants held by the selling shareholder to those held by persons other than the affiliates of the issuer, affiliates of the selling stockholder and persons with whom the selling stockholder has a contractual relationship regarding the transaction.

Number of shares underlying the convertible debt and warrants held by the selling shareholders	3,600,000
Number of shares held by persons other than the affiliates of the issuer, affiliates of the selling stockholders and persons with whom the selling stockholders has a contractual relationship regarding the transaction	13,534,032

PLAN OF DISTRIBUTION

The Selling Shareholders of our Common Stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the Principal Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits Buyers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transactions;

•

settlement of short sales entered into after the date of this prospectus;

•

broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale;

•

through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•

any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the Buyer of shares, from the Buyer) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales and may have civil liability under Sections 11 and 12 of the Securities Act for any omissions or misstatements in this prospectus and the registration statement of which it is a part. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholders have informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

We are required to pay certain fees and expenses we incur incident to the registration of the shares. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The Selling Shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Shareholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the 1934 Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the 1934 Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each Buyer at or prior to the time of the sale.

EXPERTS

The financial statements of Vertical Branding, Inc. included in this prospectus have been audited by Holtz Rubenstein Reminick LLP, our independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the issuance of the common shares to be sold by the Selling Shareholders under this prospectus and warrants was passed upon for our company by Richardson & Patel, LLP.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

We have adopted provisions in our certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

In addition, our bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Delaware General Corporation Law, if our board of directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws). We maintain directors' and officers' liability insurance.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There were no changes in or disagreements with our accountants on accounting and financial disclosure during the last two fiscal years or the interim period from January 1, 2007 through the date of this prospectus.

We acquired Worldwide Excellence (“WWE”) in a reverse merger transaction. WWE, the acquiree, was not a reporting company. We continued to retain our historical accountants, and therefore, there was not a change in accountants.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information the Company files at the SEC’s public reference room at 100 F Street, NE, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and through the web site maintained by the SEC at www.sec.gov.

This prospectus is part of a registration statement on Form SB-2 that we have filed with the SEC utilizing a “shelf” registration process. Under the shelf registration process, the Selling Shareholders may, from time to time, sell the Common Stock described in this prospectus. We may prepare a prospectus supplement at any time to add, update or change information contained in this prospectus.

As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits filed with or incorporated by reference into the registration statement. Whenever a reference is made in this prospectus to an agreement or other document of the Company, be aware that such reference is not necessarily complete and that you should refer to the exhibits that are filed with or incorporated by reference into the registration statement for a copy of the agreement or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the web site maintained by the SEC at www.sec.gov.

You should read this prospectus and any prospectus supplement together with the registration statement and the exhibits filed with or incorporated by reference into the registration statement. The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies.

We have not authorized any person to give any information or to make any representations that differ from, or add to, the information discussed in this prospectus. Therefore, if anyone gives you different or additional information, you should not rely on it.

INDEX TO FINANCIAL STATEMENTS

Vertical Branding, Inc. and Subsidiaries

Consolidated Financial Statements

Contents

Vertical Branding, Inc. and Subsidiaries Consolidated Financial Statements
As of December 31, 2006 and March 31, 2007 (unaudited)
and for the years ended December 31, 2006 and 2005
and for the three months ended March 31, 2007
(unaudited) and 2006 (unaudited)

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Vertical Branding, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Vertical Branding, Inc. and its subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of operations, stockholders' equity and cash flows for the two years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vertical Branding, Inc. and its subsidiaries at December 31, 2006 and 2005 and the consolidated results of their operations and their cash flows for the two years then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 11 to the financial statements, the Company adopted Financial Accounting Standard 123(R), “Share-Based Payment”, effective January 1, 2006.

/s/ HOLTZ RUBENSTEIN REMINICK LLP
HOLTZ RUBENSTEIN REMINICK LLP
Melville, New York
March 27, 2007

Vertical Branding, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31,	March 31,
	2006	2007
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 104,916	$ 13,803
Accounts receivable, net	2,581,803	3,288,865
Due from factor	573,212	733,171
Mortgage and note receivable	5,325	4,431
Inventories	2,857,436	2,238,870
Infomercial production costs	252,079	279,879
Deposits	252,494	821,951
Prepaid expenses	958,205	118,229
Due from Adsouth Partners, Inc.	150,000	150,000
Other current assets	56,097	36,655
Assets of discontinued operations	134,914	98,584
Total current assets	7,926,481	7,784,438

Property and equipment, net	233,594	242,408

Other assets:
Restricted cash	69,288	69,288
Real estate held for rental, development and sale	4,165,181	4,117,803
Mortgage and note receivable	314,339	313,210
Deferred costs, net of accumulated amortization	819,387	768,434
Deferred tax asset, net	1,016,811	1,016,811
Retail distribution network, net	1,921,022	1,869,089
Goodwill	1,231,048	1,231,048
Other	40,272	126,031
Total other assets	9,577,348	9,511,714
Total assets	$ 17,737,423	$ 17,538,560

See accompanying notes to consolidated financial statements.

Vertical Branding, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)

	December 31,	March 31,
	2006	2007
		(unaudited)
Liabilities and Stockholders' Equity
Current liabilities:
Current portion of notes payable	$ 2,630,312	$ 3,170,519
Accounts payable and accrued expenses	4,519,012	3,687,883
Income taxes payable	-	21,231
Other current liabilities	112,733	78,100
Liabilities of discontinued operations	28,113	20,412
Total current liabilities	7,290,170	6,978,145

Other liabilities:
Notes payable	6,550,080	5,980,977
Derivative liabilities	511,926	-
Total other liabilities	7,062,006	5,980,977

Total liabilities	14,352,176	12,959,122

Minority voting interest in subsidiary	580,454	547,135

Commitments and contingencies

Stockholders' equity:
Preferred stock - $.001 par value;
Authorized - 2,000,000 shares;
Issued and outstanding - 1,006,209 shares Series A at March 31, 2007
and 1,111,209 shares at December 31, 2006	1,111	1,006
Common stock - $.001 par value;
Authorized - 100,000,000 shares;	22,048	22,416
Capital in excess of par value	10,021,298	10,836,314
Deferred compensation	(660,855)	(739,172)
Accumulated deficit	(6,218,809)	(5,728,261)
	3,164,793	4,392,303
Less treasury stock, at cost - 500,000 shares	(360,000)	(360,000)
Total stockholders' equity	2,804,793	4,032,303
Total liabilities and stockholders' equity	$ 17,737,423	$ 17,538,560

See accompanying notes to consolidated financial statements.

Vertical Branding, Inc. and Subsidiaries
Consolidated Statements of Operations

	Year Ended	Year Ended	Three Month Ended
	December 31,	December 31,	March 31,	March 31,
	2006	2005	2007	2006
			(Unaudited)
Revenues
Transactional marketing	$16,406,317	$ 8,028,972	$ 6,744,541	$ 3,669,339
Retail distribution	5,097,738	-	5,920,749	-
Real estate activities	1,605,259	69,693	149,997	1,086,306
Total revenues	23,109,314	8,098,665	12,815,287	4,755,645
Costs and expenses
Cost of sales	9,697,232	3,745,753	5,701,546	2,413,855
Selling	10,504,166	4,018,196	4,236,625	2,341,275
General and administrative	2,769,018	2,150,563	966,691	641,972
Corporate expenses (includes non-cash stock-based
compensation of $218,457 for the year ended
December 31, 2006, $-0- for the year ended
December 31, 2005, $162,436 for the three months
ended March 31, 2007 and $-0- for the three months
ended March 31, 2006)	1,365,736	359,246	615,852	261,736
Depreciation and amortization	561,196	26,283	277,856	157,071
Bad debts	228,629	44,509	170,804	14,043
Total costs and expenses	25,125,977	10,344,550	11,969,374	5,829,952
Income (loss) from operations	(2,016,663)	(2,245,885)	845,913	(1,074,307)
Other income (expense):
Interest expense, net	(614,184)	(280,336)	(353,832)	(48,315)
Minority voting interest in net (income) loss of subsidiary	68,422	(5,936)	45,819	(426)
	(545,762)	(286,272)	(308,013)	(48,741)
Income (loss) from continuing operations before
provision for income taxes	(2,562,425)	(2,532,157)	537,900	(1,123,048)
Provision for income taxes	53,293	17,182	19,489	3,381
Income (loss) from continuing operations	(2,615,718)	(2,549,339)	518,411	(1,126,429)
Loss from discontinued operations, net of taxes	(141,616)	(33,754)	(26,897)	(57,965)
Net income (loss)	(2,757,334)	(2,583,093)	491,514	(1,184,394)
Preferred stock dividends	240,332	15,964	53,284	60,250
Net income (loss) applicable to common stockholders	$ (2,997,666)	$ (2,599,057)	$ 438,230	$ (1,244,644)
Earnings (loss) per common share:
Basic earnings (loss) per common share*	$ (0.17)	$ (0.23)	$ 0.02	$ (0.07)
Diluted earnings (loss) per common share*	$ (0.17)	$ (0.23)	$ 0.02	$ (0.07)
Number of weighted average shares used in computation
of basic earnings (loss) per common share	17,918,381	11,094,908	21,683,195	15,622,234
Number of weighted average shares used in computation
of diluted earnings (loss) per share	17,918,381	11,094,908	31,443,710	15,622,234
* Loss from discontinued operations is less than $.01 per share.

See accompanying notes to consolidated financial statements.

Vertical Branding, Inc. and Subsidiaries
Consolidated Statement of Stockholders' Equity

					Additional					Total Stock-
	Preferred Stock		Common Stock		Paid-In	Deferred	Accumulated	Treasury Stock		holders'
	Shares	Amount	Shares	Amount	Capital	Compensation	Deficit	Shares	Amount	Equity
Balance, December 31, 2004	-	$ -	10,000	$ 100	$ 49,900	$ -	$ (681,945)	-	$ -	$ (631,945)
Adjustment related to issuance
of shares to the shareholders of
Worldwide Excellence, Inc
in connection with the reverse
merger on November 29, 2005	-	-	10,659,300	10,569	(10,569)	-	-	-	-	-
Fair value of warrants granted as
additional consideration for debt	-	-	-	-	225,579	-	-	-	-	225,579
Contributions	-	-	5,700	6	31,851	-	-	-	-	31,857
Debt conversion	-	-	825,000	825	649,175	-	-	-	-	650,000
Shares issued in connection with
reverse merger on November 29, 2005:
Acquisition of MFC Development Corp	-	-	2,699,611	2,700	2,696,911	-	-	-	-	2,699,611
Shares issued for conversion of debt	-	-	500,000	500	499,500	-	-	-	-	500,000
Shares issued to finders	-	-	710,000	710	709,290	-	-	-	-	710,000
Shares issued for attorney's fees	-	-	35,000	35	34,965	-	-	-	-	35,000
Issuance of preferred stock	1,205,000	1,205	-	-	2,408,795	-	-	-	-	2,410,000
Costs of preferred stock issuance	-	-	-	-	(420,578)	-	-	-	-	(420,578)
Conversion of deferred salaries	-	-	123,179	123	184,647	-	-	-	-	184,770
Net loss	-	-	-	-	-	-	(2,583,093)	-	-	(2,583,093)
Balance, December 31, 2005	1,205,000	$ 1,205	15,567,790	$ 15,568	$ 7,059,466	$ -	$ (3,265,038)	-	$ -	$ 3,811,201

See accompanying notes to consolidated financial statements.

Vertical Branding, Inc. and Subsidiaries
Consolidated Statement of Stockholders' Equity
(Continued)

					Additional					Total Stock-
	Preferred Stock		Common Stock		Paid-In	Deferred	Accumulated	Treasury Stock		holders'
	Shares	Amount	Shares	Amount	Capital	Compensation	Deficit	Shares	Amount	Equity
Balance, December 31, 2005	1,205,000	$ 1,205	15,567,790	$ 15,568	$ 7,059,466	$ -	$ (3,265,038)	-	$ -	$ 3,811,201
Shares issued for conversion of debt	-	-	100,000	100	99,900	-	-	-	-	100,000
Net reduction in costs of preferred
stock issuance	-	-	-	-	191,433	-	-	-	-	191,433
Fair value of warrants granted as
compensation	-	-	-	-	39,658	(15,632)	-	-	-	24,026
Shares issued in connection with the
acquisition of the consumer products
division of Adsouth Partners, Inc.	-	-	5,500,000	5,500	1,094,500	-	-	-	-	1,100,000
Stock issued pursuant to
exercise of stock grants	-	-	453,929	455	222,706	(105,161)	-	-	-	118,000
Issuance of stock options	-	-	-	-	758,519	(758,519)	-	-	-	-
Common stock issued as payment
for preferred stock dividend	-	-	236,461	237	195,210	-	(195,447)	-	-	-
Preferred stock dividend	-	-	-	-	-	-	(990)	-	-	(990)
Conversion of preferred stock	(93,791)	(94)	187,582	188	(94)	-	-	-	-	-
Return of common stock by
former President	-	-	-	-	360,000	-	-	500,000	(360,000)	-
Amortization of deferred compensation	-	-	-	-	-	218,457	-	-	-	218,457
Net loss	-	-	-	-	-	-	(2,757,334)	-	-	(2,757,334)
Balance, December 31, 2006	1,111,209	$ 1,111	22,045,762	$ 22,048	$10,021,298	$ (660,855)	$ (6,218,809)	500,000	$(360,000)	$ 2,804,793

See accompanying notes to consolidated financial statements.

Vertical Branding, Inc. and Subsidiaries
Consolidated Statement of Stockholders' Equity (Unaudited)

					Additional					Total Stock-
	Preferred Stock		Common Stock		Paid-In	Deferred	Accumulated	Treasury Stock		holders'
	Shares	Amount	Shares	Amount	Capital	Compensation	Deficit	Shares	Amount	Equity
Balance, December 31, 2006	1,111,209	$ 1,111	22,045,762	$ 22,048	$10,021,298	$ (660,855)	$ (6,218,809)	500,000	$(360,000)	$2,804,793
Stock issued pursuant to
exercise of stock grants	-	-	157,834	158	137,393	(74,952)	-	-	-	62,599
Issuance of stock options	-	-	-	-	174,336	(174,336)	-	-	-	-
Preferred stock dividend	-	-	-	-	-	-	(966)	-	-	(966)
Conversion of preferred stock	(105,000)	(105)	210,000	210	(105)	-	-	-	-	-
Fair value of warrants granted as
additional consideration for debt
reclassified from derivative liabilities	-	-	-	-	511,927	-	-	-	-	511,927
Forfeiture of unvested stock options	-	-	-	-	(8,535)	8,535	-	-	-	-
Amortization of deferred compensation	-	-	-	-	-	162,436	-	-	-	162,436
Net income	-	-	-	-	-	-	491,514	-	-	491,514
Balance, March 31, 2007	1,006,209	$ 1,006	22,413,596	$ 22,416	$10,836,314	$ (739,172)	$ (5,728,261)	500,000	$(360,000)	$4,032,303

See accompanying notes to consolidated financial statements.

Vertical Branding, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Year Ended	Year Ended	Three months ended
	December 31,	December 31,	March 31,	March 31,
	2006	2005	2007	2006
			(unaudited)
Cash flows from operating activities
Net income (loss)	$(2,757,334)	$(2,583,093)	$ 491,514	$ (1,184,394)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization	561,196	26,283	277,856	157,071
Bad debts	228,629	44,509	170,804	14,043
Minority voting interest in net (loss) income of subsidiary	(68,422)	5,936	(45,819)	(670)
Fair value of warrants granted as additional consideration for debt	-	225,579	-	-
Equity based compensation	218,457	-	162,436	-
Changes in operating assets and liabilities:
Accounts receivable	(1,825,859)	(77,798)	(877,866)	12,494
Inventories	(1,318,277)	235,910	618,566	(169,875)
Prepaid expenses	(832,668)	-	839,976	-
Due from Adsouth Partners, Inc.	(150,000)	-	-	684,815
Proceeds from the sale of real estate	895,815	-	-	-
Additions to real estate held for rental, development and sale	(53,830)	-	-	(5,486)
Mortgage and note receivable	146,085	-	2,023	-
Other assets	3,093	(95,290)	(66,317)	45,183
Assets of discontinued operations	192,175	19,866	36,330	43,490
Infomercial production costs	204,332	(202,946)	(32,030)	(21,694)
Deposits	(310,497)	(12,856)	(569,457)	(8,186)
Restricted cash	(1,933)	(101)	-	-
Deferred costs	-	(65,756)	-	-
Accounts payable, accrued expenses and taxes	1,493,540	191,922	(747,299)	612,324
Due to participants on property previously sold	-	(52,500)	-	-
Other current liabilities	87,184	-	(34,633)	41,173
Liabilities of discontinued operations	(57,579)	(14,410)	(7,701)	(11,722)
Net cash provided by (used in) operating activities	(3,345,893)	(2,354,745)	218,383	208,566

Cash flows from investing activities
Capital expenditures and intangible assets	(97,445)	(24,081)	(27,816)	(816)
Acquisition of retail distribution network	(225,499)	-	-	-
Acquisition costs	(1,385)	(126,652)	-	(3,710)
Cash acquired in acquisition	-	285,402	-	-
Net cash provided by (used in) investing activities	(324,329)	134,669	(27,816)	(4,526)

Cash flows from financing activities
Decrease in bank overdraft	-	(30,510)	-	-
Proceeds from notes and loans payable	6,499,518	1,525,000	-	-
Principal payments on notes payable	(1,346,608)	(73,833)	(102,839)	(89,112)
Due from factor	(573,212)	-	(159,959)	-
Additions to deferred finance costs	(557,438)	-	(30,416)	-
Due to unconsolidated affiliates	-	(221,647)	-	-
Net payments to related parties	-	(117,382)	-	-
(Distribution) contribution to/from minority interest	(563,596)	-	12,500	-
Issuance of preferred stock	-	1,635,000	-	-
Costs incurred for the issuance of preferred stock	(38,867)	(140,278)	-	(38,867)
Dividend on preferred stock	(990)	-	(966)	-
Capital contributions	-	57	-	-
Net cash provided by (used in) financing activities	3,418,807	2,576,407	(281,680)	(127,979)

See accompanying notes to consolidated financial statements.

Vertical Branding, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

	Year Ended	Year Ended	Three months ended
	December 31,	December 31,	March 31,	March 31,
	2006	2005	2007	2006
(unaudited)

Net increase (decrease) in cash and cash equivalents	$ (251,415)	$ 356,331	$ (91,113)	$ 76,061
Cash and cash equivalents, beginning of year	356,331	-	104,916	356,331
Cash and cash equivalents, end of year	$ 104,916	$ 356,331	$ 13,803	$ 432,392
Additional cash flow information
Interest paid	$ 600,346	$ 88,296	$ 308,230	$ 39,320
Income taxes paid	$ 45,819	$ 4,887	$ 15,284	$ 4,039
Non-cash investing and financing activities
Acquisition of net assets of MFC Development Corp in
reverse merger on November 29, 2005	$ -	$ 2,841,600	$ -	$ -
Conversion of debt to stock	$ 100,000	$ 1,641,570	$ -	$ 100,000
Common stock issued in connection with the acquisition of
the consumer products division of Adsouth Partners, Inc.	$ 1,100,000	$ -	$ -	$ -
Net assets acquired from the consumer products division of
Adsouth Partners, Inc.	$ 37,283	$ -	$ -	$ -
Promissory note issued in connection with the acquisition of
the consumer products division of Adsouth Partners, Inc.	$ 681,353	$ -	$ -	$ -
Fair value of warrants granted as compensation	$ 39,658	$ -	$ -	$ -
Fair value of warrants granted as additional consideration
for debt	$ 511,927	$ -
Reclassification of derivative liabilities to equity	$ -	$ -	$ 511,927	$ -
Discount on 10% secured convertible notes	$ 375,400	$ -	$ -	$ -
Closing costs on 2nd mortgage	$ 119,481	$ -	$ -	$ -
Stock issued pursuant to exercise of stock grants	$ 223,161	$ -	$ 137,551	$ -
Issuance of stock options	$ 758,519	$ -	$ 174,336	$ -
Forfeiture of unvested stock options	$ -	$ -	$ 8,535	$ -
Common stock issued as payment for preferred
stock dividend	$ 195,447	$ -	$ -	$ -
Reduction in accrued costs of preferred stock issuance	$ 230,300	$ -	$ -	$ -
Accrued preferred stock dividend	$ 20,461	$ -	$ 53,568	$ -
Return of 500,000 shares of common stock by
former President	$ 360,000	$ -	$ -	$ -
Conversion of 93,791 shares of Series A preferred stock to
187,582 shares of common stock	$ 94	$ -	$ -	$ -
Conversion of 105,000 shares of Series A preferred stock to
210,000 shares of common stock	$ -	$ -	$ 105	$ -
Receipt of membership interest in limited liability company as
partial consideration in sale of real estate	$ -	$ -	$ -	$ 211,000
Loan payable to tenant for reimbursement of improvements	$ -	$ -	$ -	$ 189,615

See accompanying notes to consolidated financial statements.

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

1. Organization of the Company

The consolidated financial statements consist of Vertical Branding, Inc., formerly known as MFC Development Corp. (the "Company" or “VBI”) and its wholly-owned subsidiaries. The Company filed a Certificate of Amendment to its  Certificate  of  Incorporation,  as  amended,  (the  "Amendment")  with the Secretary  of State of the State of Delaware that was  effective as of October 30, 2006. The Amendment changed the name of the Company from MFC Development Corp. to Vertical Branding, Inc.  In addition, the Amendment also was filed to increase the authorized common stock of the Company from 40,000,000 shares to 100,000,000 shares.

The Company was incorporated on May 18, 1990 under the laws of the State of Delaware as PSI Food Services, Inc. On August 9, 2000, the Company changed its name to MFC Development Corp.

On November 29, 2005, the Company completed the acquisition (the “Closing”) of all the issued and outstanding shares of common stock of Worldwide Excellence, Inc. (“WWE”), a Delaware corporation, in accordance with the provisions of a certain Acquisition Agreement dated as of July 29, 2005 among WWE and the Company, and WWE’s stockholders. VBI acquired one hundred (100%) percent of WWE’s outstanding common stock in exchange for shares of VBI common stock.  At the closing, 11,500,000 shares of VBI’s common stock were issued to former stockholders of WWE and their designees and 710,000 shares of the VBI’s common stock were issued to a finder and its designees. On the same day, as a requirement to close the transaction, VBI note holders converted $500,000 of debt into 500,000 shares of common stock. In addition, 35,000 shares of VBI common stock were issued for payment of legal fees. The form of the VBI Acquisition Agreement was filed with the SEC as an exhibit to the Company’s Current Report dated August 3, 2005.

As a result of the merger, former WWE stockholders hold a majority of the voting interest in VBI. This transaction was accounted for as a reverse merger, with WWE being the acquirer for accounting purposes. The pre-acquisition financial statements (December 31 year end) of the accounting acquirer, WWE, became the historical financial statements of the combined companies and the historical financial statements of VBI for the periods prior to the date of the transaction (February 28 fiscal year end) are not presented. This transaction was accounted for as the issuance of common stock by WWE for the net monetary assets of VBI, accompanied by a recapitalization to reflect the legally issued and outstanding shares of the combined companies. Pre-acquisition stockholders’ equity of WWE was retroactively restated as of the day prior to the merger for the equivalent number of shares of VBI received by WWE stockholders in the acquisition, with differences between the par value of VBI and WWE’s stock recorded as additional paid in capital.

At the Closing, VBI delivered 3,000,000 shares of VBI Common Stock to an escrow agent and delivered 600,000 shares of VBI Common Stock to the same escrow agent (collectively, the “Earn-Out Shares”) to be held under the terms of separate escrow agreements. 3,000,000 Earn-Out Shares would be released to certain former WWE stockholders and 600,000 Earn-Out Shares would be released to certain then current VBI stockholders, respectively, if WWE’s Cumulative Net Income target of $3,000,000, as defined in the applicable escrow agreement, is met by December 31, 2006. If the Cumulative Net Income target is not met by December 31, 2006, then WWE would have until March 31, 2007 to meet the Cumulative Net Income target. If the Cumulative Net Income target is not met in either circumstance, the Earn-Out Shares would be returned to the Company for cancellation. As of March 31, 2007 (unaudited), the Cumulative Net Income target has not been met and the Earn-Out Shares have been returned to the Company for cancellation.

Simultaneous with the Closing on November 29, 2005, and continuing through December 30, 2005, WWE, pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Regulation 506 promulgated under the Securities Act, had engaged in a Private Placement Offering to “accredited investors” of a total subscription of 1,205,000 shares of the Company’s 10% convertible preferred stock (convertible into 2,410,000 shares of common stock) for $2,410,000, and warrants to purchase 1,205,000 shares of the Company’s common stock; each warrant entitling the holder to purchase one share of the Company’s common stock.

On August 1, 2006, the Company purchased certain assets from Adsouth Partners, Inc. comprising Adsouth's consumer products division and assumed certain liabilities. VBI purchased rights to various consumer products and brands as well as succession to Adsouth’s wholesale and retail distribution channels and relationships. VBI now refers to the acquired business as its retail distribution business.

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

2.  Basis of Presentation

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Certain prior year balances were reclassified to conform with the current year presentation. Included in other current assets at December 31, 2005 was $125,537, which has been reclassified to prepaid expenses in the current year presentation. Included in general and administrative expenses for the year ended December 31, 2005 was $16,728, which has been reclassified to depreciation and amortization in the current year presentation. Corresponding reclassifications were made to the statement of cash flows for the year ended December 31, 2005 in the current year presentation.

Business Activities of the Company

The Company operates three business segments consisting of the transactional marketing business, retail distribution business that was acquired on August 1, 2006 and the development and rental of real estate in New York and Connecticut.  The Company, through other subsidiaries, is in the process of liquidating the discontinued operations of VBI’s former medical division. The real estate and discontinued operations were acquired from VBI at the Closing on November 29, 2005 and are not included in the historical financial statements prior to that date.

The Company’s transactional marketing business is conducted through WWE and its affiliates, the historical business of the Company after the Closing. The Company’s name was subsequently changed to Worldwide Excellence, Inc. in September 2004. WWE is a consumer product branding company specializing in personal care and fitness, beauty and home consumer products.  Typically, WWE obtains the exclusive worldwide marketing, distribution and manufacturing license rights to a particular product from its inventor or a business representative and develops the product brand through marketing campaigns utilizing the Internet, television, and print media, ultimately leveraging its retail and international distribution channels for sales directly to consumers or for sales to downstream business customers.

On certain of WWE products, long term annuity stream of revenue has been established through what WWE refers to as “Continuity” programs. Through WWE’s Continuity programs, customers repurchase a particular product monthly or bi-monthly, thus maximizing the initial media investment to acquire that particular customer.

The Company began its retail distribution operations on August 1, 2006 when it purchased certain assets from Adsouth Partners, Inc., through a newly formed subsidiary, Adsouth Marketing LLC (“ASM”). ASM was formed in July 2006 as a Delaware limited liability company. The Company acquired assets comprising Adsouth's consumer products division and assumed certain liabilities. VBI purchased rights to various consumer products and brands as well as succession to Adsouth’s wholesale and retail distribution channels and relationships.

The Company’s real estate business is conducted through two of VBI’s subsidiaries. Yolo Equities Corp., a wholly owned subsidiary (“Yolo”) was incorporated in October, 1992 as a New York corporation. Yolo holds a mortgage on a real estate parcel and previously owned a 65-acre real estate parcel in Hunter, New York. The property was subject to a contract of sale to Mountaintrail, as of December 31, 2005, and subsequently closed the transaction in March 2006. In accordance with the terms of the sale, through the partial ownership of various entities, the Company owned an interest in Mountaintrail of approximately 26%.  On April 19, 2006, Yolo sold the remaining 26% interest it owned in Mountaintrail, and from that date, the Company has no interest in the property. See Note 5 of Notes to the Consolidated Financial Statements for related party disclosures and details of this transaction.

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The Company owns a forty-nine (49%) percent interest in Gateway Granby, LLC (“Granby”) a limited liability company that owns and operates an office building in East Granby, Connecticut. The office building contains approximately 52,000 square feet of rentable space and is located on 7.7 developable acres. Simultaneous to the Closing on November 29, 2005, the Company has entered into an irrevocable proxy and agreement with certain members of the limited liability company who are stockholders of VBI, which agreement gives the Company voting and operational control of the limited liability company so long as the Company maintains its ownership interest in the limited liability company. Due to such voting control, Granby is consolidated with VBI, and the minority voting interests are recorded separately.

Discontinued operations consists of the former medical financing business, conducted through Medical Financial Corp., a wholly owned subsidiary, which (i) purchased insurance claims receivables from medical practices and provided certain services to those practices; and (ii) three other subsidiaries, which were formed to provide additional management services to certain medical practices. VBI sold its continuing service obligations and the related future revenue rights of its medical financing business in exchange for preferential collection rates on the receivables that are expected to be collected.

3. Significant Accounting Policies

Revenue Recognition

Revenue from the sale of products is recognized when the products are shipped or picked up by the customers, provided that the price is fixed, title has been transferred and our ability to collect the resulting receivable is reasonably assured.

Transactional Marketing

Provisions for discounts to customers, estimated returns and allowances and other adjustments are provided for in the same period the sales are recorded.  The return estimates are based on historical records.  When no historical records of returns exist for a new product, revenue recognition is delayed until an accurate estimate of returns can be determined. The estimate, which varies from period to period, is based on cumulative historical rates and other appropriate facts known to management at the time. Provision for discounts to customers, estimated returns and allowances and other adjustments consist of the following:

	Year ended	Year ended	Three months ended
	December 31,	December 31,	March 31,	March 31,
	2006	2005	2007	2006
(unaudited)

Estimated returns	$ 1,748,837	$ 1,020,499	$ 715,936	$ 300,485
Discounts	-	-	-	-
Other allowances	-	-	-	-
Total	$ 1,748,837	$ 1,020,499	$ 715,936	$ 300,485

Retail Distribution

Revenues from the sale of products are recognized upon the shipment of the goods being sold and are net of estimated returns and other promotional allowances. The estimate, which varies from period to period, is based on cumulative historical rates and other appropriate facts known to management at the time. For the periods indicated from the date of acquisition on August 1, 2006, provision for discounts to customers, estimated returns and allowances and other adjustments consist of the following:

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

	Year ended	Year ended	Three months ended
	December 31,	December 31,	March 31,	March 31,
	2006	2005	2007	2006
			(unaudited)

Estimated returns	$ 95,243	N/A	$ 126,648	N/A
Discounts	53,923	N/A	14,899	N/A
Other allowances	17,600	N/A	24,782	N/A
Total	$ 166,766	$ -	$ 166,329	$ -

Real Estate

The full accrual method is used on the sale of real estate if the profit is determinable, the Company is not obligated to perform significant activities after the sale to earn the profit and there is no continuing involvement with the property. If the buyer's initial and continuing investments are inadequate to demonstrate a commitment to pay for the property, the installment method is used, resulting in the deferral of income. If there is continuing involvement with the property by the Company, the financing method is used.

Rental income is recorded over the lease term as it becomes receivable according to the provisions of the lease.  Rental income is recognized on a straight line basis if rentals vary materially during the term of the lease.

Receivables

Transactional Marketing and Retail Distribution

The Company extends credit to customers and performs credit evaluations in the ordinary course of business.

Accounts receivable are reported at their net collectible amounts.  The Company records a reserve against any accounts receivable for which the Company deems, in its judgment, that collection may be in doubt.

Real Estate

Mortgages and notes receivable result from the sale of real estate. These receivables bear interest and are recorded at face value, less unamortized discount.

Impairment Assessment. The Company evaluates the credit positions on its notes receivable and the value of the related collateral on an ongoing basis. The Company estimates that all of its notes receivable are fully collectible and the collateral is in excess of the related receivables. The Company continually evaluates its notes receivable that are past due as to the collectibility of principal and interest. The Company considers the financial condition of the debtor, the outlook of the debtor's industry, decrease in the ratio of collateral values to loans and any prior write downs on loans. The above considerations are all used in determining whether the Company should suspend recording interest income on any notes receivable or provide for any loss reserves.

Inventories

Inventories are stated at the lower of cost or market on a first-in first-out (FIFO) basis and are in finished goods form.

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Infomercial Production Costs

Infomercial costs include the cost of production in progress for infomercials, which will air in future periods. The costs will be amortized as the programs air over the estimated useful life, currently 12 to 24 months. If it is determined that the related   product will not meet the criteria to be marketed and aired, then the balance of the infomercial production costs of that program are expensed. Amortization expense for the years ended December 31, 2006 and 2005 was $284,084 and $153,334, respectively. Amortization expense for the three months ended March 31, 2007 (unaudited) and 2006 (unaudited) was $4,230 and $94,695, respectively.

Property and Equipment, and Depreciation and Amortization

Property and equipment is recorded at cost. Depreciation is being provided using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. When assets are retired or sold, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in operations.

Depreciation of property and equipment and the portion of real estate that is being held for rental is provided by application of the straight-line method over estimated useful lives as follows:

Furniture and fixtures	7 years
Computer, software, office and other equipment	3-5 years
Building and building improvements	39 years
Land improvements	15 years
Tenant improvements	5-6 years
Leasehold improvements	5 years

Amortization of leasehold improvements is provided by the application of the straight-line method over the shorter of their estimated useful lives or the terms of the related leases.

Real Estate Held for Rental, Development and Sale

Properties are carried at the lower of acquisition cost or market, less the costs to sell. The methods for valuing property and mortgages where current appraisals are unobtainable are based on management's best judgments regarding the economy and market trends. As a result, estimates may change based on ongoing evaluation of future economic and market trends. Such judgments are based on management's knowledge of real estate markets in general and of sale or rental prices of comparable properties in particular. Properties are reviewed for impairment whenever events or circumstances give rise to question cash flows and current fair values or other indications that their carrying value may not be recoverable  When such events or circumstances arise, an estimate of the future undiscounted cash flows produced by the asset, or the appropriate grouping of assets, is compared to the asset's carrying value to determine if impairment exists pursuant to the requirements of SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".  If the asset is determined to be impaired, the impairment loss is measured based on the excess of its carrying value over its fair value.  Assets to be disposed of are reported at the lower of its carrying value or net realizable value.

Deferred Costs

Deferred costs include costs to obtain financing and prepaid leasing commissions paid to brokers in the Company’s real estate division. Deferred finance costs are amortized over the life of the loan. Deferred broker fees are amortized over the life of the tenant’s lease. Amortization of deferred costs is provided by application of the straight-line method over estimated useful lives as follows:

Deferred finance fees	3 years
Deferred factor guaranty fee (related party)	2 years
Deferred brokerage commission	5-6 years

Retail Distribution Network

The total cost of the Retail Distribution business acquired on August 1, 2006, in excess of net assets acquired, was allocated to an intangible asset, recognizing the value of the 18,000 retail store distribution network. The intangible asset is being amortized over ten years, the estimated life of the current retail store distribution network. Amortization of retail distribution network totaled approximately $82,000 for the year ended December 31, 2006. Amortization of retail distribution network totaled approximately $52,000 for the three months ended March 31, 2007 (unaudited).

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The retail distribution network is reviewed for impairment on an annual basis or whenever events or changes in circumstances indicate that the carrying value may not be recoverable.  When such events or circumstances arise, an estimate of the future undiscounted cash flows produced by the retail distribution network is compared to its carrying value to determine if impairment exists pursuant to the requirements of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets".  If the asset is determined to be impaired, the impairment loss is measured based on the excess of its carrying value over its fair value.

Goodwill

Goodwill represents acquisition costs in excess of the net assets acquired in connection with the reverse merger on November 29, 2005. The excess of the costs in excess of the assets are related to the benefits WWE derived from VBI being a publicly traded company with operations, assets and history. In accordance with SFAS 142, “Goodwill and Other Intangible Assets” goodwill is no longer amortized; instead goodwill is tested for impairment on an annual basis. The Company periodically evaluates whether events or circumstances have occurred indicating the carrying amount of goodwill may be impaired.

The provisions of SFAS 142 require that a two-step impairment test be performed annually or whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The first step of the test for impairment compares the book value of the Company’s reporting unit to its estimated fair value. The second step of the goodwill impairment test, which is only required when the net book value of the reporting unit exceeds the fair value, compares the implied fair value of goodwill to its book value to determine if an impairment is required.

Goodwill is tested annually for impairment and will be tested more frequently if events and circumstances indicate that the assets might be impaired.  An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. When factors indicate that goodwill should be evaluated for possible impairment, the Company compares the current market value of the VBI stock compared to the negotiated value that was attributable to it in the reverse merger acquisition on November 29, 2005, to determine if an impairment loss should be recognized.

Embedded Derivative Liabilities

In order to calculate the derivative liabilities, the Company has projected the following factors over various periods through July 31, 2009, the maturity date of the 10% secured convertible notes (the “Notes”) held by Gottbetter Capital Finance, LLC (together with its affiliate Gottbetter Capital Master, Ltd. “Gottbetter”):

•

the future volatility of common stock was projected at 190%;

•

the stock price annual growth rate was estimated at the cost of equity;

•

a default on registration requirements was projected at 5.0%;

•

a default on change of control was projected at 2.0% initially, increasing .1% monthly;

•

the availability of alternative financing to redeem the note, if exercise of redemption option was triggered, starting at 0%, increasing monthly by 5% to a maximum of 25%; and

•

the weighted average reset price is projected at $0.715 for warrants, and $.6805 for conversion.

At the end of each successive quarterly period, the Company must re-measure the embedded derivative liabilities against revised projections, with the revisions therein directly based on the actual experience. Each of the above factors contributes differently to the actual calculations, but the Company believes the variations in its stock price to be the most significant.

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

On March 5, 2007, the 10% secured convertible notes (the “Notes”) held by Gottbetter Capital Finance, LLC (together with its affiliate Gottbetter Capital Master, Ltd. “Gottbetter”) irrevocably waived (a) the right to receive, upon conversion of the Notes, shares of VBI common stock in excess of the number of shares then authorized but unissued, and (b) the right in the event of a default on registration requirements, to purchase shares of VBI common stock pursuant to the 3,000,000 warrants issued for a price per share below $.37, as adjusted for any stock splits, recapitalization, reclassification or the like. The Company believes that, by virtue of the waiver granted by Gottbetter on March 5, 2007, the Company achieved having sufficient authorized shares as of that date. At such time, the existing derivative liabilities were credited to equity at their then measured values.

Leases

Leases which transfer substantially all of the risk and benefits of ownership are classified as capital leases, and assets and liabilities are recorded at amounts equal to the lesser of the present value of the minimum lease payments or the fair value of the leased properties at the beginning of the respective lease terms. Such assets are amortized in the same manner as owned assets are depreciated. Interest expenses relating to the lease liabilities are recorded to effect constant rates of interest over the terms of the leases. Leases which do not meet such criteria are classified as operating leases and the related rentals are charged to expense as incurred.

Income Taxes

Income taxes are accounted for using a balance sheet approach in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). The Company accounts for deferred income taxes by applying statutory tax rates in effect at the date of the balance sheet to differences between the book and tax basis of assets and liabilities. A valuation allowance is established if it is “more likely than not” that the related tax benefits will not be realized. In determining the appropriate valuation allowance, the Company considers projected realization of tax benefits, book and taxable income trends, available tax strategies and the overall deferred tax position.

Earnings (Loss) per Share

Basic and diluted earnings per common share for the years ended December 31, 2006 and 2005, and for the three months ended March 31, 2007 and 2006 is calculated by dividing net income allocated to common stock by the weighted average common shares outstanding during the period. Earnings per common share for the year ended December 31, 2005, is calculated as if the reverse merger occurred at the beginning of the period presented In accordance with FAS 128, “Earnings per Share”, the weighted average number of shares of common stock used in the calculation of diluted earnings per share is adjusted for the dilutive effects of potential common shares including, (i) the assumed exercise of stock options and warrants based on the treasury stock method, and (ii) the assumed conversion of convertible notes and convertible preferred stock. Assumed exercise or conversion is only if the exercise price and the conversion price exceeds the weighted average market price for the period, and that the entity records earnings from continuing operations, as the inclusion of such adjustments would otherwise be anti-dilutive to earnings per share from continuing operations. Potential shares of common stock for the periods presented consist of the following:

	As of	As of	As of	As of
	December 31,	December 31,	March 31,	March 31,
	2006	2005	2007	2006
			(unaudited)
Convertible preferred stock	2,222,418	2,410,000	2,012,418	2,410,000
Convertible debt	8,720,145	450,000	8,720,145	350,000
Warrants	5,544,000	2,444,000	5,544,000	2,444,000
Options	2,142,250	28,350	2,324,275	28,350
Total	18,628,813	5,332,350	18,600,838	5,232,350

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

For the three months ended March 31, 2007, a portion of potential common shares were dilutive and 8,840,323 were excluded as they were anti-dilutive. The following table presents a reconciliation of basic earnings per share common share to dilutive earnings per common share:

		Weighted	Net
		Average	Income
	Net	Shares	per
Three months ended March 31, 2007 (Unaudited)	Income	Outstanding	Share
Basic earnings per common share attributable to common shareholders	$ 438,230	21,683,195	$ 0.02
Assumed conversion of potential shares of common stock using treasury stock method	$ 141,976	9,760,515
Diluted earnings per common share	$ 580,206	31,443,710	$ 0.02

During the years ended December 31, 2006 and 2005, and the three months ended March 31, 2006 (unaudited), the Company recorded a loss and as a result, the weighted average number of common shares used in the calculation of basic and diluted loss per share is the same, and have not been adjusted for the effects of potential common shares from unexercised stock options and warrants, and the conversion of debt and preferred stock, which were anti-dilutive for such periods. In addition, the dilutive effect of the 3,600,000 Earn-Out Shares are not included in the calculation of earnings (loss) per share for the periods presented.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid, short-term investments with an original maturity of three months or less to be cash equivalents.

Concentration of Risk

Financial instruments which potentially subject the Company to concentrations of credit risk, consist principally of cash, money market mutual funds, commercial paper and trade and notes receivable.

Major product lines in the transactional marketing division, which are in excess of 10% of net revenues follows:

	Year ended		Three months ended
	December 31,		March 31,
	2006	2005	2007	2006
			(unaudited)
Product line A	13.5%	47.0%	-	26.7%
Product line B	12.2%	-	-	21.7%
Product line C	13.9%	17.6%	-	49.0%
Product line D	39.5%	-	68.3%	-
Product line E	18.5%	-	16.3%	-
Product line F	-	27.8%	-	-

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Major product lines in the retail distribution division (acquired on August 1, 2006), which are in excess of 10% of net revenues:

	Year ended		Three months ended
	December 31,		March 31,
	2006	2005	2007	2006
			(unaudited)
Product line B	10.9%	-	-	-
Product line D	56.8%	-	81.3%	-
Product line G	10.3%	-	-	-

There are two customers that make up 39.1% and 15.2% of net revenues from the retail distribution business for the year ended December 31, 2006. There are three customers that make up 22.9%, 17.8% and 12.1% of net revenues from the retail distribution business for the three months ended March 31, 2007 (unaudited).

Revenue from real estate activities for the year ended December 31, 2006 consists of 56% from the sale of one parcel. Revenue from real estate activities for the three months ended March 31, 2006 (unaudited) consists of 82.8% from the sale of one parcel.

All note receivables are from the sale of real estate in New York.

Media Costs

Media costs are charged to operations in the period incurred and totaled $9,263,365 and $3,583,226 for the years ended December 31, 2006 and 2005. Media totaled $3,750,385 and $2,249,786 for the three months ended March 31, 2007 (unaudited) and 2006 (unaudited).

Advertising costs in the retail products division, which commenced with the Adsouth acquisition on August 1, 2006, are charged to operations in the period incurred and totaled $44,926 for the year ended December 31, 2006. Advertising costs totaled $18,408 for the three months ended March 31, 2007 (unaudited).

Fair Value of Financial Instruments

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments". The estimated fair values of financial instruments have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a sale.

The carrying amounts and estimated fair values of financial instruments approximated their carrying values for all periods presented.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Stock Based Compensation

As allowed by SFAS 123, "Accounting for Stock-Based Compensation," the Company elected to continue to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25), in accounting for its stock option grants to board members through December 31, 2005. Under APB 25, the Company did not recognize compensation expense upon the issuance of its stock options because the option terms are fixed and the exercise price equals the market price of the underlying stock on the grant date.

In December 2004, the FASB issued Statement No. 123(R), "Stock-Based Payment" ("FAS 123(R)"). FAS 123(R) supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and amends FAS No. 95, "Statement of Cash Flows." Generally, the approach in FAS 123(R) is similar to the approach described in FAS 123. FAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. FAS 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to FAS 123(R), only certain pro forma disclosures of fair value were required. There are no reportable transactions to be disclosed in a pro forma disclosure for the periods presented prior to December 31, 2005. The provisions of this statement are effective for fiscal years beginning after June 15, 2005; i.e., fiscal year 2006 for the Company.

Comprehensive Income (loss)

Comprehensive income (loss) refers to revenue, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income as these amounts are recorded directly as an adjustment to stockholders’ equity.  At December 31, 2006 and 2005, and March 31, 2007 (unaudited) and 2006 (unaudited) there were no such adjustments.

Effects of New Accounting Pronouncements

In November 2004, the FASB issued Statement No. 151 "Inventory Costs" ("FAS 151"). This statement amends Accounting Research Bulletin No. 43, Chapter 4, "Inventory Pricing" and removes the "so abnormal" criterion that under certain circumstances could have led to the capitalization of these items. FAS 151 requires that idle facility expense, excess spoilage, double freight and re-handling costs be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." FAS 151 also requires that allocation of fixed production overhead expenses to the costs of conversion be based on the normal capacity of the production facilities. The provisions of this statement are effective for fiscal years beginning after June 15, 2005; i.e., fiscal year 2006 for the Company. The adoption of FAS 151 did not have a material impact on the Company's financial position or results of operations.

In December 2004, the FASB issued Statement No. 153, "Exchange of Non-monetary Assets", ("FAS 153") an amendment of Accounting Principles Board Opinion No. 29 ("APB 29"), which differed from the International Accounting Standards Board's ("IASB") method of accounting for exchanges of similar productive assets. FAS 153 replaces the exception from fair value measurement in APB 29, with a general exception from fair value measurement for exchanges of non-monetary assets that do not have commercial substance. The statement applied prospectively and is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005.  The adoption of FAS 153 did not have a material impact on the Company's financial position or result of operations.

In May 2005, the FASB issued Statement No. 154, "Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3" ("FAS 154"). This Statement requires retrospective application to prior period financial statements of a voluntary change in accounting principle unless it is impracticable and is effective for fiscal years beginning after December 15, 2005. Previously, most voluntary changes in accounting principle were recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. The adoption of FAS 153 did not have a material impact on the Company's financial position or result of operations.

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments - An Amendment of FASB No. 133 and 140. The purpose of SFAS statement No. 155 is to simplify the accounting for certain hybrid financial instruments by permitting fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No. 155 also eliminates the restriction on passive derivative instruments that a qualifying special-purpose entity may hold. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of any entity's first fiscal year beginning after September 15, 2006. The adoption of FAS 155 did not have a material impact on the Company's financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of their financial instruments according to a fair value hierarchy as defined in the standard. Additionally, companies are required to provide enhanced disclosure regarding financial instruments in one of the categories (level 3), including a reconciliation of the beginning and ending balances separately for each major category of assets and liabilities.  SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The adoption of FAS 157 did not have a material impact on the Company's financial position or results of operations.

In July 2006, the FASB issued FASB Interpretation 48, "Accounting for Uncertainty in Income Taxes ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109, "Accounting for Income Taxes."  This interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides a guidance on de-recognition, classification interest and penalties, accounting in interim periods, disclosure and transition. The adoption of FIN 48 did not have a material impact on the Company's financial position or results of operations.

The SEC issued Staff Accounting Bulletin No. 108 (“SAB 108”) in September 2006. SAB 108 expresses the views of the SEC staff regarding the process of quantifying the materiality of financial misstatements. SAB requires both the balance sheet and income statement approaches to be used when quantifying the materiality of misstatement amounts. In addition, SAB 108 contains guidance on correcting errors under the dual approach and provides transition guidance for correcting errors existing in prior years. SAB 108 did not have a material impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities including an amendment of SFAS No. 115” (SFAS No. 159). The new statement allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the potential impact of SFAS No. 159 on our financial position and results of operations.

4. Business Acquisition

Acquisition of Retail Distribution Business on August 1, 2006:

 On August 1, 2006, the Company purchased certain assets from Adsouth Partners, Inc. comprising Adsouth's consumer products division and assumed certain liabilities. VBI purchased rights to various consumer products and brands as well as succession to Adsouth’s wholesale and retail distribution channels and relationships. VBI now refers to the acquired business as its retail distribution business.

The purchase price for the assets included a cash and stock component. The cash component was the payment of $1,525,000 at closing; subject to adjustment after closing based on the actual value of certain Adsouth assets and liabilities. On January 17, 2007, VBI determined that the actual value should be reduced by $843,648 to $681,352. The cash component was paid by delivery of a promissory note in the principal amount of $1,525,000. The original balance of the promissory note was adjusted to $681,353 as of the date of the acquisition. The reduction in the promissory note resulted in an overpayment of the promissory note by $150,000.

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The stock component of the purchase price was paid by issuance of 5.5 million shares of VBI’s common stock (the “Adsouth Shares”), 750,000 shares of which are being held in escrow to satisfy overpayment of the promissory note and potential indemnification obligations of Adsouth. VBI has granted Adsouth “piggy-back” registration rights and one “demand” registration in the event the Adsouth Shares are not included in a registration filed within ninety days of issuance of the Adsouth Shares.  On September 14, 2006, the Company filed a registration statement on Form SB-2, and expects to register the Adsouth Shares, along with other shares, pursuant to a registration rights agreement entered into by VBI in connection with the convertible note financing.

This transaction is being accounted for as the total of (a) Adsouth Shares issued by VBI, (b) the delivery of the Adsouth Note, and (c) the aggregate of all direct acquisition costs, for the net monetary assets of the Consumer Products Division.

The cost of the transaction to VBI was $2,039,878, which was comprised of (1) the issuance of a total of 5,522,500 shares of common stock, of which 5,500,000 shares were issued to Adsouth Partners, Inc and 22,500 shares which were issued to a consultant, (2) cash component of $681,352, and (3) $249,526 of direct costs related to the acquisition. Under the purchase method of accounting, the cost to acquire the assets of the Consumer Products Division plus the transaction costs, will be allocated to its underlying net assets in proportion to their respective fair values. The allocation of the excess of the purchase price, over the fair value of the net assets has been recorded as an intangible asset, which has been allocated to acquired distribution channels. The fair value of the acquired distribution channels has been valued by an independent appraiser at approximately $2,000,000. The fair values of all other assets were estimated by VBI’s and Adsouth’s management at the time of the acquisition, subject to post closing price adjustments, which were determined on January 17, 2007. For the purposes of recording the acquisition, the Company has applied Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Intangible Assets.”

The calculation of the purchase is as follows:

Fair value of common stock issued to Adsouth Partners, Inc. on date of acquisition	$ 1,100,000
Fair value common stock issued to a consultant for services allocated to the acquisition	9,000
Total fair value of shares issued	1,109,000
Promissory note delivered to Adsouth Partners, Inc.	681,352
Transaction costs	249,526
Total purchase price	$ 2,039,878

The fair value of common stock issued has been determined to be $.20 per share, which is based on an independent appraisal to the value of the 5,500,000 shares of restricted stock issued.

Allocation of purchase price as of the acquisition date, August 1, 2006, subject to post closing price adjustments determined on January 17, 2007:

Accounts receivable	$ 746,283
Inventory	907,341
Property and equipment	130,142
Accounts payable and accrued expenses	(990,405)
Notes payable	(756,078)
Net assets acquired	37,283
Intangible asset allocated to retail distribution channels	2,002,595
Total purchase price	$ 2,039,878

The Company is still is in the process of obtaining final support for the valuation of certain assets; accordingly allocation of the purchase price is subject to modification in the future. Any such modification is not expected to be significant.

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The following unaudited proforma results were developed assuming the reverse merger acquisition of WWE and the acquisition of the retail distribution business occurred on January 1, 2005:

	Year ended	Year ended
	December 31,	December 31,
	2006	2005
Revenues	$ 24,446,000	$ 13,929,000
Loss from continuing operations	(4,121,000)	(2,588,000)
Loss from discontinued operations, net of taxes	(141,000)	(1,528,000)
Net loss	(4,262,000)	(4,116,000)
Basic and diluted loss per share	$ (0.20)	$ (0.20)

5. Real Estate Activities

Mortgages and Notes Receivable

Mortgages and notes receivable were derived from transactions of VBI’s subsidiary, Yolo Equities Corp. (“Yolo”), from before the reverse merger acquisition on November 29, 2005.

Mortgages and notes receivable, arising from the sale of real estate, consists of the following:

	December 31,	March 31,
	2006	2007
		(unaudited)
Current portion:
Hunter, New York (Clubhouse)	$ 5,325	$ 4,431
Total current	5,325	4,431
Non-current portion:
Hunter, New York (Clubhouse)	314,339	313,210
Total non-current	314,339	313,210
Total	$ 319,664	$ 317,641

Hunter, New York

Real Estate Developer - On September 23, 2004, Yolo sold 10 acres of land for the hotel site that was in the beginning stages of development. The gross sales price was $1,250,000, which was comprised of a down-payment of $350,000 and a $900,000, non-interest bearing, balloon mortgage note that matured on November 10, 2005. On November 4, 2005, VBI received a principal payment of $350,000 and extended the maturity of the balance to May 10, 2006, with interest accruing at 12% per annum. The VBI used an imputed interest rate of 5% on the note through November 10, 2005. Due to a title issue on a 1.6 acre parcel contiguous to the hotel site, that parcel could not be conveyed at the time of closing. On June 1, 2006 the Company reduced the mortgage note on the hotel site by $125,000 since it was unable to freely convey the 1.6 acres. The Company had taken a valuation allowance on the note receivable for the full amount and had reduced the gross sales price of the hotel site by $125,000 as a reserve against the possible reduction in the mortgage note. A Co-investor in this property from before it was sold, was due $279,250 and had an assignment on the proceeds of this mortgage to settle that obligation.

Clubhouse - On May 17, 2005, Yolo completed the sale of the Clubhouse in Hunter, New York for $320,000 payable by a second mortgage on the real estate, bearing interest at the rate of 8% per annum, commencing on September 1, 2005. The sale was to a limited liability company that is 20% owned by the wife of Lester Tanner, who was then Chairman of the Board and President of VBI. He is still currently a shareholder and is manager of the Company’s real estate held for sale or development.

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The Clubhouse mortgage is collateralized by the underlying real estate and matures as follows:

Year ending December 31,
2007 (nine months)	$ 3,258
2008	4,659
2009	5,046
2010	5,464
2011	5,918
Thereafter	293,296
$ 317,641

Real Estate Held for Sale

Hunter, New York

Real estate properties were acquired through the reverse merger acquisition on November 29, 2005.

Yolo owned the fee interest in one property located in Hunter, New York.  The property consisted of 65 acres (the “65 Acre Parcel”) in an area known as Hunter Highlands, which is adjacent to the Hunter Mountain Ski Slopes in the Town of Hunter, Greene County, New York.

The 65-acre parcel was subject to a contract for sale, dated November 23, 2005, and closed on March 27, 2006, (the “Land Closing”). The property was sold to Mountaintrail at Hunter, LLC (“Mountaintrail”) for $900,000. Mountaintrail is owned: (1) 51.67% by Yolo at Hunter, LLC (“YoloH”), (2) 35% by Trailside Inroads, LLC (“Trailside”), (3) 13.33% by Lester Tanner and affiliates.

Trailside is 100% owned by Lester Tanner and his related affiliates. Through November 29, 2005, the date of the Closing, Lester Tanner was Chairman of the Board, President and Chief Executive Officer, and shareholder of VBI. Lester Tanner was also President of Yolo through April 19, 2006. The selling price of $900,000 was paid to Yolo as follows: (1) $380,000 from Mountaintrail, and (2) a 51.67% membership interest in Mountrail was granted to YoloH, valued at $520,000.

As of December 31, 2005, YoloH was owned 100% by Yolo. In March 2006, Yolo sold 49.84% of its membership interest in YoloH to affiliates of Mr. Tanner for $309,000, leaving Yolo with a balance of 50.16% ownership interest in YoloH, valued at $211,000.

On April 11, 2006, Yolo entered into an agreement with Mr. Tanner, which closed on April 19, 2006, to sell the remaining 50.16% interest in YoloH to him for $211,000. The Company’s basis in the property was $900,000, and therefore, Yolo recorded no gain or loss on the sale.

Real Estate Held for Rental and Development

East Granby, Connecticut

The Company owns a forty-nine (49%) percent interest in Gateway Granby, LLC.  (“Gateway”), a Connecticut limited liability company, which owns and operates a two-story office building, located at 2 Gateway Boulevard in East Granby, Connecticut (the “East Granby Property”).  The office building contains approximately 52,000 square feet of rentable space and is located on 7.7 developable acres.  The East Granby Property is owned subject to a non-recourse first mortgage held by TD Banknorth, N.A.  Under the first mortgage, the outstanding principle balance at December 31, 2006 was $2,057,178. The balance of the first mortgage at March 31, 2007 was $2,041,905 (unaudited).

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

On July 13, 2006, Granby completed the closing of a second mortgage note on the property for $1,100,000.

Simultaneous to the Closing on November 29, 2005 the Company has entered into an irrevocable proxy and agreement with certain members of the limited liability company who are stockholders of VBI, which agreement gives the Company voting and operational control of the limited liability company so long as the Company maintains its ownership interest in the limited liability company. Due to such voting control, of Granby is consolidated with VBI, and the minority voting interests are recorded separately.

Set forth below is a chart that describes certain terms of the current leases of the East Granby Property:

Tenant	Space [1]	Use	Yearly Base Rent	Term/Expiration Date

Stubhub, Inc.	Suite 110 (9,102 sq. ft.)	General and administrative offices with technical support and service center capabilities	Year 1-$131,979 Year 2-$136,530 Year 3-$145,632 Year 4-$150,183 Year 5-$154,734	5 years; with tenant right to terminate in the 3rd year and tenant right to extend for 5 years after initial term. The initial term expires March 31, 2010.
Jack Henry & Associates, Inc.	Suite 140 and Suite 240 (23,421 sq. ft.)	General office purposes including technology center	Year 1-$387,710.60 Year 2-$387,710.60 Year 3-$387,710.60 Year 4-$393,100.60 Year 5-$393,100.60	5 years; with tenant right to extend for 5 years after initial term. The initial term expires December 31, 2010.

1  Approximately 38% of the East Granby Property’s rentable space is currently vacant. This rentable space has been subdivided into four smaller areas since the space was vacated by the prior tenant in 2005.  This subdivision was completed in March 2006, and is now available for leasing.

Real Estate Held for Rental, Development and Sale consists of the following:

	December 31,	March 31,
	2006	2007
		(unaudited)

Office building, East Granby, Connecticut:
Building	$ 3,646,615	$ 3,646,615
Building improvements	273,270	273,270
Equipment	46,178	46,178
	3,966,063	3,966,063
Accumulated depreciation	(199,034)	(246,412)
Net, building and equipment	3,767,029	3,719,651
Land	334,435	334,435
Land improvements	63,717	63,717
Office building total	$ 4,165,181	$ 4,117,803

Depreciation expense of the East Granby property was $16,728 for the period from November 29, 2005 through December 31, 2005. Depreciation expense of the East Granby property was $184,123 for the year ended December 31, 2006. Depreciation expense of the East Granby property was $47,378 and $54,442 for the three months ended March 31, 2007 (unaudited) and 2006 (unaudited).

There is currently no option or contract to sell or purchase the East Granby Property.  There is no proposed program for the renovation, improvement, or further development of this property, except for the subdivision of the East Granby Property’s vacant space described above.

The general competitive conditions to which the East Granby Property is subject is high with respect to both leasing and sales but favorable with respect to mortgage financing.  In the opinion of the Company’s management, the East Granby Property is adequately covered by insurance. The annual real estate taxes paid for the East Granby Property are currently $68,073 for the tax year July 1, 2006 to June 30, 2007.

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Revenue from Real Estate Activities

Revenue from real estate activities consists of the following:

		November 29,
		2005
	Year ended	Through	Three months ended
	December 31,	December 31,	March 31,	March 31,
	2006	2005	2007	2006
			(unaudited)

Sale of 65 acre parcel	$ 900,000	$ -	$ -	$ 900,000
Rental income	676,876	63,310	143,631	178,326
Interest from mortgages	28,383	6,383	6,366	7,980
	$ 1,605,259	$ 69,693	$ 149,997	$ 1,086,306

6. Property and Equipment

Property and equipment consists of the following:

	December 31,	March 31,
	2006	2007
		(unaudited)
Leasehold improvements	$ 13,405	$ 13,711
Computer equipment & software	201,752	227,068
Other equipment and furniture	82,074	82,074
	297,231	322,853
Less accumulated depreciation and amortization	63,637	80,445
Property and equipment, net	$ 233,594	$ 242,408

For the years ended December 31, 2006 and 2005, depreciation expense was $31,938 and $9,554. For the three months ended March 31, 2007 and 2006, depreciation expense was $19,002 (unaudited) and $2,456 (unaudited).

7. Restricted Cash

Pursuant to the mortgage agreement with TD Banknorth, Granby is required to reserve funds in an escrow account that is only to be used in the event that the roof needs to be replaced on the building that it owns and operates.

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

8. Deferred Costs

Deferred costs include the following:

	December 31,	March 31,
	2006	2007
		(unaudited)
Financing costs:
First mortgage, office building	$ 37,434	$ 37,434
Second mortgage, office building	119,481	119,481
Related Party; aggregate fees paid to the Company's Chief Executive Officer and Chief Operating Officer for the personal guaranty for the repayment
of advances under an agreement with a factor	100,000	100,000
10% Secured convertible notes	566,438	596,854
Total financing costs	823,353	853,769
Real estate broker leasing commissions	176,100	176,100
Total deferred costs	999,453	1,029,869
Less accumulated amortization	180,066	261,435
Deferred finance costs, net of accumulated amortization	$ 819,387	$ 768,434

Amortization of deferred costs for the years ended December 31, 2006 and 2005 was $141,322 and $1,817. Amortization of deferred costs for the three months ended March 31, 2007 and 2006 was $81,369 (unaudited) and $5,478 (unaudited).

9. Notes Payable

Mortgage payable, bank loan, tenant improvement loan, and Series A and B Bonds were included in the net assets of VBI acquired on November 29, 2005.

Notes payable include the following:

	December 31,	March 31,
	2006	2007
		(unaudited)
10% Secured convertible notes	$ 5,775,400	$ 5,775,400
Less unamortized note discount	(323,261)	(291,976)
Less fair value of warrants issued as additional
consideration for 10% secured convertible notes	(440,825)	(398,168)
Line of credit - See subsequent events	-	-
Promissory note	-	-
Demand note	561,209	519,209
First mortgage payable, office building	2,057,178	2,041,905
Second mortgage payable, office building	1,100,000	1,100,000
Bank loan	52,075	21,095
Tenant improvement loan	48,616	34,031
Series A Bonds	300,000	300,000
Series B Bonds	50,000	50,000
	9,180,392	9,151,496
Less current maturities	2,630,312	3,170,519
Long-term debt	$ 6,550,080	$ 5,980,977

10% Secured convertible notes: On August 2, 2006, the Company closed a financing transaction in which it sold 10% secured convertible notes (the “Notes”) to Gottbetter Capital Finance, LLC (together with its affiliate Gottbetter Capital Master, Ltd. “Gottbetter”) to raise $5,775,400 pursuant to a Securities Purchase Agreement dated thereof (the “Securities Purchase Agreement”). The Company received $2,887,700 upon closing, and was to receive an additional $2,887,700 on the date the registration statement was filed pursuant to Investors Registration Rights Agreement dated thereof between the Company and Gottbetter (the “Registration Rights Agreement”), provided that the Company’s Board of Directors consented, subject to shareholder approval, to increase it’s authorized shares of Common Stock to at least 100,000,000. On September 18, 2006, the Company fulfilled the conditions and received the remaining $2,887,000 pursuant to a second note (the “Second Note”). Gottbetter assigned its interest in the Notes to an affiliate, Gottbetter Capital Master, Ltd.  The Company paid a discount fee equal to 6.5% of the total purchase price of the Notes, of which $187,700 was paid on August 2, 2006 upon the funding of $2,887,700, and the balance of $187,700 was paid on September 18, 2006 upon the funding of the Second Note. In addition the Company paid a total of $35,264 in legal fees and other closing expenses to Gottbetter and affiliates in connection with the

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Notes. The company paid to an independent third party a finder’s a fee of $150,000 upon the closing of each of the notes, totaling $300,000.

The Notes mature on July 31, 2009. The Notes require monthly interest-only payments through May 31, 2007 and equal monthly payments of principal and interest thereafter through the balance of the 36 month term of the Notes. The Notes are convertible from time to time at the option of Gottbetter into the common stock of the Company at the price per share equal to eighty percent (80%) of the average of the two lowest volume weighted average prices of the Company’s common stock, as quoted by Bloomberg, LP, for the twenty-five (25) trading days immediately preceding the conversion date but in no event lower than a floor price of $0.69 (the “Conversion Price”). Gottbetter may not convert the Notes or exercise the Warrant (as defined below) if such conversion or exercise would result in Gottbetter, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1933 and the rules promulgated thereunder) in excess of 4.99% of the then issued and outstanding shares of the Company’s common stock. The Company has an option to redeem a portion or all of the outstanding principle convertible Notes with the redemption price being the greater of (i) one hundred and twenty-five percent (125%) of the face amount redeemed plus accrued interest and (ii) eighty percent (80%) of the (x) product of the remaining conversion amount divided by the Conversion Price (not less than a $1.00) in effect on the trading day before the Company’s redemption notice is sent and (y) the closing sale price on the trading day before the Company redemption notice is sent.

The Company and its subsidiaries granted Gottbetter a security interest in certain of its assets pursuant to a Security Agreement dated July 31, 2006 between the Company, its subsidiaries and Gottbetter (the “Security Agreement”). Gottbetter also received a five-year warrant to purchase 3,000,000 shares of common stock at an exercise price of $0.75 per share (the “Warrant”). Total closing costs in connection with the loan, including discount fee, were $941,838, which are being amortized over the 36 month life of the loan. The fair value of the warrants issued as determined by the Black-Scholes pricing model was $511,927. Amortization expense of the fair value of warrants issued for the year ended December 31, 2006 was $71,101. Amortization expense of the fair value of warrants issued for the three months ended March 31, 2007 was $42,661.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and until so registered the securities may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration. The offering required the Company to prepare and file with the Commission a registration statement for the purpose of registering under the Securities Act of 1933 all of the shares of the Company’s common stock issuable upon exercise of the Warrants and the Notes pursuant to an the Registration Rights Agreement.

Promissory Note: On August 1, 2006, the Company closed its purchase of certain assets from Adsouth Partners, Inc., pursuant to the purchase agreement described in VBI’s Form 8-K filed on June 28, 2006. VBI, through a newly formed subsidiary, Adsouth Marketing LLC, acquired assets comprising Adsouth's consumer products division and assumed certain liabilities. VBI purchased rights to various consumer products and brands as well as succession to Adsouth’s wholesale and retail distribution channels and relationships.

The purchase price for the assets included a cash and stock component. The cash component was the payment of $1,525,000 at closing; subject to adjustment after closing based on the actual value of certain Adsouth assets and liabilities. On January 17, 2007, VBI determined that the actual value should be reduced by $843,648 to $681,353. The cash component was paid by delivery of a promissory note (the “Adsouth Note”) in the principal amount of $1,525,000. The original balance of the promissory note was adjusted to $681,353 as of the date of the acquisition. The reduction in the promissory note resulted in an overpayment of the promissory note by $150,000.

Demand Note: In accordance with the terms of the assets purchased from Adsouth, VBI assumed certain liabilities as payment of the purchase price. The balance of the note assumed was $756,078. The note is a demand note that bears interest at 18% per annum and is guaranteed by John P., Acunto, Jr., a former officer of Adsouth and current consultant to Adsouth, and a principal stockholder of Adsouth’s common stock. The loan requires monthly interest payments and principal payments in an amount equal to collections from two retailers.  This note also required VBI to carve-out the receivables collateral related to the two retailers from the blanket security position held by Gottbetter.

First Mortgage payable, office building: The East Granby Property is owned subject to a non-recourse first mortgage held by TD Banknorth, N.A.  Under the first mortgage, the outstanding principle balance at March 31, 2007 was $2,042,000 (unaudited) and accrues interest thereon at an annual interest rate of 5.53 % through December 31, 2007.  Thereafter, the interest rate changes every five years based upon the Index plus 275 basis points.  The Index is the yield for United States Government Securities Five (5) Year Treasury Constant Maturities as described by the Federal Reserve System in the Federal Reserve Statistical Release H-15(519). The principal balance is being amortized in monthly installments of $17,105, including interest.

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Second mortgage payable, office building: On July 13, 2006, the Company completed the closing of a second mortgage financing (the “Second Mortgage Note”) on the East Granby Property owned by Gateway Granby, LLC (“Gateway” or “Granby”).

The terms of the Second Mortgage Note are as follows:

Principal: $1,100,000
Maturity: August 1, 2009
Rate: 12.5%
Monthly payment: $11,458 (interest only), balloon payment of $1,111,458 at maturity
Prepayment penalty: None

The Second Mortgage Note will become due at the option of the lender, if Gateway shall, without prior written consent: (i) further encumber the mortgaged property with any lien imposed in connection with any other financing or (ii) issue new membership interests to members who do not currently own a controlling interest, but such transfer may be permitted between the Company and the other existing members of Gateway.

Approximately $120,000 of fees were paid in connection with the Second Mortgage Note.

Gateway made a distribution from the proceeds of the Note to: (i) VBI in the amount of approximately $490,000 and (ii) the other members of Gateway for $550,000.

The Company guaranteed repayment of the Note and has also pledged its membership interest in Gateway to the other members as a guaranty for $550,000 of the Second Mortgage Note and for any other obligation that VBI may have to the other Gateway members. VBI bears 100% of the costs of the Note and 60% of the interest costs with the other Gateway members bearing the remaining 40% of the interest costs.

The Promissory Note issued in connection with the Second Mortgage Note has not been registered under the Securities Act of 1933, as amended, and until so registered promissory note may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration.

Bank loan: In May 2005, Granby obtained a $180,000 bank loan from HSBC, to be used for tenant improvements and brokerage commissions on new leases. The terms of the loan call for monthly payments of $140, which was interest only at the rate of 0.9% through November 2005. Beginning in December 2005, the interest rate increased to 7.2%, and the monthly payment changed to $10,580 per month for principal plus interest, until the loan is fully amortized in May 2007. Repayment of the loan has been guaranteed by Lester Tanner, an officer and director of Granby. Lester Tanner’s daughter also owns a 12% membership interest in Granby.

Tenant improvement loan: Pursuant to the lease with Jack Henry and Associates, Inc. (“Jack Henry”), Granby is obligated to reimburse Jack Henry for a construction allowance of $100,000 for tenant improvements completed in 2005. Granby made a principal payment of $17,353 in May 2006. The remaining balance will be amortized by monthly payments of principal in the amount of $4,682 plus interest through October 15, 2007. If Jack Henry completes additional tenant improvements, the monthly payments will increase to an amount to be determined if and when the final construction is completed. If the deferred construction payment is not made to Jack Henry within ten days of the due date, Jack Henry may setoff the payment from its next payment of rent.

Series A Bonds: In July 2002, the board of directors of VBI authorized the Company to issue an aggregate of $750,000 of Series A Bonds ("Bonds") in $25,000 increments to finance the now discontinued medical division. On November 29, 2005, simultaneous to the closing of the reverse merger, $425,000 of Series A Bonds were converted into common stock at the rate of $1 per share. There were $350,000 of Bonds outstanding at December 31, 2006 and March 31, 2007 (unaudited).  Each Bond matures eighteen months after the issue date and may be extended for additional six month periods by mutual consent of the Company and the individual bondholders. Interest is payable monthly, and is calculated at a rate of prime plus 3% but not less than 9% per annum nor more than 15% per annum. The rate of interest will be adjusted at the end of each calendar quarter. The rate of interest as of December 31, 2006 and March 31, 2007 (unaudited0 was 11.25%. On April 1, 2007, the rate of interest remained at 11.25% (unaudited) for the next calendar quarter. Monthly interest-only payments are due through maturity. The Bonds may only be prepaid on 120 days prior written notice. The Company, at the option of the bondholders, may be required to prepay on 60 days prior written notice, up to an aggregate of $50,000 per bondholder per 60 day period. The Company did not issue more than $100,000 of Bonds to any bondholder. As of December 31, 2006 and March 31, 2007 (unaudited), an officer and shareholder of the Company is related to two of the bondholders.

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The Bonds are a joint and several obligation of the Company and its subsidiary, Medical Financial Corp. The Bonds are collateralized by insurance claims receivable that were purchased by Medical Financial Corp.

In accordance with terms of the Acquisition Agreement, which closed on November 29, 2005, the Series A Bondholders have the right to convert their Bonds into common stock at the rate of $1 per share.

Series B Bonds: In February 2003, the board of directors of VBI authorized the Company to issue an aggregate of $450,000 of Series B Bonds ("Bonds") in $25,000 increments to finance the development of the real estate in Hunter, New York and elsewhere, except for $25,000, which was used by the Company for the purchase of additional shares of its common stock and $200,000 for working capital. On November 29, 2005, simultaneous to the closing of the reverse merger, $75,000 of Series B Bonds were converted into common stock at the rate of $1 per share. There were $50,000 of Series B Bonds outstanding at December 31, 2006 and March 31, 2007 (unaudited). Each Bond matures eighteen months after the issue date and may be extended for additional six month periods by mutual consent of the Company and the individual bondholders. Interest is payable monthly, and is calculated at a rate of prime plus 3% but not less than 9% per annum nor more than 15% per annum. The rate of interest will be adjusted at the end of each calendar quarter. The rate of interest as of December 31, 2006 and March 31, 2007 (unaudited) was 11.25%. On April 1, 2007, the rate of interest remained at 11.25% (unaudited) for the next calendar quarter. Monthly interest only payments are due through maturity. The Bonds may only be prepaid on 120 days prior written notice. The Company, at the option of the bondholders, may be required to prepay on 60 days prior written notice, up to an aggregate of $50,000 per bondholder per 60 day period. The Company did not issue more than $100,000 of Bonds to any bondholder. As of December 31, 2006 and March 31, 2007 (unaudited), an officer and shareholder of the Company is related to one of the bondholders.

The Bonds are a joint and several obligations of the Company and its subsidiary, Yolo Equities Corp.

In accordance with terms of the Acquisition Agreement, which closed on November 29, 2005, the Series B Bondholders have the right to convert their Bonds into common stock at the rate of $1 per share. In February 2006, $100,000 of Series B Bonds were converted into 100,000 shares of common stock.

Factoring Agreement (Retail Distribution): On November 8, 2006, the Company’s Adsouth Marketing, LLC (“ASM”) subsidiary completed an account transfer and purchase agreement with a factoring company. ASM may sell qualified receivables to the factoring company without recourse up to a maximum outstanding balance of $2,000,000. ASM pays a fixed discount of 0.75% of the gross amount of any receivables sold and is advanced 80% of the gross amount of such receivables and the remaining 20% of the gross amount of any receivables sold is held as a reserve by the factoring company until such time as the receivable is collected by the factoring company.  ASM pays a variable interest rate, of prime plus 2%, but in no event less than 7%, on all advances. ASM has granted the factoring company a security interest in certain of its assets. This grant of security interest required certain inter-creditor agreements with the Company’s and ASM’s other creditors. Each sale of an account receivable was treated as a sale, and not as a secured borrowing, pursuant to SFAS 140. Each sale reduced the Company's accounts receivable on its balance sheet by the face amount and increased cash by the net amount received by the Company (after deducting the purchase discount applied from the face amount).

The advances paid by the factoring company to ASM under the account transfer and purchase agreement is guaranteed by the Company, its chief executive officer, Nancy Duitch, and by its president and chief operating officer, Alan Gerson.  The Company has agreed to indemnify the personal guarantors for any loss they may sustain in connection with the guaranty. The Company has agreed to pay each guarantor $50,000, which is 2.5% of the facility amount, in January 2007. The guaranty fee is being amortized over the two year term of the factoring agreement.

Factoring Agreement (Transactional Marketing): On November 9, 2006, the Company on behalf of its Worldwide Excellence, Inc. (“WWE”) subsidiary completed a receivables purchase agreement with a factoring company for products that were sold to WWE’s customers under multiple payment terms. Under multiple payment terms, a customer’s credit card is charged for payment of the sale up to five times, on a monthly basis, until the full purchase price is received. WWE may sell qualified receivables to the factoring company without recourse except as provided by the following. Any receivables purchased (“Purchases Contracts”) by the factoring company, where the first payment is not paid by the customer within 60 days, will be considered cancelled and then replaced by WWE. In addition, any Purchased Contracts that result in a credit card chargeback by the customer must be bought back by WWE or replaced.

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

WWE pays a discount ranging from (i) 8% of the gross amount for receivables that are due within three months of sale, to (ii) 10% of the gross amount for receivables that are due within five months of sale. If the prime rate is above 7%, the discount may be adjusted on the first day of each calendar month, up or down, by one-half of the change in the prime rate. WWE is advanced 85% of the amount of the Purchased Contracts. The remaining 15% is held as a reserve by the factoring company. The factoring company shall hold a minimum reserve to be equal to the total of 15% of the outstanding purchase price with respect to Purchased Contracts that are payable in zero months to five months on such date. The reserves shall be pooled and aggregated for all Purchased Contracts during a calendar month.  Each such monthly pooled reserve shall be held for 150 days. The reserves are held in account that is owned by the Company and is not commingled with any other funds of the factoring company.

WWE has granted the factoring company a security interest in all Purchased Contracts and the reserve account. Each sale of an account receivable was treated as a sale, and not as a secured borrowing, pursuant to SFAS 140. Each sale reduced the Company's accounts receivable on its balance sheet by the face amount and increased cash by the net amount received by the Company (after deducting the purchase discount applied from the face amount).

The term of the agreement is for one year and shall automatically renew for up to two consecutive additional one year periods thereafter, unless sooner terminated.

Aggregate maturities of the amount of notes payable at December 31, 2006 is as follows:

Year ending December 31,
2007	$ 2,755,445
2008	2,573,903
2009	2,854,446
2010	116,502
2011	123,111
Thereafter	1,521,071
Total principal payments	9,944,478
Less unamortized note discount	(323,261)
Less fair value of warrants issued as additional
consideration for 10% secured convertible notes	(440,825)
Total debt	$ 9,180,392

Aggregate maturities of the amount of notes payable at March 31, 2007 is as follows:

Year ending December 31,
2007 (nine months)	$ 2,645,006
2008	2,573,907
2009	2,854,450
2010	110,254
2011	116,508
Thereafter	1,541,514
Total principal payments	9,841,639
Less unamortized note discount	(291,978)
Less fair value of warrants issued as additional
consideration for 10% secured convertible notes	(398,165)
Total debt	$ 9,151,496

10. Derivative Liabilities:

 As of December 31, 2006, the Gottbetter financing contained a conversion feature where there would be an indeterminate number of shares that may be required to share settle the obligation, but the amount of shares to settle would only be an indeterminate number if the Company was in default.  The Company concluded that in the event of default under the Gottbetter financing, it is possible that VBI may not have sufficient authorized shares available to meet the potential commitment. Since the Company was not in default under the Gottbetter financing as of December 31, 2006, VBI concluded that it had sufficient number of authorized shares to meet any other common share requirements based on existing convertible debt, convertible preferred stock, warrants and any other potential commitments, and accordingly, did not reclassify any of these commitments as derivative liability.

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

On March 5, 2007, Gottbetter irrevocably waived (a) the right to receive, upon conversion of the Notes, shares of VBI common stock in excess of the number of shares then authorized but unissued, and (b) the right in the event of a default on registration requirements, to purchase shares of VBI common stock pursuant to the 3,000,000 warrants issued for a price per share below $.37, as adjusted for any stock splits, recapitalization, reclassification or the like. The Company believes that, by virtue of the waiver granted by Gottbetter on March 5, 2007, the Company achieved having sufficient authorized shares as of that date. At such time the, the existing derivative liabilities were credited to equity at their then measured values.

11.  Commitments and Contingencies

 Minimum Operating Lease Commitments

The Company leases office facilities pursuant to operating lease agreements expiring at various dates through September 30, 2011. In July 2006, the Company entered into a five year office lease in Encino, California for the Company’s headquarters and general offices. In addition to facilities lease payments, the Company is also responsible for various office equipment lease payments.

Rent expense for the years ended December 31, 2006 and 2005 was $223,830 and $93,993. Rent expense for the three months ended March 31, 2007 and 2006 was $96,383 (unaudited) and $45,287 (unaudited).

Subject to annual real estate adjustments, the following is a schedule of future minimum rental payments required under the above operating leases:

Year ending December 31,
2007 (nine months)	$ 239,129
2008	322,350
2009	240,476
2010	226,424
2011	173,416
$ 1,201,795

Employment Agreements

Chief Executive Officer:

Effective April 1, 2005, the two Co-Chief Executive Officers of the Company, Jeffrey S. Edell and Nancy Duitch, who is also the Chief Marketing Officer, have entered into an employment agreement with WWE.  Each executive’s employment agreement is for a term of three years, terminable by the applicable executive on 60 days’ notice and terminable by WWE for “cause”. The applicable executive’s annual base salary is $250,000 (subject to an annual upward adjustment of ten (10%) percent) and the applicable executive is entitled to a performance bonus based on exceeding the following EBITDA targets; 2005-$2 million; 2006-$2.2 million; and 2007-$2.5 million. Executives holding the combined positions of President and/or CEO are to share in a bonus pool determined by multiplying fifteen (15%) percent by the amount by which the applicable EBITDA target is exceeded for any particular year.  The applicable executive is entitled to a monthly car allowance of $1,000 and is entitled to health, medical and other benefits as adopted by the Company’s Board of Directors from time to time.  Each executive is subject to a two-year non-disclosure obligation, but is not bound by any post employment non-compete.

As reported on Current Reports filed on Forms 8-K dated June 6, 2006 and June 9, 2006, Jeffrey S. Edell resigned his position as President and Co-Chief Executive Officer of the Company, effective June 13, 2006, and was simultaneously appointed non-executive Chairman of the Board.

Upon the termination of Mr. Edell’s Employment Agreement, he and the Company entered into a transition services agreement dated June 9, 2006. Under the terms of the agreement Mr. Edell agreed to surrender to the Company 500,000 shares (“Returned Common Shares”) of VBI common stock that were issued to him in connection with his Employment Agreement and the Acquisition Agreement that closed on November 29, 2005. In addition, Mr. Edell agreed to relinquish any claim with respect to all of his earn-out shares (“Returned Earn-Out Shares”), which he may have been entitled to. The Earn-Out Shares of up to a maximum of 1,450,000 shares, which were available to Mr. Edell, were held in accordance with the terms of an escrow agreement dated November 29, 2005. The Returned Common Shares were used to assist in facilitating the hiring of a senior executive. The earn-out period ended March 31, 2007, and the earn-out shares were not earned. However, had the Returned Earn-Out Shares  been earned, and to the extent the shares were not issued, cancelled, or reserved, and the Company had been subsequently sold, he would have received a pro-rated portion of any sales price that the owner of those shares would have ordinarily received.

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Chief Operating Officer:

On July 15, 2006, the Company entered into an employment agreement (the “Employment Agreement”) with Alan Gerson, subject to the approval of the board of directors. The Employment Agreement was approved by the board of directors on July 18, 2006, and then appointed Alan Gerson as President and Chief Operating Officer.

Mr. Gerson’s annual base salary is $250,000, subject to annual increase by the board of directors during the term based on annual performance reviews. Mr. Gerson is entitled to a performance bonus based on exceeding certain EBITDA targets.

Executives holding the combined positions of President and/or CEO are to share in a bonus pool calculated at a minimum of 15% by the amount by which the applicable EBITDA target is exceeded for the applicable calendar year. Mr. Gerson is entitled to a monthly car allowance of $1,000, and the cost of insurance, operation and maintenance of said vehicle when utilized for business purposes. He is entitled to heath, medical and other benefits as adopted by VBI’s Board of Directors from time to time. He is subject to a two-year non-disclosure obligation, but is not bound by any post employment non-compete.

The Employment Agreement shall terminate: (i) upon the expiration of three years, (ii) upon the determination in writing by the board that there is justifiable cause, in which case, Mr. Gerson has 30 days to cure such justifiable cause, (iii) immediately upon death or Disability, or (iii) upon 60 days written notice of his voluntary resignation. Upon termination of Mr. Gerson’s employment for justifiable cause or his voluntary resignation without good cause, he will be entitled to receive any compensation, accrued vacation, benefits and reimbursements owed and accrued through the date of termination. Upon the voluntary resignation of Mr. Gerson with good cause or his termination by VBI without justifiable cause, or upon termination due to death or Disability, he shall receive:

(iv)

A lump sum payment of his base salary for a period of six months.

(v)

Any base salary and bonus (prorating the portion of the bonus for the year through the date of termination) accrued prior to the date of termination. In addition, any amount payable for compensation, accrued vacation, benefits and reimbursements owed and accrued through the date of termination.

(vi)

VBI shall pay all of his COBRA payments and pay premiums on any life insurance plans, or such alternating plans as of the date of termination, for a period of 180 days.

Mr. Gerson received, as an inducement for his accepting the position of President and Chief Operating Officer, and as part of his initial compensation package, options to purchase up to 1,000,000 shares of the Common Stock of VBI, to be issued within thirty days of his employment under a Qualified Stock Option Plan to be adopted by the Company. Options to purchase 200,000 shares of the Common Stock of VBI shall vest immediately upon the execution of his Employment Agreement. The remaining Options to purchase 800,000 shares of the Common Stock of VBI shall vest ratably over a 30 month period from the date of his Employment Agreement. The strike price of such Options is $0.52 and are exercisable for five years from the date of grant. It is further understood and agreed that Mr. Gerson will be eligible, under his annual bonus plan, for grants of additional options to purchase another 1,000,000 Shares at then current market prices, should annual performance goals be met. These Options will be made available in three traunches, as follows: Options to purchase 200,000 shares with a strike price calculated based on the market price of the stock on the first day of trading in January 2007 (see stockholders’ equity note); Options to purchase 400,000 shares with a strike price calculated based on the market price of the stock on the first trading day in January 2008, and Options to purchase 400,000 shares with a strike price calculated based on the market price of the stock on the first trading day in January 2009. These additional grants of options would be in addition to any cash bonuses applicable pursuant to his Employment Agreement.

Consulting Agreement

In connection with the Asset Purchase and Consulting Agreement, WWE has entered into a consulting agreement with a former owner of WWE.  Under the consulting agreement, WWE is obligated for a period of 36 months, commencing December 2005, to pay $17,500 per month in consideration of the former owner to provide consulting services. WWE is also obligated to reimburse him for certain travel and related expenses.

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

FTC Consent Decree

On March 9, 2004, the Federal Trade Commission entered into a voluntary consent order (the “Order”) resulting from an investigation that began in December, 2002. The Order was with among others, Buckhead Marketing and Distribution LLC, PAP Systems LLC and Nancy Duitch individually resulting from the Marketing of the Peel Away the Pounds Weight Loss System.  The Order contains no admission of wrongdoing and no finding of liability and was entered into for settlement purposes only. As part of the consent order, the Company paid $1,000,000 to the FTC in 2004, which was accrued in 2003.  The Order is binding upon the corporate successors and assigns.  The Order also applies in certain instances to any business in which Nancy Duitch is an officer or director, or has a majority ownership interest in, directly or indirectly controls, or any other business in which Nancy Duitch is engaged in activity related to the marketing of any product, service or program that provides health benefits, including weight or inch loss or related benefits, or the marketing of any food, drug or cosmetic where certain claims are made, but only to the extent that such business acts in active concert or participation with Ms. Duitch.  Ms. Duitch is a director, Co-Chief Executive Officer and Chief Marketing Officer of the Company, and through the Duitch Family Trust, beneficially owns approximately 29% of the Company’s outstanding common stock.  The Order prohibits certain weight loss representations and requires that other specified weight loss, fat loss and similar claims made in future advertising and claims regarding the results of tests or studies be substantiated by competent and reliable scientific evidence.  This is generally consistent with the standard for substantiating claims currently required by the FTC for all weight loss and dietary supplement products.

Other Commitments and Contingencies

Litigation

On March 27, 2007, Diversified Capital Services of N.A., Inc. (“Diversified”) filed a lawsuit in the Supreme Court of New York for the County of New York naming the Company and Worldwide Excellence, Inc., a wholly owned subsidiary of the Company (“WWE”), as defendants and alleging breach of a purported Management and Consulting Agreement by and between Diversified and WWE (the “Agreement”).  Diversified contends that WWE failed to pay Diversified amounts due under the Agreement for consulting services and in connection with certain of the Company’s financing transactions.  Diversified is seeking approximately $617,000 in cash, a warrant to purchase 200,000 shares of Company common stock at $1 per share, and 107,500 “preferred units.”  The Company contests the allegations and claims made in the lawsuit, believes that they are without merit, and intends to vigorously defend itself in the matter

In the normal course of business, the Company becomes a party to other various legal claims, actions and complaints. The Company's management does not expect that the results in any of these legal proceedings will have a material adverse effect on the Company's results of operations, financial position or cash flows.

12. Stockholders’ Equity

Preferred Stock

The Company’s Board of Directors is authorized to issue up to 2,000,000 shares of preferred stock, par value $.001 per share, in one or more series and to fix, by resolution, conditional, full, limited or no voting powers, and the designations, preferences, the number of shares, dividend rates, conversion or exchange rights, redemption provisions or other special rights of the shares constituting any class or series as the Board of Directors may deem advisable without any further vote or action by the stockholders.  Any shares of preferred stock issued by VBI could have priority over VBI Common Stock with respect to dividends or liquidation rights and could have voting and other rights of stockholders.

Series A Convertible Preferred Stock

The Company’s Board of Directors has designated 1,205,000 shares of preferred stock as 10% Convertible Preferred Stock (“Series A Convertible Preferred Stock”) with a purchase price of $2.00 per share.  As of December 31, 2005 there were 1,205,000 shares of Series A Convertible Preferred Stock outstanding. On December 18, 2006, one of the Series A preferred stockholders converted 93,791 shares of preferred stock into 187,582 shares of the Company’s common stock. See subsequent events note for additional conversions. As of December 31 2006, there were 1,111,209 shares of Series A Convertible Preferred Stock outstanding.

During the three months ended March 31, 2007 (unaudited), four Series A preferred stockholders converted an aggregate of 105,000 shares of Series A preferred stock into 210,000 shares of common stock. The issuances were made pursuant to the exemption from registration provided by Section 4(2) and Regulation D of the Securities Act of 1933. As of March 31, 2007 (unaudited), the Company had 1,006,209 shares of Series A convertible preferred stock outstanding.

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The holders of Series A Convertible Preferred Stock will have no voting rights other than as may be required by law.

Dividends

A holder of the Series A Convertible Preferred Stock is entitled to receive semi-annual cumulative dividends in arrears, commencing six months after the closing of the Private Placement, which was on November 29, 2005.  At its option, the Company may meet its dividend payment obligation by electing any of, or a combination of, the following options: (i) paying the cash dividend payment on or before the date due; or (ii) issuing common stock to the holder of the Series A Convertible Preferred Stock based on  the Company’s common stock being valued at the greater of (i) $1.00 or (ii) 50% of the fair market value of the common stock on the date that the applicable dividend is due and payable.

The first dividend payment was due on May 29, 2006. The Company elected to pay the dividend by issuing 115,961 shares VBI Common Stock, valued at $1.00 per share to the preferred stockholders in accordance with the terms of the Valuation in the above paragraph. The closing price of VBI common stock on the last business day before the dividend payment (May 26, 2006) was $1.01 per share.

The second dividend payment was due on November 29, 2006. The Company elected to pay the dividend by issuing 120,500 shares VBI Common Stock, valued at $1.00 per share to the preferred stockholders in accordance with the terms of the Valuation in the above paragraph. The closing price of VBI common stock on the dividend payment date was $.65 per share.

The third dividend payment was due on May 29, 2007. The Company elected to pay the dividend by issuing 100,621 shares VBI Common Stock, valued at $1.00 per share to the preferred stockholders in accordance with the terms of the Valuation in the above paragraph. The closing price of VBI common stock on the dividend payment date was $.62 per share.

Voluntary Conversion

Holders of the Series A Convertible Preferred Stock are entitled, at any time, subject to prior redemption, to convert each share of Convertible Preferred Stock into two shares of common stock, at the conversion price equal to $1.00 per share, subject to the adjustments described therein.

In case of any reclassification of common stock, any consolidation with, or merger of the Company into, any other entity, any merger of any entity into the Company (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Company’s common stock), any sales or transfer of all or substantially all of the Company’s assets, or any compulsory share exchange whereby the Company’s common stock is converted into other securities, cash or other property, then provisions shall be made such that the holder of the Series A Convertible Preferred Stock shall have the right thereafter, during the period that the Series A Convertible Preferred Stock shall be convertible, to convert the Series A Convertible Preferred Stock only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of the Company’s common stock into which the Series A Convertible Preferred Stock might be converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange.

The conversion rate shall be subject to adjustment upon the occurrence of any of the following events:  (i) if the Company shall declare and pay to the holders of its common stock a dividend in shares of common stock; or (ii) if the Company shall subdivide the outstanding shares of its common stock into a greater number of shares of common stock or combine the outstanding shares of common stock into a smaller number of shares of common stock.

No fractional shares will be issued upon conversion of the Series A Convertible Preferred Stock.  If a holder exercises his right to convert all of the shares of Series A Convertible Preferred Stock owned by him or her, which exercise results in a fractional share, the fractional share will be rounded to the nearest whole number of shares, which whole number of shares of common stock will be issued to the holder.

Redemption

Upon not less than 30 days’ prior written notice to the holders of the Series A Convertible Preferred Stock, in the event that the Company’s common stock has a closing bid price of at least $3.00 for 20 consecutive trading days so long as a registration statement covering the shares underlying the Series A Convertible Preferred Stock has become effective, the Company may redeem the Series A Convertible Preferred Stock, in whole or in part, at the Company’s option, at a price of $.10 per share.

Conversion of Debt into Common Stock

In accordance with terms of the Acquisition Agreement, which closed on November 29, 2005, the Series B Bondholders have the right to convert their Series B Bonds into common stock at the rate of $1 per share. On February 10, 2006, $100,000 of Series B Bonds were converted into 100,000 shares of unregistered common stock. There were no expenses in connection with this conversion.

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Warrants

A total of 5,544,000 warrants were issued as of December 31, 2006 and March 31, 2007 (unaudited). Each such warrant entitles the holder to purchase one share of common stock.

In connection with the 10% secured convertible financing obtained on August 2, 2006, as additional consideration, the Company issued warrants to purchase 3,000,000 shares of common stock. The fair value of the warrants, using the Black-Scholes valuation formula was approximately $511,927, which has been capitalized as a deferred financing cost and netted against the related derivative liabilities. The fair value of the warrants are being amortized over the life of the financing, which is 36 months.

Warrants outstanding as of December 31, 2006 and March 31, 2007 (unaudited) are summarized in the following table:

Description of Warrants	Shares	Exercisable Through	Exercise Price	Call Provision
Warrants which accompanied the Bridge Loans prior to the private
placement that closed November 29, 2005 through December 30, 2005	825,000	November 29, 2008	$ 1.00	(1)
Warrants which accompanied the Sale of Series A Convertible Preferred
Stock under the private placement that closed November 29, 2005 through December 30, 2005:
Series A Convertible Preferred Stock - Investors	1,205,000	December 30, 2006	$ 1.00	(1)
		December 30, 2007	$ 1.50	(1)
		December 30, 2008	$ 1.50	(1)

Warrants which were granted to investors and creditors, subject to	80,000	November 29, 2008	$ 1.00	(1)
the private placement that closed November 29, 2005

	150,000	November 29, 2006	$ 1.00	(1)
		November 29, 2007	$ 1.50	(1)
		November 29, 2008	$ 1.50	(1)

	45,000	November 29, 2006	$ 1.00	(1)
		November 29, 2007	$ 1.25	(1)
		November 29, 2008	$ 1.50	(1)

	139,000	November 29, 2006	$ 1.00	(1)
		November 29, 2008	$ 1.50	(1)
Total warrants outstanding at December 31, 2005	2,444,000

Warrants which were granted to a consultant as additional consideration	10,000	April 3, 2009	$ 0.50	`
Warrants which were granted as additional consideration for debt	3,000,000	July 31, 2011	$ 0.75
Warrants which were granted to a consultant as additional consideration	75,000	December 6, 2006	$ 0.80
Warrants which were granted to a consultant as additional consideration	15,000	December 15, 2009	$ 0.60
Total warrants outstanding at December 31, 2006 and March 31, 2007 (unaudited)	5,544,000

(1) Warrants are redeemable by the Company at $0.10 per warrant in the event that the Company’s common stock has a closing bid price of at least $3.00 for 20 consecutive trading days so long as a registration statement covering the shares underlying the warrants has become effective.

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Other Equity Compensation

Directors and Officers

On April 10, 2006, VBI approved an equity compensation plan for each non-employee director of the Board of Directors who owned less than 5% of the Company's stock.

Options to acquire 30,000 shares of common stock are granted upon joining the Board, which vest as follows:

10,000 shares to vest upon joining the Board, the balance to vest at the rate of 2,500 shares per quarter, beginning at the end of the first quarter, following the first anniversary of joining the Board. The price per share of these options will be equal to the closing price of VBI common stock on the grant date.

Additional options to acquire 9,000 shares of common stock are granted upon joining the Board, which vest quarterly over three years. The price per share of these options will be equal to the closing price of VBI common stock on the grant date.

A grant of restricted stock to acquire 7,500 shares of VBI common stock. Every quarter after the director’s election to the board, 625 shares will become unrestricted. On April 10, 2006 and July 27, 2006, the Company issued 7,500 shares to two different Directors.

On January 23, 2007 (unaudited), the Board of Directors granted options to purchase 10,000 shares of the company’s common stock as additional consideration to a Director.  The valuation on the date of the grant was $.75 per share.

Pursuant to the employment agreement of Alan Gerson, a director and the Company’s President and Chief Operating, he is eligible, under his annual bonus plan, for grants of additional options to purchase another 1,000,000 shares, to be made available in three traunches, at then current market prices, should annual performance goals be met. On February 15, 2007 (unaudited), the Board of Directors approved Mr. Gerson’s grant of options to purchase 200,000 shares of the Company’s common stock, to be issued two days after a press release announcing fourth quarter earnings. The options were issued to Mr. Gerson on March 15, 2007 (unaudited). The valuation on the date the options were issued was $1.05 per share.

Other Services

On July 27, 2006, the Board of Directors approved the granting of a total of 340,000 shares of the Company’s common stock as compensation to two consultants. The valuation on the date of the grant was $.60 per share. In addition, one of the consultants was issued warrants to purchase 75,000 shares of common stock contingent upon the closing of the Gottbetter financing, which closed on August 2, 2006. The exercise price of the warrants is $.80 per share. On November 15, 2006, in anticipation of an employment agreement, one of the consultants cancelled 41,250 shares of common stock that were unvested at the time. On December 1, 2006, VBI granted 100,000 shares of the Company’s common stock as compensation to that employee. The Board of Directors approved the grant on November 7, 2006. The valuation on the date of the grant was $.60 per share.  In addition, the employee was also granted options to purchase 250,000 shares of the Company’s common stock. The exercise price of the options is $.60 per share. The shares and options vest monthly, over the 25 month term of the employment agreement.

On September 19, 2006, the Company entered into an investor relations consulting agreement with an expiration date of September 30, 2007. Under the terms of the agreement, a portion of the compensation is payable at the rate if $7,500 per month in unregistered, restricted VBI common stock. The stock is to be issued in advance quarterly installments, within five business days of the beginning of each calendar quarter. The number of shares to issues is based on the volume weighted average price (“VWAP”) for VBI’s common stock during the ten trading days prior to the end of the preceding calendar quarter. As of the September 30, 2006, the calculation of the VWAP resulted in a per share price of $.56. In October 2006, the Company issued 40,179 shares of unregistered, restricted common stock as payment for the fee, which covers the period from October 1, 2006 through December 31, 2006. As of December 31, 2006, the calculation of the VWAP resulted in a per share price of $.75. In January 2007 (unaudited), the Company issued 30,000 shares of unregistered, restricted common stock as payment for the fee, which covers the period from January 1, 2007 through March 31, 2007.

On March 19, 2006 (unaudited), the Board of Directors consented to the issuance of 127,834 shares of common stock to VBI’s legal counsel for payment of services. The shares are covered under the 2006 Equity Compensation Plan. The valuation on the date of consent was $.90 per share.

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Reclassification of Imbedded Derivative Liabilities to Capital (unaudited)

On March 5, 2007, the 10% secured convertible notes (the “Notes”) held by Gottbetter Capital Finance, LLC (together with its affiliate Gottbetter Capital Master, Ltd. “Gottbetter”) irrevocably waived (a) the right to receive, upon conversion of the Notes, shares of VBI common stock in excess of the number of shares then authorized but unissued, and (b) the right in the event of a default on registration requirements, to purchase shares of VBI common stock pursuant to the 3,000,000 warrants issued for a price per share below $.37, as adjusted for any stock splits, recapitalization, reclassification or the like. The Company believes that, by virtue of the waiver granted by Gottbetter on March 5, 2007, the Company achieved having sufficient authorized shares as of that date. At such time the, the existing derivative liabilities were credited to equity at their then measured values.

Treasury Stock

As reported on Current Reports filed on Forms 8-K dated June 6, 2006 and June 9, 2006, Jeffrey S. Edell resigned his position as President and Co-Chief Executive Officer of the Company, effective June 13, 2006, and was simultaneously appointed non-executive Chairman of the Board. In connection with his resignation, Mr. Edell and the Company entered into a transition services agreement dated June 9, 2006. Under the terms of the agreement Mr. Edell agreed to surrender to the Company 500,000 shares (“Returned Common Shares”) of VBI common stock that were issued to him in connection with his Employment Agreement and the Acquisition Agreement that closed on November 29, 2005. The Company valued the treasury shares at the closing market price on June 9, 2006, which was $.72 per share for an aggregate of $360,000.

Stock Option Plan

In July 2006, the Board of Directors approved the Company’s 2006 Equity Incentive Plan (“the 2006 Plan”), which was approved by consent of the majority shareholders in September 2006. Under the Plan, the Company may issue up to 5,000,000 shares of common stock in the aggregate pursuant to all awards granted under the 2006 Plan. The awards include nonqualified stock options and incentive stock options warrants, restricted stock and stock purchases.

The 2006 Plan is administered by the Board of Directors of the Company, or by any committee that the Company may form and to which the Board of Directors may delegate the authority to perform such functions (in either case, the “Committee”).

Subject to the other provisions of the Plan, the Committee shall have the authority, in its discretion: (i) to grant options, warrants, restricted stock and stock purchase rights; (ii) to determine the fair market value of the common stock subject to such awards; (iii) to determine the exercise price of options or warrants granted; (iv) to determine the persons to whom, and the time or times at which, awards shall be granted, and the number of shares subject to each award; (v) to interpret the 2006 Plan; (vi) to prescribe, amend, and rescind rules and regulations relating to the 2006 Plan; (vii) to determine the terms and provisions of each award granted (which need not be identical), including but not limited to, the time or times at which underlying options or shares shall vest or be exercisable; (viii) with the consent of the grantee, to modify or amend any option; (ix) to defer (with the consent of the grantee) the exercise date of any award; (x) to authorize any person to execute on behalf of the Company any instrument evidencing the grant of an award; and (xi) to make all other determinations deemed necessary or advisable for the administration of the Plan.  The Committee may delegate non-discretionary administrative duties to such employees of the Company, as it deems proper.

Each option shall be designated at the time of grant as either an incentive stock option (an “ISO”) or as a non-qualified stock option (a “NQSO”). The Board of Directors believes that the ability to grant stock options to employees that qualify for ISO treatment provides an additional material incentive to certain key employees. The Internal Revenue Code requires that ISOs be granted pursuant to an option plan that receives stockholder approval within one year of its adoption. The Company adopted the Plan in order to comply with this statutory requirement and preserve its ability to grant ISOs.

The exercise price of a NQSO shall be not less than 85% of the fair market value of the stock subject to the option on the date of grant. The exercise price of an ISO shall be determined in accordance with the applicable provisions of the Internal Revenue Code and shall in no event be less than the fair market value of the stock covered by the option at the time the option is granted. The purchase price of a stock purchase award shall not be less than 85% of the fair market value of the stock subject to the award on the date of grant.

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The Committee, in its sole discretion, shall fix the term of each award, provided that the maximum term of an award shall be ten years. ISOs granted to a 10% Stockholder shall expire not more than five years after the date of grant. The 2006 Plan provides for the earlier expiration of awards in the event of certain terminations of employment of the holder. Unless specified in an employment agreement, Employee stock options vest ratably over a three-year period. Vesting is accelerated if there is a change in control, defined by the 2006 Plan.

The 2006 Plan is accounted for in accordance with the recognition and measurement provisions of Statement of Financial Accounting Standards

("FAS") No. 123 (revised 2004), Share-Based Payment ("FAS 123(R)"), which replaces FAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion ("APB") No. 25, Accounting for Stock Issued to Employees, and related interpretations.  FAS 123 (R) requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements.  In addition, the Company adheres to the guidance set forth within Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 107, which provides the Staff's views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies.

Prior to January 1, 2006, the Company accounted for similar transactions in accordance with APB No. 25 which employed the intrinsic value method of measuring compensation cost.  Accordingly, compensation expense was not recognized for fixed stock options if the exercise price of the option equaled or exceeded the fair value of the underlying stock at the grant date.

As a result of the adoption of FAS 123 (R), the Company's results from operations for the year ended December 31, 2006 include share-based compensation expense totaling $218,457. As a result of the adoption of FAS 123(R), the Company's results from operations for the three months ended March 31, 2007 include share-based compensation expense totaling $162,436 (unaudited). No income tax benefit has been recognized in the income statement for share-based compensation arrangements due to history of operating losses. Stock compensation expense recorded under APB No. 25 in the Consolidated Statements of Operations for the year ended December 31, 2005 totaled $-0.

Stock option compensation expense for the year ended December 31, 2006 and for the three months ended March 31, 2007 (unaudited) is the estimated fair value of options granted amortized on a straight-line basis over the requisite service period. There were no material options granted prior to July 27, 2006.

The weighted average estimated fair value of all awards granted under the 2006 Plan for the years ended December 31, 2006 and 2005 was $.39 and $-0-, respectively. The weighted average estimated fair value of all awards granted under the 2006 Plan for the three months ended March 31, 2007 and 2006 was $.83 (unaudited) and $-0- (unaudited), respectively. The fair value of options at the date of grant was estimated using the Black-Scholes option pricing model.  During 2006, the Company took into consideration guidance under SFAS 123R and SEC Staff Accounting Bulletin No. 107 (SAB 107) when reviewing and updating assumptions. The expected volatility is based upon historical volatility of our stock and other contributing factors. The expected term is based upon the vesting term of the option.

The assumptions made in calculating the fair values of options are as follows:

	Year ended	Year ended	Three months ended
	December 31,	December 31,	March 31,	March 31,
	2006	2005	2007	2006
			(unaudited)
Risk free interest rate	4.0% - 5.5%	N/A	4.50% - 4.85%	N/A
Expected dividend yield	0%	N/A	0%	N/A
Expected lives	2 - 3 years	N/A	3 years	N/A
Expected volatility	124.38% to	N/A	142.96% to	N/A
	180%	N/A	179.85%	N/A

The Company granted 2,122,000 options, 163,750 shares of restricted stock and 15,000 warrants under the 2006 Plan during the year ended December 31, 2006. The Company granted 210,000 options and 127,834 shares of common stock under the 2006 Plan during the three months ended March 31, 2007 (unaudited).

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The following table represents our stock options granted, exercised, and forfeited during the year ended December 31, 2006 and three months ended March 31, 2007 (unaudited):

		Weighted	Weighted
		Average	Average
		Exercise	Remaining	Aggregate
		Price per	Contractual	Intrinsic
Stock Options	Shares	Share	Life	Value
Outstanding - January 1, 2006	-
Granted	2,122,000	$ 0.56
Exercised	-	$ -
Forfeited/expired	-	$ -
Outstanding - December 31, 2006	2,122,000	$ 0.56	9.60	$ 398,300
Granted	210,000	$ 1.04
Exercised	-	$ -
Forfeited/expired	(30,000)	$ 0.60
Outstanding - March 31, 2007 (unaudited)	2,302,000	$ 0.61	6.26	$ 604,000

The following table represents non-vested stock options granted, vested, and forfeited during the year ended December 31, 2006 and three months ended March 31, 2007 (unaudited):

		Weighted
		Average
		Grant-Date
Non-vested Options	Options	Fair Value
Nonvested - January 1, 2006	-	$ -
Granted	2,122,000	$ 0.36
Vested	(411,028)	$ 0.34
Forfeited/expired	-	$ -
Nonvested - December 31, 2006	1,710,972	$ 0.36
Granted	210,000	$ 0.83
Vested	(187,944)	$ 0.41
Forfeited/expired	(27,500)	$ 0.33
Nonvested - March 31, 2007 (unaudited)	1,705,528	$ 0.42

As of December 31, 2006, there was $620,810 of unrecognized compensation cost, net of estimated forfeitures, related to non-vested stock options, which is expected to be recognized over a weighted average period of approximately 2.6 years.  The total fair value of shares vested during the year ended December 31, 2006 and 2005, was $141,400 and $-0-, respectively.

As of March 31, 2007 (unaudited), there was $712,759 of unrecognized compensation cost, net of estimated forfeitures, related to non-vested stock options, which is expected to be recognized over a weighted average period of approximately 2.4 years.  The total fair value of shares vested during the three months ended March 31, 2007 (unaudited) and 2006 (unaudited), was $73,676 and $-0-, respectively.

Shares Reserved for Future Issuances

As of December 31, 2006, there were outstanding options convertible into 2,142,250 shares of common stock, warrants convertible into 5,544,000 shares of common stock, 1,111,209 shares of Series A preferred stock, convertible into 2,222,418 shares of common stock, and debentures that are convertible into 8,720,145 shares of common stock. In addition, under various employment agreements, options to purchase 1,250,000 shares of common stock may be granted through January 2009, if certain performance goals are met. If the performance goals are met, and the Company issues the additional options, there will be 1,613,000 shares available to grant under the 2006 Plan.

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

As of March 31, 2007 (unaudited), there were outstanding options convertible into 2,142,250 shares of common stock, warrants convertible into 5,544,000 shares of common stock, 1,006,209 shares of Series A preferred stock, convertible into 2,012,418 shares of common stock, and debentures that are convertible into 8,720,145 shares of common stock. In addition, under various employment agreements, options to purchase 1,050,000 shares of common stock may be granted through January 2009, if certain performance goals are met. If the performance goals are met, and the Company issues the additional options, there will be 1,505,166 shares available to grant under the 2006 Plan.

13. Stock Options

Each non-employee director of the former VBI Board of Directors who owned less than 5% of the Company's stock was granted annually, a five year option to purchase 1,500 shares of common stock. The exercise price of the options is the mean between the high and low asked price at the close of trading on the grant date. On October 26, 2005, the VBI Board of Directors adjusted the options and exercise prices to reflect the 35% stock dividend to VBI shareholders on August 24, 2005. As of December 31, 2006 and March 31, 2007 (unaudited), five former directors had been issued options totaling 28,350 shares, expiring through July 21, 2010, at option prices ranging from $1.04 to $1.56 per share.

14. Income Taxes

The provision (benefit) for income taxes from continuing operations consist of the following:

	Year ended	Year ended	Three months ended
	December 31,	December 31,	March 31,	March 31,
	2006	2005	2007	2006
(unaudited)
Current:
Federal	$ -	$ -	$ -	$ -
State	53,293	17,182	19,489	3,381
Total current	53,293	17,182	19,489	3,381
Deferred:
Federal	-	-	-	-
State	-	-	-	-
Total deferred	-	-	-	-
Total	$ 53,293	$ 17,182	$ 19,489	$ 3,381

VBI has allowable net operating loss ("NOL") carry-forwards for Federal purposes of approximately $5,615,000. These losses are the amount of pre-merger losses allowable to be carried forward by Internal Revenue Code statute. The annual carry-forwards are limited to $281,000 per year. Any unused amount of the annual allowable losses may be carried forward to future periods. The Company incurred additional taxable losses from November 29, 2005 through December 31, 2005 of $493,000.

The Company's taxable loss for the year ended December 31, 2006 is approximately $3,631,000. The Company's taxable loss for the three months ended March 31, 2007 is approximately $6,000 (unaudited). These losses will be available for future years, expiring through December 31, 2027. The Company, however, has taken a 69% valuation allowance against Federal NOL carry-forwards due to the uncertainty of generating enough taxable income throughout the carry-forward period to utilize the full amount available.

Significant components of deferred tax assets (liabilities) were as follows:

	December 31,	March 31,
	2006	2007
		(unaudited)
Tax loss carryforwards	$ 3,311,420	$ 3,313,519
Less valuation allowance	(2,294,609)	(2,296,708)
Deferred tax assets	$ 1,016,811	$ 1,016,811

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

The following is a reconciliation of the statutory federal and effective income tax rates for the years ended:

	Year ended	Year ended
	December 31,	December 31,
	2006	2005
	% of Pretax Income	% of Pretax Income
Statutory federal income tax expense rate	(34.0)	(34.0)
Valuation allowance against NOL carryforwards	34.0	-
Subchapter S elimination of federal income tax	-	34.0
State taxes, less federal tax effect	2.0	0.7
	2.0	0.7

15. Discontinued Operations

The remaining receivables from the former medical financing business, conducted through various subsidiaries of VBI, were included in the net assets that were acquired in the reverse merger acquisition on November 29, 2005. On February 4, 2004, VBI instituted a plan to restructure the medical financing segment. The plan of restructuring called for VBI to sell the assets of the three subsidiaries that were formed to provide additional management services to certain medical practices. On August 26, 2004, VBI sold its continuing service obligations and the related future revenue rights of its medical financing business in exchange for preferential collection rates on the receivables that are expected to be collected. As part of the terms of the sale, VBI will retain half of the interest paid by insurance companies on late payments from improperly denied receivables. An estimated reserve for future collection costs has been established as of November 29, 2005. The Company will still incurred certain employment costs, through 2006. Occupancy costs related to VBI’s New Rochelle, New York office are also allocated to discontinued operations. The lease expired in February 2007, and has not been renewed. The medical financing business was conducted through Medical Financial Corp., a wholly owned subsidiary, which (i) purchased insurance claims receivables from medical practices and provided certain services to those practices; and (ii) three other subsidiaries, which were formed to provide additional management services to certain medical practices. Accordingly, the operating results of the medical financing segment for the period from November 29, 2005, the date of the reverse merger agreement, through December 31, 2006 and for the three months ended March 31, 2007 (unaudited) have been presented as "(Loss) income from discontinued operations, net of income taxes". Net assets and liabilities to be disposed of or liquidated, at their net realizable value, have been separately classified in the accompanying balance sheet at December 31, 2006 and March 31, 2007 (unaudited).

Revenue Recognition

Interest Income. Interest income from insurance companies is only recorded when cases are won by the Company. No revenue is recorded on unresolved cases, which represent a gain contingency. Interest income from insurance companies is recorded when the amount is determinable, which is the earlier of notification that a case was lost by the insurance companies or when the interest payment is paid if there is no advance notification.

Reimbursed Expenses. The Company is reimbursed by insurance companies for the cost of filing on cases when the insurance companies have lost legal actions. Income from reimbursed expenses from insurance companies is recorded when the amount is determinable.

Finance and Management Fee Receivables

VBI purchased the net collectible value of medical insurance claims on a limited recourse basis. Net collectible value is the amount that the insurance companies will pay based on established fee schedules used by insurance companies. The net collectible value is often less than the face value of the claim due to the difference in billing rates between the established fee schedules and what the medical practice ordinarily would bill for a particular procedure. The Company is only responsible to collect the fee scheduled amount. If any amounts are collected in excess of the purchased amount and the Company's fee, that amount will be applied to the client's outstanding balance.

Receivables acquired in the acquisition of VBI on November 29, 2005, were recorded at their net fair market value, which is their outstanding unpaid principal balances, reduced by any prior charge-off or valuation allowance and net of estimated direct costs of collections. The Company may incur a finance receivable bad debt loss when the portion of a medical claim collected does not exceed the advance (including the fee charged) given to the client.

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

From the date the Company purchased insurance claims receivable from medical practices and the advance payment was made to the client, the Company had 180 days to collect or determine that the bills were invalid as contractually defined. If the Company collected the advance payment and fee, all additional amounts, if any, that were collected were given to the client. While, by contract, the Company considers these receivables invalid, in reality, for reasons outside of the Company's control, such as the customer being able to provide additional information to overturn a denial, the receivables will get paid and are then not uncollectible. The collections from these written-off receivables may also be used as an offset to other obligations that the Company may have with the client. Recoveries from these written-off receivables are paid to the customer or used as an offset, when necessary, including management fee receivables.

If the assets of the management client, which is also a finance client, are not enough to satisfy the billed fees, an allowance for billing adjustments is recorded to reduce the Company's net receivables to an amount that is equal to the assets of the client that are available for payment.

Management conducts a periodic evaluation of the collectible value of the receivables. The Company considers past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the ability to collect, the estimated value of any underlying collateral and current economic conditions in determining adequacy of the allowance that was established prior to the acquisition of VBI on November 29, 2005.

Net finance receivable and management fees receivable consist of the following:

	December 31,	March 31,
	2006	2007
		(unaudited)
Net collectible value of finance receivables	$ 55,480	$ 29,459
Allowance for collection costs	(9,206)	(742)
Net finance receivables	$ 46,274	$ 28,717
Net collectible value of management fee receivables	$ 105,833	$ 89,391
Allowance for collection costs	(26,459)	(22,349)
Net management fee receivables	$ 79,374	$ 67,042

These receivables are collateral for Series A Bonds.

Summarized financial information of the medical financing segment as discontinued operations for the year ended December 31, 2006, and for the period from November 29, 2005, the date of Acquisition of VBI, through December 31, 2005, and for the three months ended March 31, 2007 (unaudited) and 2006 (unaudited) follows:

		November 29,
		2005
	Year ended	Through	Three months ended
	December 31,	December 31,	March 31,	March 31,
	2006	2005	2007	2006
			(unaudited)
Revenue:
Income from the purchase and collections of medical receivables	$ 9,148	$ 1,770	$ 1,792	$ 4,394
Costs and expenses:
Employment costs	83,864	20,897	6,692	27,601
Occupamcy costs	53,498	4,432	8,536	13,034
Other	71,240	8,191	9,120	17,880
Bad debts, net of recoveries	(73,455)	-	-	-
Depreciation and amortization	15,274	1,987	4,341	3,818
Total costs and expenses	150,421	35,507	28,689	62,333
(Loss) income from operations	(141,273)	(33,737)	(26,897)	(57,939)
Other expense	26	17	-	26
(Loss) income before income taxes	(141,299)	(33,754)	(26,897)	(57,965)
Income taxes	317	-	-	-
(Loss) income from discontinued operations, net of taxes	$ (141,616)	$ (33,754)	$ (26,897)	$ (57,965)

The components of assets and liabilities of discontinued operations that were acquired on November 29, 2005 are as follows:

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

	December 31,	March 31,
	2006	2007
		(unaudited)
Finance receivables, net	$ 46,274	$ 28,717
Management fee receivables, net	79,374	67,042
Property and equipment, at cost, net of accumulated		-
depreciation, amortization and impairment allowance	4,341	-
Other assets	4,925	2,825
Total assets	$ 134,914	$ 98,584
Accounts payable and accrued expenses	$ 28,113	$ 20,412
Total liabilities	$ 28,113	$ 20,412

16. Business Segment Information

Operating segments are managed separately and represent separate business units that offer different products and serve different markets. The Company's reportable segments include: (1) transactional marketing, (2) retail distribution, (3) real estate rental and development, and (4) other, which is comprised of corporate overhead and discontinued operations. The transactional marketing business operates on a national and international basis from the Company’s office in Encino, California. The retail distribution business operates on a national basis from the Company’s office in Encino, California and Boca Raton, Florida. The real estate segment operates in New York and Connecticut from VBI’s office in New Rochelle, New York.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. All inter-segment balances have been eliminated.

Prior to the reverse merger acquisition of VBI on November 29, 2005, the Company’s only segment was the transactional marketing business.

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Total revenue from external customers by similar product and service groups for each business segment follows:

			Real Estate
	Transactional	Retail	Rental and
	Marketing	Distribution	Development	Total
Year ended December 31, 2006:
Housewares	$ 8,426,597	$ 4,360,676	$ -	$ 12,787,273
Beauty products	5,363,746	737,062	-	6,100,808
Fitness	2,295,849	-	-	2,295,849
Other income	320,125	-	-	320,125
Rental income	-	-	676,876	676,876
Interest from mortgages	-	-	28,383	28,383
Sale of real estate	-	-	900,000	900,000
Total revenue from external customers	$ 16,406,317	$ 5,097,738	$ 1,605,259	$ 23,109,314
Year ended December 31, 2005:
Housewares	$ 27,630	$ -	$ -	$ 27,630
Beauty products	3,840,292	-	-	3,840,292
Fitness	3,682,125	-	-	3,682,125
Other income	478,925	-	-	478,925
Rental income	-	-	63,310	63,310
Interest from mortgages	-	-	6,383	6,383
Sale of real estate	-	-	-	-
Total revenue from external customers	$ 8,028,972	$ -	$ 69,693	$ 8,098,665
Three months ended March 31, 2007 (unaudited):
Housewares	$ 5,358,402	$ 5,608,807	$ -	$ 10,967,209
Beauty products	1,228,206	311,942	-	1,540,148
Fitness	5,200	-	-	5,200
Other income	152,733	-	-	152,733
Rental income	-	-	143,631	143,631
Interest from mortgages	-	-	6,366	6,366
Sale of real estate	-	-	-	-
Total revenue from external customers	$ 6,744,541	$ 5,920,749	$ 149,997	$ 12,815,287
Three months ended March 31, 2006 (unaudited):
Housewares	$ 797,687	$ -	$ -	$ 797,687
Beauty products	998,514	-	-	998,514
Fitness	1,812,596	-	-	1,812,596
Other income	60,542	-	-	60,542
Rental income	-	-	178,326	178,326
Interest from mortgages	-	-	7,980	7,980
Sale of real estate	-	-	900,000	900,000
Total revenue from external customers	$ 3,669,339	$ -	$ 1,086,306	$ 4,755,645

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

16. Business Segment Information (continued):

Business segment information as of December 31, 2006 and for the year ended December 31, 2006 follows:

			Real Estate
	Transactional	Retail	Rental and
	Marketing	Distribution	Development	Other	Total
Year ended December 31, 2006:
Revenues	$ 16,406,317	$ 5,097,738	$ 1,605,259	$ -	$ 23,109,314
Cost of sales	6,318,634	2,478,598	900,000	-	9,697,232
Gross profit	10,087,683	2,619,140	705,259	-	13,412,082
Expenses:
Selling	9,974,954	529,212	-	-	10,504,166
General and administrative	1,786,124	564,807	418,087	-	2,769,018
Corporate expenses (includes non-cash
stock-based compensation of $218,457)	-	-	-	1,365,736	1,365,736
Depreciation and amortization	12,967	107,840	237,439	202,950	561,196
Bad debts	228,629	-	-	-	228,629
Total expenses	12,002,674	1,201,859	655,526	1,568,686	15,428,745
(Loss) income from operations	(1,914,991)	1,417,281	49,733	(1,568,686)	(2,016,663)
Other income (expense):
Interest expense, net	(210,723)	(155,798)	(208,528)	(39,135)	(614,184)
Minority voting interest in net loss of subsidiary	-	-	68,422	-	68,422
	(210,723)	(155,798)	(140,106)	(39,135)	(545,762)
(Loss) income from continuing operations before
provision (benefit) for income taxes	(2,125,714)	1,261,483	(90,373)	(1,607,821)	(2,562,425)
Provision for income taxes	47,180	-	3,441	2,672	53,293
(Loss) income from continuing operations	(2,172,894)	1,261,483	(93,814)	(1,610,493)	(2,615,718)
(Loss) income from discontinued operations,
net of taxes	-	-	-	(141,616)	(141,616)
Net (loss) income	$ (2,172,894)	$ 1,261,483	$ (93,814)	$ (1,752,109)	$ (2,757,334)

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

16. Business Segment Information (continued):

			Real Estate
	Transactional	Retail	Rental and
	Marketing	Distribution	Development	Other	Total
Balance Sheet Data as of December 31, 2006:
Current Assets:
Cash	$ 97,949	$ (39,905)	$ 32,049	$ 14,823	$ 104,916
Accounts receivable, net	861,675	1,720,128	-	-	2,581,803
Due from factor	71,871	501,341			573,212
Mortgage and note receivable	-	-	5,325	-	5,325
Inventories	610,433	2,247,003	-	-	2,857,436
Infomercial production costs	252,079	-	-	-	252,079
Deposits	221,703	30,791	-	-	252,494
Prepaid expenses	908,762	5,770		43,673	958,205
Due from Adsouth Partners, Inc.	-	-	-	150,000	150,000
Other current assets	-	-	47,938	8,159	56,097
Assets of discontinued operations	-	-	-	134,914	134,914
Total current assets	3,024,472	4,465,128	85,312	351,569	7,926,481
Property and equipment, net	106,735	126,263	-	596	233,594
Restricted cash	-	-	69,288	-	69,288
Real estate held for rental, development and sale	-	-	4,165,181	-	4,165,181
Mortgage and note receivable	-	-	314,339	-	314,339
Deferred costs, net of accumulated amortization	-	91,666	239,955	487,766	819,387
Deferred tax asset, net	1,016,811	-	-	-	1,016,811
Retail distribution network, net	-	1,921,022	-		1,921,022
Goodwill	1,231,048	-	-	-	1,231,048
Other	32,375	7,897	-	-	40,272
Total assets	$ 5,411,441	$ 6,611,976	$ 4,874,075	$ 839,931	$ 17,737,423

Capital expenditures	$ 83,390	$ 14,055	$ 53,830	$ -	$ 151,275

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

16. Business Segment Information (continued):

Business segment information as of December 31, 2005 and for the year ended December 31, 2005 follows:

		Real Estate
	Transactional	Rental and
	Marketing	Development	Other	Total
Year ended December 31, 2005:
Revenues	$ 8,028,972	$ 69,693	$ -	$ 8,098,665
Cost of sales	3,745,753	-	-	3,745,753
Gross profit	4,283,219	69,693	-	4,352,912
Expenses:
Selling	4,018,196	-	-	4,018,196
General and administrative	2,132,119	44,727	-	2,176,846
Corporate expenses	-	-	359,246	359,246
Bad debts	44,509	-	-	44,509
Total expenses	6,194,824	44,727	359,246	6,598,797
(Loss) income from operations	(1,911,605)	24,966	(359,246)	(2,245,885)
Other income (expense):
Interest expense, net	(265,769)	(10,853)	(3,714)	(280,336)
Minority voting interest in net income of subsidiary	-	(5,936)	-	(5,936)
	(265,769)	(16,789)	(3,714)	(286,272)
(Loss) income from continuing operations before
provision (benefit) for income taxes	(2,177,374)	8,177	(362,960)	(2,532,157)
Provision for income taxes	16,887	295	-	17,182
(Loss) income from continuing operations	(2,194,261)	7,882	(362,960)	(2,549,339)
(Loss) income from discontinued operations, net of taxes	-	-	(33,754)	(33,754)
Net (loss) income	$ (2,194,261)	$ 7,882	$ (396,714)	$ (2,583,093)

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

16. Business Segment Information (continued):

	Transactional	Real Estate Rental and
	Marketing	Development	Other	Total
Balance Sheet Data as of December 31, 2005:
Current Assets:
Cash	$ 237,228	$ 112,262	$ 6,841	$ 356,331
Accounts receivable, net	238,289	-	-	238,289
Mortgage and note receivable	-	147,109	-	147,109
Inventories	631,818	-	-	631,818
Infomercial production costs	456,411	-	-	456,411
Deposits	172,633	-	-	172,633
Real estate held for sale	-	895,815	-	895,815
Other current assets	125,536	98,550	913	224,999
Assets of discontinued operations	-	-	327,089	327,089
Total current assets	1,861,915	1,253,736	334,843	3,450,494
Property and equipment, net	36,312	-	1,634	37,946
Restricted cash	-	67,355	-	67,355
Real estate held for rental, development and sale	-	4,295,474	-	4,295,474
Mortgage and note receivable	-	318,640	-	318,640
Deferred costs, net	-	173,790	-	173,790
Deferred tax asset, net	1,016,811	-	-	1,016,811
Goodwill	1,229,663	-	-	1,229,663
Total assets	$ 4,144,701	$ 6,108,995	$ 336,477	$ 10,590,173

Capital expenditures	$ 24,081	$ -	$ -	$ 24,081

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

16. Business Segment Information (continued):

Business segment information as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 follows:

			Real Estate
	Transactional	Retail	Rental and
	Marketing	Distribution	Development	Other	Total

Three months ended March 31, 2007 (unaudited):
Revenues	$ 6,744,541	$ 5,920,749	$ 149,997	$ -	$ 12,815,287
Cost of sales	2,553,468	3,148,078	-	-	5,701,546
Gross profit	4,191,073	2,772,671	149,997	-	7,113,741
Expenses:
Selling	3,871,511	365,114	-	-	4,236,625
General and administrative	434,385	426,632	105,674	-	966,691
Corporate expenses (includes non-cash
stock-based compensation of $162,436)	-	-	-	615,852	615,852
Depreciation and amortization	12,270	75,302	66,101	124,183	277,856
Bad debts	170,458	346	-	-	170,804
Total expenses	4,488,624	867,394	171,775	740,035	6,267,828
Income (loss) from operations	(297,551)	1,905,277	(21,778)	(740,035)	845,913

Other income (expense):
Interest expense, net	(161,296)	(111,443)	(71,248)	(9,845)	(353,832)
Minority voting interest in net loss of subsidiary	-	-	45,819	-	45,819
	(161,296)	(111,443)	(25,429)	(9,845)	(308,013)

Income (loss) from continuing operations before
provision (benefit) for income taxes	(458,847)	1,793,834	(47,207)	(749,880)	537,900
Provision (benefit) for income taxes	(1,518)	12,568	1,386	7,053	19,489
Income (loss) from continuing operations	(457,329)	1,781,266	(48,593)	(756,933)	518,411
(Loss) from discontinued operations,
net of taxes	-	-	-	(26,897)	(26,897)

Net income (loss)	$ (457,329)	$ 1,781,266	$ (48,593)	$ (783,830)	$ 491,514

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

16. Business Segment Information (continued):

			Real Estate
	Transactional	Retail	Rental and
	Marketing	Distribution	Development	Other	Total

Three months ended March 31, 2006 (unaudited):
Revenues	$ 3,669,339	$ -	$ 1,086,306	$ -	$ 4,755,645
Cost of sales	1,513,855	-	900,000	-	2,413,855
Gross profit	2,155,484	-	186,306	-	2,341,790
Expenses:
Selling	2,341,275	-	-	-	2,341,275
General and administrative	535,663	-	106,309	-	641,972
Corporate expenses (includes non-cash
stock-based compensation of $-0-)	-	-	-	261,736	261,736
Depreciation and amortization	96,893	-	59,919	259	157,071
Bad debts	14,043	-	-	-	14,043
Total expenses	2,987,874	-	166,228	261,995	3,416,097
(Loss) income from operations	(832,390)	-	20,078	(261,995)	(1,074,307)
Other income (expense):
Interest expense, net	(5,768)	-	(32,408)	(10,139)	(48,315)
Minority voting interest in net loss of subsidiary	-	-	(426)	-	(426)
	(5,768)	-	(32,834)	(10,139)	(48,741)
(Loss) from continuing operations before
provision for income taxes	(838,158)	-	(12,756)	(272,134)	(1,123,048)
Provision for income taxes	-	-	2,881	500	3,381
(Loss) from continuing operations	(838,158)	-	(15,637)	(272,634)	(1,126,429)
(Loss) from discontinued operations, net of taxes	-	-	-	(57,965)	(57,965)
Net (loss)	$ (838,158)	$ -	$ (15,637)	$ (330,599)	$ (1,184,394)

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

16. Business Segment Information (continued):

			Real Estate
	Transactional	Retail	Rental and
	Marketing	Distribution	Development	Other	Total

Balance Sheet Data as of March 31, 2007 (unaudited):
Current Assets:
Cash	$ 19,263	$ (30,671)	$ 22,781	$ 2,430	$ 13,803
Accounts receivable, net	498,636	2,790,229	-	-	3,288,865
Due from factor	115,843	617,328			733,171
Mortgage and note receivable	-	-	4,431	-	4,431
Inventories	987,731	1,251,139	-	-	2,238,870
Infomercial production costs	279,879	-	-	-	279,879
Deposits	303,262	518,689	-	-	821,951
Prepaid expenses	114,033	4,196		-	118,229
Due from Adsouth Partners, Inc.	-	-	-	150,000	150,000
Other current assets	-	-	27,588	9,067	36,655
Assets of discontinued operations	-	-	-	98,584	98,584
Total current assets	2,318,647	5,150,910	54,800	260,081	7,784,438
Property and equipment, net	125,252	116,652	-	504	242,408
Restricted cash	-	-	69,288	-	69,288
Real estate held for rental, development and sale	-	-	4,117,803	-	4,117,803
Mortgage and note receivable	-	-	313,210	-	313,210
Deferred costs, net of accumulated amortization	-	79,167	221,232	468,035	768,434
Deferred tax asset, net	1,016,811	-	-	-	1,016,811
Retail distribution network, net	-	1,869,089	-		1,869,089
Goodwill	1,231,048	-	-	-	1,231,048
Other	49,143	58,562	-	18,326	126,031
Total assets	$ 4,740,901	$ 7,274,380	$ 4,776,333	$ 746,946	$ 17,538,560
Capital expenditures	$ 26,559	$ 1,257	$ -	$ -	$ 27,816

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

17. Supplemental Financial Information

Selected Quarterly Financial Data (Unaudited)

	Quarter

	First	Second	Third	Fourth	Total
Year ended Decemebr 31, 2006
Total revenue	$ 4,755,645	$ 2,342,319	$ 5,301,999	$ 10,709,351	$ 23,109,314
Income (loss) from continuing operations	(1,126,429)	(1,364,089)	(431,457)	306,257	(2,615,718)
Income (loss) from discontinued operations	(57,965)	(46,410)	(39,154)	1,913	(141,616)
Net income (loss)	$ (1,184,394)	$ (1,410,499)	$ (470,611)	$ 308,170	$ (2,757,334)
Earnings (loss) per common share:
Income (loss) from continuing operations	$ (0.07)	$ (0.09)	$ (0.02)	$ 0.01	$ (0.15)
Income (loss) from discontinued operations	-	-	-	-	-
Basic and diluted income (loss) per common share	$ (0.07)	$ (0.09)	$ (0.02)	$ 0.01	$ (0.15)
Number of shares used in computation
of basic and diluted earnings (loss) per share	15,622,234	15,599,859	19,117,854	21,258,459	17,918,381
Year ended Decemebr 31, 2005
Total revenue	$ 3,603,646	$ 1,785,314	$ 1,233,478	$ 1,476,227	$ 8,098,665
Income (loss) from continuing operations	58,989	(428,183)	(915,276)	(1,264,869)	(2,549,339)
Income (loss) from discontinued operations	-	-	-	(33,754)	(33,754)
Net income (loss)	$ 58,989	$ (428,183)	$ (915,276)	$ (1,298,623)	$ (2,583,093)
Earnings (loss) per common share:
Income (loss) from continuing operations	$ 0.01	$ (0.04)	$ (0.08)	$ (0.10)	$ (0.23)
Income (loss) from discontinued operations	-	-	-	-	-
Basic and diluted income (loss) per common share	$ 0.01	$ (0.04)	$ (0.08)	$ (0.10)	$ (0.23)
Number of shares used in computation
of basic and diluted earnings (loss) per share	11,500,000	11,500,000	11,500,000	12,347,384	11,094,908

18.  Subsequent Events

Imbedded Derivative Liabilities

On March 5, 2007, Gottbetter irrevocably waived (a) the right to receive, upon conversion of the Notes, shares of VBI common stock in excess of the number of shares then authorized but unissued, and (b) the right in the event of a default on registration requirements, to purchase shares of VBI common stock pursuant to the 3,000,000 warrants issued for a price per share below $.37, as adjusted for any stock splits, recapitalization, reclassification or the like.

The Company believes that, by virtue of the waiver granted by Gottbetter on March 5, 2007, the Company achieved having sufficient authorized shares as of that date, resulting in the existing derivative liabilities being credited to equity at their then measured values.

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Line of Credit (Unaudited)

On June 4, 2007, the Company entered into a Loan and Security Agreement (the “BFI Agreement”) with BFI Business Finance (“Lender”).  Pursuant to the BFI Agreement, upon VBI’s request, Lender will loan the Company up to the lesser of (i) $5,000,000 or (ii) the Borrowing Base. The “Borrowing Base” is defined as (i) 85% of the gross face amount of the eligible accounts receivable of the Company’s Adsouth Marketing, LLC subsidiary (“ASM”), plus (ii) 30% of the current market cost of raw materials and finished goods that constitute ASM’s eligible inventory, not to exceed $1,000,000. Inclusion of eligible inventory in the calculation of Borrowing Base remains subject to Lender receiving a report and appraisal of inventory satisfactory to Lender.  VBI has guaranteed ASM’s obligations under the BFI Agreement pursuant to the General Continuing Guaranty executed by us in favor of Lender on June 4, 2007 (the “Guaranty”).

 Loans extended pursuant to the BFI Agreement will bear interest at a rate per annum of 2.0% above the higher of (i) the prime rate as reported in the western edition of the Wall Street Journal from time to time or (ii) 6.5%.  Upon the occurrence and during the continuance of an event of default (as defined below) the interest rate on amounts outstanding under the BFI Agreement will be increased three percentage points above the interest rate in effect immediately prior to such event of default.  Interest will be payable monthly in arrears and the Company is required to pay at least $7,500 a month in interest regardless of the amounts outstanding under the BFI Agreement at any particular time. The Company is required to pay an annual loan fee equal to 1% of the maximum amount of the credit line. The Company paid the annual loan fee of $50,000 at closing. In addition, there was approximately $28,000 of other closing costs paid in connection with the credit line.

VBI has granted Lender a security interest in all of its assets as security for obligations under the BFI Agreement.  The Company has also established a bank account in Lender’s name into which collections on accounts receivable and other collateral of ASM are deposited (the “Collateral Account”).  Pursuant to the deposit control account agreement between VBI and Lender with respect to the Collateral Account, Lender is entitled to sweep all amounts deposited into the Collateral Account and apply the funds to outstanding obligations under the BFI Agreement; provided that Lender is required to distribute to us any amounts remaining after payment of all amounts due under the BFI Agreement. To secure its obligations under the Guaranty, VBI has agreed to grant Lender, within 30 days of the date of the BFI Agreement, a blanket security interest in all of the Company’s assets pursuant to the Security Agreement executed by VBI in favor of Lender on June 4, 2007 (the “Security Agreement”).

The BFI Agreement imposes certain covenants on VBI, ASM and the Company’s Subsidiaries in its Transactional Marketing Business, which are included under the BFI Agreement, including covenants requiring VBI to (i) deliver financial statements and inventory and accounts payable reports to Lender; (ii) maintain certain minimum levels of insurance; (iii) make required payments under all leases; (iv) refrain from incurring additional debt in excess of $100,000; (v) maintain its corporate name, structure and existence; (vi) refrain from paying dividends; (vii) notify Lender in advance of relocating its premises; and (viii) refrain from substantially changing its management or business.

The BFI Agreement has an initial term of 12 months (the “Basic Term”) and thereafter shall automatically renew for successive 12 months periods (each a “Renewal Term”) so long as neither VBI nor Lender delivers written notice of its intention to terminate the BFI Agreement. During any Renewal Term, the BFI Agreement may be terminated by either party on at least 30 days prior written notice to the other party.  If Lender delivers notice that it intends to terminate the BFI Agreement, other than in connection with an event of default, the Company is entitled to a period of 90 days beyond the termination date in which to obtain replacement financing and/or repay amounts borrowed.  If the Agreement is terminated by VBI, there is a prepayment fee equal to the applicable minimum monthly interest payment multiplied by the number of months remaining in the applicable Basic Term or Renewal Term at the time of such termination; provided, however, that if Lender has not agreed to include inventory in the calculation of Borrowing Base, then VBI may terminate the BFI Agreement without incurring any prepayment fees.

The term “Event of Default” is defined under the BFI Agreement to include, among other things: a payment default; a material failure for VBI to perform other obligations under the BFI Agreement; a material adverse change in the Company’s business or the Lender’s security interest or prospect of repayment; insolvency; certain defaults under agreements with third parties; misrepresentations; unsatisfied judgments against the Company and termination of any guaranties.  Upon the occurrence and continuance of an Event of Default, Lender may, without notice or demand, declare all obligations under the BFI Agreement immediately due and payable and proceed against the collateral, among other rights and remedies.

VBI received an initial advance on June 6, 2007 in the amount of $830,433 upon the execution of the BFI Agreement (the “Initial Loan”). The proceeds of the Initial Loan were used to payoff obligations owed to Marquette Commerical Finance under a previous factoring agreement which was simultaneously terminated by ASM, as well as to pay fees associated with the close of the BFI Agreement.

Vertical Branding, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

A condition precedent to the Company’s ability to borrow money under the credit line was the entry by Gottbetter Capital Master, Ltd. (“Gottbetter”), holder of senior convertible notes issued by VBI in the aggregate amount of $5.775 million (the “Notes”) and a security interest in VBI’s assets, into subordination and intercreditor agreements acceptable to Lender.  Pursuant to the Notes, VBI permitted to grant a first priority lien on its assets in connection with a working capital line of credit of up to $3 million. In order to induce Gottbetter to enter into the subordination and intercreditor agreements for the $5 million line from Lender, VBI agreed to waive certain rights under the Notes.  In particular, VBI agreed that, in the event borrowing under the credit facility with Lender at any time exceeds $3 million, the Company will waive the right to redeem the Notes for an amount less than 130% of the face amount redeemed.  The Notes are currently redeemable by VBI at the greater of (i) 125% of the amount redeemed or (ii) the market value of the Notes on a converted basis, as determined under a formula provided in the Notes.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

The registrant’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of their fiduciary duty as directors.

In addition, the registrant’s bylaws provide for the indemnification of officers, directors and third parties acting on our behalf, to the fullest extent permitted by Delaware General Corporation Law, if our Board of Directors authorizes the proceeding for which such person is seeking indemnification (other than proceedings that are brought to enforce the indemnification provisions pursuant to the bylaws). The registrant maintains director and officer liability insurance.

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant’s executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933.

Item 25.

Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

Registration Fee	$2,000
Legal Fees and Expenses	$45,000
Accounting Fees and Expenses	$15,000
Miscellaneous	$5,000
Total	$67,000

Item 26.

Recent Sales of Unregistered Securities

On July 21, 2005, the registrant’s Board of Directors declared a stock split in the form of a 35% stock dividend on the shares of its common stock outstanding on August 8, 2005, the record date for shareholders who were entitled to receive thirty five one hundredths (.35) of a share of common stock, par value $.001 per share, for each one share of common stock owned of record on the close of business on August 8, 2005.  The following discussion gives effect to the stock split even if the transaction reported happened prior to the August 8, 2005.

In February 2003, the registrant’s Board of Directors authorized the issuance of $450,000 of Series B Bonds.  The Series B Bonds mature eighteen months after the issue date and may be extended for additional six month periods by mutual consent of the registrant and the individual bondholders.  Interest is payable monthly, and is calculated at a rate of prime plus 3% but not less than 9% per annum nor more than 15% per annum.  The rate of interest will be adjusted at the end of each calendar quarter.  Monthly interest-only payments are due through maturity.  The Series B Bonds may only be prepaid on 120 days prior written notice.  The registrant, at the option of the bondholders, may be required to prepay on 60 days prior written notice, up to an aggregate of $50,000 per bondholder per 60 day period.  The registrant relied on section 506 of the Securities Act of 1933 to issue the securities, inasmuch as the securities were sold without any form of general solicitation or general advertising and sales were made only to accredited investors.

On July 7, 2005, the registrant sold 33,678 shares of its treasury stock to its Chief Financial Officer, who was also a director.  The sales price was $0.75 per share.  The registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the registrant did not engage in general solicitation or advertising in making this offering and the offeree occupied an insider status relative to the registrant that afforded him effective access to the information registration would otherwise provide.

On July 25, 2005, the registrant sold 270,000 shares of its Common Stock to certain of its officers and directors.  The sale price was $0.74 per share.  The registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the registrant did not engage in general solicitation or advertising in making this offering and the offeree occupied an insider status relative to the registrant that afforded him effective access to the information registration would otherwise provide.

Between September and November 2005, the registrant completed two offerings consisting of secured promissory notes in the aggregate principal amount of $825,000 (the “Notes”) and warrants (the “Bridge Warrants”) to purchase in the aggregate amount 825,000 shares of Common Stock.  The Notes accrued interest at the annual rate of 10% and matured the earlier of (a) 6 months from the date of issuance or (b) the closing of the exchange of the registrant’s Common Stock for all of the issued and outstanding shares of Worldwide Excellence, Inc. (the “Stock Exchange”).  The holders of the Note were given the right to convert the Notes to shares of the registrant’s preferred stock at the conversion rate of $1.00 per share at the closing of the Stock Exchange.  Effective November 29, 2005, all of the noteholders, with the exception of one person, exercised their rights to convert.  The Bridge Warrants entitle the holders, for a period of three years; shares of Common Stock at a purchase price of $1.00 per share.  The Bridge Warrant holders are entitled to certain piggyback registration rights under the terms of the registration rights agreement between the holders and the registrant.  The registrant relied on section 506 of the Securities Act of 1933 to issue the securities, inasmuch as the securities were sold without any form of general solicitation or general advertising and sales were made only to accredited investors.

On November 29, 2005, the registrant issued 11,500,000 shares of Common Stock in exchange for all of the issued and outstanding shares of Worldwide Excellence, Inc.  The registrant issued an additional 710,000 shares of Common Stock and a warrant to purchase 150,000 shares of Common Stock to a consultant as a finder’s fee.  The warrant has a term of three years.  The warrant exercise price is $1.00 per share if purchased prior to November 29, 2006, at an exercise price of $1.25 per share if the exercise occurs after November 29, 2006 but on or before November 29, 2007 and $1.50 per share if purchased after that date.  The registrant also issued 35,000 shares of Common Stock to its legal counsel as compensation for services rendered in this transaction.  The registrant relied on section 506 of the Securities Act of 1933 to issue the Common Stock for the exchange, inasmuch as the securities were sold without any form of general solicitation or general advertising and sales were made only to accredited investors.  The registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities to the consultant and legal counsel, inasmuch as the securities were issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

On November 29, 2005, in conjunction with the acquisition of Worldwide Excellence, Inc., the registrant issued 500,000 shares of common stock to holders of promissory notes having an aggregate value of $500,000. These shares include: (i) 100,000 shares to a director and officer in consideration for the conversion of certain promissory notes having an aggregate value of $100,000; (ii) 75,000 shares to a director in consideration for the conversion of certain promissory notes having an aggregate value of $75,000;  and (iii) 325,000 shares to other non-related parties for the conversion of certain promissory notes having an aggregate value of $325,000.  The registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities inasmuch as the securities were issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

On November 29, 2005, also in conjunction with the acquisition of Worldwide Excellence, Inc., the registrant issued four warrants covering a total of 264,000 shares of Common Stock.  The warrants were issued to four individuals who agreed to convert debt to equity, or who extended credit terms to the registrant.  The warrants each have a term of three years.  Two of the warrants, covering a total of 139,000 shares, may be exercised for $1.00 per share if exercised before November 29, 2006, and for $1.50 per share if exercised thereafter.  A warrant covering 80,000 shares may be exercised for $1.00 per share.  The final warrant, covering 45,000 shares, may be exercised for $1.00 per share before November 29, 2006, for $1.25 per share after November 29, 2006 but before November 29, 2007, and for $1.50 per share thereafter.  The registrant relied on section 4(2) of the Securities Act of 1933 to issue the securities, inasmuch as the securities were issued without any form of general solicitation or general advertising and the acquirers were accredited investors.

In conjunction with the acquisition of Worldwide Excellence, Inc., the registrant issued a warrant to purchase 275,000 shares of Common Stock to a consultant.  The warrant has a term of three years at an exercise price of $1.00 per share

During November and December 2005, the registrant sold units consisting of shares of Series A Convertible Preferred Stock and warrants to purchase shares of Common Stock to various accredited investors.  The registrant sold 1,205,000 shares of Series A Convertible Preferred Stock that may be converted into 2,410,000 shares of Common Stock and warrants that will allow the holders of the Series A Convertible Preferred Stock to purchase 1,205,000 shares of Common Stock. The warrants have a term of three years.  The warrants may be exercised for $1.00 per share if exercised before November 29, 2006, and for $1.50 per share if exercised thereafter.  The registrant relied on section 506 of the Securities Act of 1933 to issue the securities, inasmuch as the securities were sold without any form of general solicitation or general advertising and sales were made only to accredited investors.

On February 10, 2006, $100,000 of Series B Bonds were converted into 100,000 shares of our common stock. In accordance with terms of the Acquisition Agreement, which closed on November 29, 2005, the Series B Bondholders have the right to convert their Bonds into common stock at the rate of $1 per share. There were no expenses in connection with this conversion. This issuance was made pursuant to the exemption from registration provided by section 4(2) and Regulation D of the Securities of 1933.

On April 3, 2006, we issued to a consultant, three-year warrants to purchase 10,000 shares of our common stock. The warrants have an exercise price of $0.50 per share. The issuances were made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

On July 27, 2006, we issued two warrants for consulting services a total of 340,000 shares of our common stock valued at $204,000. Under a subsequent agreement, on November 15, 2006, 41,250 of these shares were returned to us. Additionally, one of the consultants received three-year warrants to purchase 75,000 shares of our common stock. The warrants have an exercise price of $0.80 per share. The issuances were made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

On August 2, 2006, we closed a financing transaction in which we sold 10% secured convertible notes (the “Notes”) to Gottbetter Capital Finance, LLC (“Gottbetter”) to raise $5,775,400 pursuant to a Securities Purchase Agreement dated thereof (the “Securities Purchase Agreement”). We received $2,887,700 upon closing and received another $2,887,700 on the date the registration statement was filed pursuant to a Investors Registration Rights Agreement dated July 31, 2006 thereof between the Company and Gottbetter (the “Registration Rights Agreement”). The Notes mature on July 31, 2009. The Notes are convertible from time to time into our common stock by Gottbetter at the price per share equal eighty percent (80%) of the average of the two lowest volume weighted average prices of our common stock, as quoted by Bloomberg, LP, for the twenty-five (25) trading days immediately preceding the conversion date but in no event lower than a floor price of $0.69 (the “Conversion Price”).  We have an option to redeem a portion or all of the outstanding principle convertible Notes with the redemption price being the greater of (i) one hundred and twenty-five percent (125%) of the face amount redeemed plus accrued interest and (ii) eighty percent (80%) of the (x) product of the remaining conversion amount divided by the Conversion Price (not less than a $1.00) in effect on the trading day before our redemption notice is sent and (y) the closing sale price on the trading day before our redemption notice is sent. Gottbetter also received a five-year warrant to purchase 3,000,000 shares of common stock at an exercise price of $0.75 per share (the “Warrant”). The issuances were made pursuant to the exemption from registration provided by Regulation D of the Securities Act of 1933.

On August 1, 2006, we closed our purchase of certain assets from Adsouth Partners, Inc. pursuant to an asset purchase agreement.  We, through a newly formed subsidiary, Adsouth Marketing LLC, acquired assets comprising Adsouth's consumer products division and assumed certain liabilities.

The purchase price for the assets included a cash and stock component. The stock component of the purchase price was paid by issuance of 5.5 million shares of our common stock (the “Adsouth Shares”), 750,000 shares of which are being held in escrow to satisfy potential indemnification obligations of Adsouth.  The issuances of the promissory note to Adsouth and the Adsouth Shares were made pursuant to the exemption from registration provided by Regulation D of the Securities Act of 1933.

On September 19, 2006, we entered into an investor relations consulting agreement with an expiration date of September 30, 2007. Under the terms of the agreement, a portion of the compensation is payable at the rate if $7,500 per month in our unregistered, restricted common stock. The stock is to be issued in advance quarterly installments, within five business days of the beginning of each calendar quarter. The number of shares to issues is based on the volume weighted average price (“VWAP”) for VBI’s common stock during the ten trading days prior to the end of the preceding calendar quarter. As of the September 30, 2006, the calculation of the VWAP resulted in a per share price of $.56. In October 2006, the Company issued 40,179 shares of common stock as payment for the fee, which covered the period from October 1, 2006 through December 31, 2006. In January 2007, we issued 30,000 shares of common stock as payment for the fee, which cover the period from January 1, 2007 through March 31, 2007.  In April 2007, we issued 25,000 shares of common stock as payment for the fee, which covers the period from April 1, 2007 through June 30, 2007.  The issuances were made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

On December 1, 2006, pursuant to an employment agreement, we issued 100,000 shares of our common stock valued at $60,000. The shares vest ratably over a 25 month period. The issuances were made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

Conversion of Preferred Stock

On December 18, 2006, one of the Series A preferred stockholders converted 93,791 shares of preferred stock into 187,582 shares of our common stock. From January 1, 2007 through June 15, 2007, five Series A preferred stockholders converted an aggregate of 161,209 shares of Series A preferred stock into 322,418 shares of common stock. The issuances were made pursuant to the exemption from registration provided by Section 4(2) and Regulation D of the Securities Act of 1933.

Item 27.

Exhibits

(a) Exhibits.

The exhibits filed with this registration statement or incorporated herein by reference are set forth on the Exhibit Index set forth elsewhere herein.

(b) Financial Statement Schedules.

Schedules filed with this registration statement are set forth on the Index to Financial Statements set forth elsewhere herein.

Item 28.

Undertakings

(a) The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered that remains unsold at the termination of the offering.

4. Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

6. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering there. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on July 3, 2007.

VERTICAL BRANDING, INC.
By: /s/ Nancy Duitch
Nancy Duitch
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of Vertical Branding, Inc. hereby constitutes and appoints Nancy Duitch, his attorney-in-fact and agent, with full power of substitution and resubstitution for her in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the shares of Common Stock under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent or her substitute may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

3
Name	Title	Date

/s/ Jeffrey S. Edell*	Chairman	July 3, 2007
Jeffrey S. Edell
/s/ Nancy Duitch	Chief Executive Officer and Director (Principal Executive Officer)	July 3, 2007
Nancy Duitch
/s/ Alan Gerson*	President, Chief Operating Officer, and Director	July 3, 2007
Alan Gerson
/s/ Roger Burlage*	Director	July 3, 2007
Roger Burlage

/s/ Victor Imbimbo*	Director	July 3, 2007
Victor Imbimbo

/s/ Victor Brodsky	Vice President, Chief Financial Officer, and Secretary (Principal Accounting Officer)	July 3, 2007
Victor Brodsky

*Signed by attorney-in-fact

EXHIBIT LIST

Exhibit No.	Exhibit	Method of Filing

3.1	Certificate of Amendment of Certificate of Incorporation dated August 8, 2000.	Incorporated by reference to Exhibit 3.1 to the Company’s Form 10 dated September 29, 2000.

3.2	Amended and Restated Bylaws.	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed August 2, 2006.

3.3	Form of Certificate of Determination of Series A Preferred.	Incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form SB-2 filed on September 14, 2006.

3.4	1st Amendment to Amended Certificate of Incorporation dated October 30, 2006.	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed November 2, 2006.

4.1	Form of Worldwide Excellence, Inc. Warrant, Commencement Date-November 29, 2005.	Incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed April 17, 2006.

4.2	Form of MFC Development Corp. Warrant, Commencement Date-November 29, 2005.	Incorporated by reference to Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed April 17, 2006.

4.3	Form of Bridge Loan Warrant August 2005.	Incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form SB-2 filed September 14, 2006.

4.4	Form of Bride Loan Warrant October 2005.	Incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form SB-2 filed September 14, 2006.

4.5	Registration Rights Agreement, dated as of July 31, 2006, between the Company and Gottbetter Capital Finance, LLC.	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated August 2, 2006, filed August 7, 2006.

4.6	Warrant, dated as of July 31, 2006, by the Company for the benefit of Gottbetter Capital Finance, LLC.	Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K dated August 2, 2006, filed August 7, 2006.

4.7	2006 Equity Incentive Plan.	Incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form S-8 filed February 2, 2007

5.1	Opinion of Richardson & Patel LLP.	Filed herewith.

10.1	Employment Agreement dated as of April 1, 2004 of Jeffrey S. Edell.	Incorporated by reference to Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed April 17, 2006.

10.2	Employment Agreement dated as of April 1, 2004 of Nancy Duitch.	Incorporated by reference to Exhibit 10.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed April 17, 2006.

10.3	Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Financing Statement by Gateway Granby, LLC as mortgagor and CMR Mortgage Fund II, LLC as mortgagee.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 19, 2006.

10.4	Pledge and Security Agreement by the Company to Lestar Partners, LLC as nominee and escrow agent for the other Class A members of Gateway Granby, LLC.	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed July 19, 2006.

10.5	Employment Agreement dated as of July 15, 2006 of Alan Gerson.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed July 20, 2006.

10.6	2006 Equity Incentive Plan.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed August 2, 2006.

10.7	Securities Purchase Agreement, dated as of July 31, 2006, between the Company and Gottbetter Capital Finance, LLC.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 2, 2006, filed August 7, 2006.

10.8	Senior Secured Convertible Promissory Note, dated as of July 31, 2006, between the Company and Gottbetter Capital Finance, LLC.	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated August 2, 2006, filed August 7, 2006.

10.9	Security Agreement, dated as of July 31, 2006, between the Company and Gottbetter Capital Finance, LLC.	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K dated August 2, 2006, filed August 7, 2006.
10.10	Transition Services Agreement Jeffrey Edell dated June 2006.	Incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form SB-2 filed on September 14, 2006.

10.11	Asset Purchase Agreement June 22, 2006 by and between the Company and Adsouth Partners, Inc., Adsouth, Inc., and Dermafresh, Inc.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated August 7, 2006, filed August 7, 2006.

10.12	Convertible Note dated August 1, 2006 between the Company and Adsouth Partners, Inc.	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K dated August 7, 2006, filed August 7, 2006.

10.13	Option Agreement by and between Adsouth Partners, Inc. and the Company.	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K dated August 7, 2006, filed August 7, 2006.

10.14	Office Lease as of July 20, 2006 by and between Arden Realty Finance IV, LLC and Worldwide Excellence, Inc.	Incorporated by reference to Exhibit 10.12 to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006, filed August 21, 2006.

10.15	Promissory Note dated December 8, 1997 (Granby).	Incorporated by reference to Exhibit 10.15 to the Company’s Registration Statement on Form SB-2 filed September 14, 2006.

10.16	Form of Series A Bond of Medical Financial Corp.	Incorporated by reference to Exhibit 10.16 to the Company’s Registration Statement on Form SB-2 filed September 14, 2006.

10.17	Form of Series B Bond of Medical Financial Corp.	Incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form SB-2 filed September 14, 2006.

10.18	Form of Non-statutory Option Agreement	Incorporated by reference to Exhibit 10.17 to the Company’s Registration Statement on Form SB-2 filed September 14, 2006.

10.19	Form of Consultant Warrant.	Incorporated by reference to Exhibit 10.19 to the Company’s Registration Statement on Form SB-2 filed September 14, 2006.

10.20	Consulting Agreement of RB&AJ Associated Holdings dated June 27, 2006.	Incorporated by reference to Exhibit 10.20 to the Company’s Registration Statement on Form SB-2 filed September 14, 2006.

10.21	Demand Promissory Note.	Incorporated by reference to Exhibit 10.21 to the Company’s Registration Statement on Form SB-2 filed September 14, 2006.

10.22	Acquisition Agreement dated July 29, 2005 by and between the Company and World Wide Excellence, Inc.	Incorporated by reference to Exhibit 9.01 to the Company’s Current Report on Form 8-K filed August 3, 2005.
10.23	Promissory Note by Gateway Granby, LLC as maker and CMR Mortgage Fund II, LLC.	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed July 19, 2006.

10.24	Demand Note between Adsouth Partners, Inc. and HDK Funding dated December 20, 2005	Incorporated by reference to Exhibit 10.24 to the Company’s Registration Statement on Form SB-2 filed September 14, 2006.

10.25	Consulting Agreement of Castlebridge Enterprises dated June 15, 2005	Incorporated by reference to Exhibit 10.25 to the Company’s Registration Statement on Form SB-2 filed September 14, 2006.

10.26	Senior Secured Convertible Promissory Note, dated as of September 18, 2006, by and between the Company and Gottbetter Capital Master, Ltd.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed September 21, 2006.

10.27	Account Transfer and Purchase Agreement, dated as July 13, 2006, by and between Marquette Commercial Finance, Inc. and Adsouth Marketing, LLC.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed November 14, 2006.

10.28	Limited Guaranty, dated July 13, 2006, by and between the Company and Marquette Commercial Finance, Inc.	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed November 14, 2006.

10.29	Limited Guaranty, dated November 8, 2006, by and among Nancy Duitch, Alan Gerson and Marquette Commercial Finance, Inc.	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed November 14, 2006.

10.30	Release of Security Interest and Subordination Agreement, dated October 17, 2006, by and between Marquette Commercial Finance, Inc. and Gottbetter Capital Master, Ltd.	Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed November 14, 2006.

10.31	Joint Marketing Agreement, dated as of September 19, 2006, by and among the Company, Red Chip Companies, Inc. and Aurelius Consulting Group	Incorporated by reference to Exhibit 10.21 to the Company’s Quarterly Report on Form 10-QSB filed November 20, 2006.

10.32	Receivables Purchase Agreement, dated November 9, 2006, by and between the Company and Monterey Financial Services, Inc.	Incorporated by reference to Exhibit 10.31 to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006, filed April 9, 2007.

10.33	Loan and Security Agreement entered June 4, 2007 by and between Adsouth Marketing, LLC, Worldwide Excellence, Inc. and Subsidiaries, and BFI Business Finance	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 8, 2007.

10.34	General Continuing Guaranty entered June 4, 2007 by and between Vertical Branding, Inc. and BFI Business Finance.	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed June 8, 2007.

10.35	Security Agreement entered June 4, 2007 by and between Vertical Branding, Inc., and BFI Business Finance.	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed June 8, 2007.

21.1	Subsidiaries of the Company.	Incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement on Form SB-2 filed September 14, 2006.

23.1	Consent of Holtz Rubenstein Reminick LLP, Certified Public Accountants.	Filed herewith.

23.2	Consent of Richardson & Patel, LLP.	Included in Exhibit 5.1.